Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

NUSTAR ENERGY L.P.

RIVERWALK LOGISTICS, L.P.

NUSTAR GP, LLC

MARSHALL MERGER SUB LLC

RIVERWALK HOLDINGS, LLC

and

NUSTAR GP HOLDINGS, LLC

Dated as of February 7, 2018

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ii

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 7, 2018 (this “Agreement”), is entered into by and among NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), Riverwalk Logistics, L.P., a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), NuStar GP, LLC, a Delaware limited liability company and the general partner of the General Partner (“NuStar GP”), Marshall Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership (“Merger Sub”), NuStar GP Holdings, LLC, a Delaware limited liability company (“NSH”) and Riverwalk Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of NSH (“Riverwalk Holdings” and together, with the Partnership, the General Partner, NuStar GP, Merger Sub and NSH, the “Parties” and each, a “Party”).

WITNESSETH:

WHEREAS, the Conflicts Committee (the “NSH Conflicts Committee”) of the Board of Directors of NSH (the “NSH Board”), by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are advisable, fair and reasonable to, and in the best interests of NSH and the NSH Unaffiliated Unitholders (as defined herein), (b) approved this Agreement and the transactions contemplated hereby, including the business combination provided for herein pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into NSH (the “Merger”), with NSH being the surviving entity (the “Surviving Entity”), such that following the Merger, the Partnership will be the sole member of the Surviving Entity and the Surviving Entity will be the sole member of NuStar GP (the foregoing determination and approval constituting NSH Special Approval as defined herein) and (c) recommended to the NSH Board the approval of this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, upon the receipt of such NSH Special Approval and recommendation of the NSH Conflicts Committee, at a meeting duly called and held, the NSH Board approved this Agreement and the transactions contemplated hereby, including the Merger, directed this Agreement be submitted to a vote of the members of NSH at a special meeting of the members of NSH and recommended that the members of NSH approve this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Nominating/Governance & Conflicts Committee (“NuStar GP Conflicts Committee”) of the Board of Directors of NuStar GP (the “NuStar GP Board”), by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are advisable, fair and reasonable to, and in the best interests of the Partnership and the Partnership Unaffiliated Unitholders (as defined herein), (b) approved this Agreement and the transactions contemplated hereby, including the Merger, the issuance of the Merger Consideration (as defined herein) and the adoption of the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership, in the form attached hereto as Annex A (the “Amended and Restated Partnership Agreement”) (the foregoing determination and approval constituting Partnership Special Approval (as defined herein)), and (c) recommended to the NuStar GP Board the approval of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, the issuance of the Merger Consideration and the adoption of the Amended and Restated Partnership Agreement;

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WHEREAS, upon the receipt of such Partnership Special Approval and recommendation of the NuStar GP Conflicts Committee, at a meeting duly called and held, the NuStar GP Board approved this Agreement and the transactions contemplated hereby, including the Merger, the issuance of the Merger Consideration and the adoption of the Amended and Restated Partnership Agreement;

WHEREAS, as an inducement to the Partnership and Merger Sub to enter into this Agreement, prior to or concurrently with the execution and delivery of this Agreement: (1) William E. Greehey (“Mr. Greehey”) and WLG Holdings, LLC, a Texas limited liability company (“WLG Holdings” and together with Mr. Greehey, “Greehey”) have entered into the Support Agreement pursuant to which they have agreed to vote their NSH Units in favor of this Agreement and the transactions contemplated hereby, including the Merger and (2) each individual who is a party to a Change of Control Severance Agreement entered into among the Partnership, NuStar Services Company LLC and such individual has executed a waiver or amendment thereto such that the transactions contemplated hereby, including the Merger, would not be deemed to cause a Change of Control, as such term is defined in each such Change of Control Severance Agreement or otherwise in any equity incentive plan maintained by any of the Parties to this Agreement under which any such individual holds equity-based awards;

WHEREAS, prior to or concurrently with the execution of this Agreement, the equity incentive plans maintained by the Parties to this Agreement were amended such that the transactions contemplated hereby, including the Merger would not be deemed to cause a Change of Control, as such term is defined in each such incentive plan; and

WHEREAS, the Parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1    Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Proposal” shall mean any proposal or offer from or by any Person other than the Partnership, the General Partner, NuStar GP, Riverwalk Holdings, and Merger Sub relating to (i) any direct or indirect acquisition of (A) more than 20% of the assets of NSH and its Subsidiaries, taken as a whole, (B) more than 20% of the voting power or the outstanding equity securities of NSH or (C) a business or businesses that constitute more than 20% of the cash flow, net revenues, net income or assets of NSH and its Subsidiaries, taken as a whole; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning more than 20% of the voting power or the outstanding

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equity securities of NSH; or (iii) any direct or indirect merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving NSH or its Subsidiaries, other than the Merger.

“Action” shall have the meaning set forth in Section 6.11(a).

“Affiliate” shall have the meaning set forth in Rule 405 of the Securities Act, except, in the case of NSH, the Partnership shall not be deemed to be an Affiliate of NSH unless otherwise expressly stated herein, and, in the case of NSH, Greehey shall be deemed an Affiliate of NSH.

“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement and Plan of Merger.

“Amended and Restated NuStar GP LLC Agreement” shall mean the Second Amended and Restated Limited Liability Company Agreement of NuStar GP, in the form attached hereto as Annex B.

“Amended and Restated Partnership Agreement” shall have the meaning set forth in the Recitals to this Agreement; provided, however, that such form may be revised after the date hereof by the General Partner without the consent of any other person or entity to make any changes that are necessary or advisable in connection with the authorization of issuance of the class or series of partnership securities of the Partnership described in Section 1.1 of the Partnership Disclosure Schedule.

“Award” shall mean a grant of one or more Restricted Common Units pursuant to the Partnership LTIP.

“Book-Entry Units” shall have the meaning set forth in Section 3.1(c).

“Business Day” shall mean any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of San Antonio, Texas.

“Certificate of Merger” shall have the meaning set forth in Section 2.1(b).

“Certificated Unit” shall have the meaning set forth in Section 3.1(c).

“Claim” shall have the meaning set forth in Section 6.11(a).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Unit Price” shall mean the average of the volume weighted average price of the Common Units on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Partnership and NSH in good faith) on each of the five consecutive trading days ending on the trading day that is two trading days prior to the Closing Date.

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“Common Units” means common units representing limited partner interests in the Partnership.

“Compensation and Benefit Plan” shall mean all material bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee unit ownership, unit bonus, unit purchase, restricted unit and unit option plans, all employment or severance contracts, all medical, dental, disability, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any applicable “change of control” or similar provisions in any plan, contract or arrangement maintained or contributed to for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing, including all “employee benefit plans” as defined in ERISA Section 3(3).

“Confidentiality Agreement” shall mean a confidentiality agreement of the nature generally used in similar circumstances, as determined by NSH in its reasonable business judgment; provided, however, that such Confidentiality Agreement shall (i) have a term of not less than one year, (ii) provide that all Non-Public Information be protected as confidential information thereunder, subject to customary exceptions, and (iii) provide that the Partnership is a third-party beneficiary with respect to any breach thereof involving Non-Public Information of the Partnership; provided further, that NSH may amend or waive the terms of such Confidentiality Agreement in its discretion, except that the Partnership (acting with the consent of the NuStar GP Conflicts Committee) shall have the right to approve or consent to any amendment or waiver (a) that would have the effect of causing any Non-Public Information of the Partnership that is protected as confidential information under the Confidentiality Agreement not to be protected as confidential information under the Confidentiality Agreement or to be protected for a shorter amount of time or (b) of the Partnership’s ability to enforce its rights as a third-party beneficiary to the provisions described above.

“Courts” shall have the meaning set forth in Section 9.10.

“Disclosure Schedules” shall have the meaning set forth in the introductory paragraph to Article V.

“DLLCA” shall mean the Delaware Limited Liability Company Act, 6 Del.C. §18-101 et seq.

“DRULPA” shall mean the Delaware Revised Uniform Limited Partnership Act, 6 Del.C. §17-101 et seq.

“Effective Time” shall have the meaning set forth in Section 2.1(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

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“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” shall mean such entity as may be selected by the Partnership subject to the reasonable approval of NSH.

“Exchange Fund” shall have the meaning set forth in Section 3.3(a).

“Existing Units” shall have the meaning set forth in Section 5.2(a). In the event of a unit split, unit distribution, or any change in the Common Units by reason of any split-up, reverse unit split, recapitalization, combination, reclassification, exchange of units or the like, the term “Existing Units” shall be deemed to refer to and include such units as well as all such unit distributions and any securities into which or for which any or all of such units may be changed or exchanged or which are received in such transaction.

“Expenses” shall have the meaning set forth in Section 9.1(f).

“Fair Market Value” shall mean the closing sales price of a Common Unit on the NYSE on the applicable date (or if there is no trading in the Common Units on such date, on the immediately preceding date on which there was trading). If Common Units are not publicly traded at the time a determination of fair market value is made, then for purposes of determining the fair market value of an Award, the determination shall be made in good faith by the Compensation Committee of the Board of Directors of NuStar GP through the reasonable application of a reasonable valuation method.

“General Partner” shall have the meaning set forth in the introductory paragraph to this Agreement.

“General Partner Certificate of Limited Partnership” shall mean the certificate of limited partnership of the General Partner as filed with the Delaware Secretary of State on June 5, 2000, as amended.

“Governmental Authority” shall mean any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator in any case that has jurisdiction over NSH or the Partnership, as the case may be, or any of their respective properties or assets.

“GP Interest” shall mean the 2.0% ownership interest of the General Partner in the Partnership having the rights and obligations specified with respect to the general partner interest in the Partnership Agreement.

“GP LP Agreement” shall mean the First Amended and Restated Limited Partnership Agreement of the General Partner, dated as of April 16, 2001, as amended from time to time.

“Greehey” shall have the meaning set forth in the Recitals to this Agreement.

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“Incentive Distribution Rights” shall have the meaning set forth in the Partnership Agreement.

“Indemnification Expenses” shall have the meaning set forth in Section 6.11(a).

“Indemnified Parties” shall have the meaning set forth in Section 6.11(a).

“Indemnitees” shall have the meaning set forth in the NSH LLC Agreement.

“Intervening Event” means any material change, effect, event or occurrence that first occurs, arises or becomes known to NSH or the NSH Board after the date of this Agreement, which change, effect, event or occurrence becomes known to the NSH Board prior to receipt of the NSH Unitholder Approval; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal (other than any Acquisition Proposal that includes a Partnership Acquisition Proposal and that would constitute a Superior Proposal but for the consent of the NuStar GP Conflicts Committee being unreasonably withheld) constitute an Intervening Event.

“Law” shall mean any law, rule, regulation, directive, ordinance, code, governmental determination, guideline, judgment, order, treaty, convention, governmental certification requirement or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority.

“Lien” shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Material Adverse Effect” shall mean, with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect:    (a) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates (including changes, effects, events or occurrences generally affecting the prices of commodities); (b) changes in any Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (c) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other acts of God; (d) any change in the market price or trading volume of the securities of such Person (it being understood and agreed that the foregoing shall not preclude any other Party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (e) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other Party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such

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change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (f) any legal proceedings commenced by or involving any current or former holder of equity interests in NSH or NS (on their own or on behalf of NSH or NS, respectively) arising out of or related to this Agreement or the transactions contemplated hereby; (g) the execution, announcement or pendency of this Agreement or the consummation of the transactions contemplated hereby or of a reduction in the quarterly distribution of the Partnership or NSH; and (h) with regard to NSH, any Material Adverse Effect on the Partnership or any of its Subsidiaries; provided, that, in the case of clauses (a), (b), or (c), the impact on such Party is not materially disproportionately adverse as compared to others in the industry.

“Merger” shall have the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Merger Sub” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Merger Sub Certificate of Formation” shall mean the certificate of formation of Merger Sub as filed with the Delaware Secretary of State on February 7, 2018, as amended from time to time.

“Merger Transactions” shall mean, collectively, the issuance of the Merger Consideration, and the adoption of the Amended and Restated Partnership Agreement and the Amended and Restated NuStar GP LLC Agreement.

“Mr. Greehey” shall have the meaning set forth in the Recitals to this Agreement.

“New Common Units” shall have the meaning set forth in Section 3.1(b).

“Non-Public Information” shall have the meaning set forth in Section 6.6(b).

“Notice of Proposed Recommendation Change” shall have the meaning set forth in Section 6.6(c).

“NS Preferred Units” shall mean the Series A Preferred Units, the Series B Preferred Units and the Series C Preferred Units.

“NSH” shall have the meaning set forth in the introductory paragraph to this Agreement.

“NSH Board” shall have the meaning set forth in the Recitals to this Agreement.

“NSH Certificate of Formation” shall mean the certificate of formation of NSH as filed with the Delaware Secretary of State on June 6, 2000, as amended.

“NSH Change in Recommendation” shall have the meaning set forth in Section 6.6(c).

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“NSH Conflicts Committee” shall have the meaning set forth in the Recitals to this Agreement.

“NSH Director Designees” shall have the meaning set forth in Section 6.17.

“NSH Disclosure Schedule” shall have the meaning set forth in the introductory paragraph to Article V.

“NSH LLC Agreement” shall mean the Second Amended and Restated Limited Liability Company Agreement of NSH (formerly known as Valero GP Holdings, LLC ), dated as of July 19, 2006, as amended by Amendment No. 1 thereto, dated effective as of November 3, 2017, and as it may be further amended from time to time.

“NSH LTIP” shall mean the NuStar GP Holdings, LLC Long-Term Incentive Plan, amended and restated as of April 1, 2007, as amended.

“NSH Meeting” shall have the meaning set forth in Section 6.2(a).

“NSH Recommendation” shall have the meaning set forth in Section 6.2(c).

“NSH Restricted Unit” shall have the meaning set forth in Section 3.5(a)(i).

“NSH Special Approval” means “Special Approval” as defined in the NSH LLC Agreement.

“NSH Termination Fee” shall have the meaning set forth in Section 9.1(g).

“NSH Unaffiliated Unitholders” means the NSH Unitholders, other than Greehey and any other Affiliates of NSH.

“NSH Unitholder Approval” shall have the meaning set forth in Section 7.1(a).

“NSH Unitholders” means holders of NSH Units.

“NSH Units” shall have the meaning ascribed to “Units” in the NSH LLC Agreement.

“NuStar GP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“NuStar GP Board” shall have the meaning set forth in the Recitals to this Agreement.

“NuStar GP Certificate of Formation” shall mean the certificate of formation of NuStar GP as filed with the Delaware Secretary of State on December 7, 1999, as amended.

“NuStar GP Conflicts Committee” shall have the meaning set forth in the Recitals to this Agreement.

“NuStar GP LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of NuStar GP (formerly known as Shamrock Logistics GP, LLC), dated as

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of June 5, 2000, as amended by the First Amendment thereto, effective as of December 31, 2001, as further amended by the Second Amendment thereto, effective as of June 1, 2006, as further amended by the Third Amendment thereto, dated as of July 29, 2016 and effective as of March 21, 2007.

“NYSE” shall mean the New York Stock Exchange.

“Partnership” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Partnership Acquisition Proposal” shall mean any proposal or offer from or by any Person other than NSH and its Subsidiaries relating to (i) any direct or indirect acquisition of (A) more than 50% of the assets of the Partnership and its Subsidiaries, taken as a whole, (B) more than 50% of the outstanding equity securities of the Partnership or (C) a business or businesses that constitute more than 50% of the cash flow, net revenues, net income or assets of the Partnership and its Subsidiaries, taken as a whole; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning more than 50% of the outstanding equity securities of the Partnership; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership other than the Merger; provided, however, that for the avoidance of doubt, an Acquisition Proposal involving the direct or indirect transfer or acquisition of NSH’s interest in NuStar GP, the Incentive Distribution Rights, Riverwalk Holdings and/or the Common Units held by NSH shall not constitute a Partnership Acquisition Proposal.

“Partnership Agreement” shall mean the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 30, 2017, as may be amended from time to time.

“Partnership Certificate of Limited Partnership” shall mean the certificate of limited partnership of the Partnership as filed with the Delaware Secretary of State on December 7, 1999, as amended.

“Partnership Disclosure Schedule” shall have the meaning set forth in the introductory paragraph to Article V.

“Partnership LTIP” shall mean the NuStar GP, LLC Fifth Amended and Restated 2000 Long-Term Incentive Plan, amended and restated as of January 28, 2016, as amended.

“Partnership Special Approval” means “Special Approval” as defined in the Partnership Agreement.

“Partnership Unaffiliated Unitholders” means the Partnership Unitholders, other than Greehey, NSH, NuStar GP, the General Partner, Riverwalk Holdings and their respective Affiliates.

“Partnership Unitholders” means the holders of Common Units.

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“Party” or “Parties” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Proxy Statement” shall have the meaning set forth in Section 6.3(a).

“Receiving Party” shall have the meaning set forth in Section 6.6(a).

“Registration Statement” shall have the meaning set forth in Section 6.3(a).

“Regulatory Authorities” shall mean any federal or state governmental agency or court or authority or other body.

“Representatives” shall mean with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Restricted Common Unit” shall mean a phantom unit granted under the Partnership LTIP that is equivalent in value to a Common Unit, and which, upon or following vesting, entitles the Person granted an Award under the Partnership LTIP to receive one Common Unit or its Fair Market Value in cash, whichever is determined by the Compensation Committee of the Board of Directors of NuStar GP.

“Rights” shall mean, with respect to any Person, securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, equity securities of such Person.

“Riverwalk Holdings” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Riverwalk Holdings Certificate of Formation” shall mean the certificate of formation of Riverwalk Holdings as filed with the Delaware Secretary of State on January 25, 2006, as amended.

“Riverwalk Holdings LLC Agreement” shall mean the Second Amended and Restated Limited Liability Company Agreement of Riverwalk Holdings, dated as of April 11, 2007, as may be amended from time to time

“SEC” shall mean the Securities and Exchange Commission.

“SEC Documents” shall have the meaning set forth in Section 5.7.

“Securities Act” means the Securities Act of 1933, as amended.

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“Series A Preferred Units” shall mean the 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units issued by the Partnership.

“Series B Preferred Units” shall mean the 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units issued by the Partnership.

“Series C Preferred Units” shall mean the 9.00% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units issued by the Partnership.

“Subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act, except, in the case of NSH, neither the Partnership nor any of its Subsidiaries shall be deemed to be a Subsidiary of NSH.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal (except that references to 20% within the definition of “Acquisition Proposal” shall be replaced by “50%”) made by a third party on terms that the NSH Board determines, in its good faith judgment and after consulting with its financial advisor and outside legal counsel, and taking into account the financial, legal, regulatory and other aspects of the Acquisition Proposal (including, without limitation, any conditions to and the expected timing of consummation and any risks of non-consummation and whether such Acquisition Proposal is reasonably capable of being completed) and this Agreement, to be more favorable to the NSH Unitholders, from a financial point of view than the Merger (taking into account any revised proposal by the Partnership to modify the terms of this Agreement), provided, that, to the extent any Acquisition Proposal includes a Partnership Acquisition Proposal, it shall not be a Superior Proposal without the consent of the NuStar GP Conflicts Committee.

“Support Agreement” means the Support Agreement by and among the Partnership, Merger Sub, WLG Holdings and Mr. Greehey, dated the date of this Agreement.

“Surviving Entity” shall have the meaning set forth in the Recitals to this Agreement.

“Takeover Law” shall mean any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law.

“Tax Law” shall mean any Law relating to Taxes.

“Tax Returns” shall have the meaning set forth in Section 5.9(a).

“Taxes” shall mean all taxes of any kind, and all duties, assessments, fees, levies or other governmental charges, including, without limitation, all federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

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“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by operation of law or otherwise).

“Unit Majority” shall have the meaning set forth in the NSH LLC Agreement.

“WLG Holdings” shall have the meaning set forth in the Recitals to this Agreement.

ARTICLE II

THE MERGER; EFFECTS OF THE MERGER

Section 2.1    The Merger.

(a)    The Surviving Entity. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into NSH, the separate existence of Merger Sub shall cease and NSH shall continue to exist as the Surviving Entity, such that following the Merger, the Partnership will be the sole member of NSH and NSH will be the sole member of NuStar GP.

(b)    Effectiveness and Effects of the Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the later to occur of the filing in the office of the Secretary of State of the State of Delaware of a properly executed certificate of merger (the “Certificate of Merger”) or such later date and time as may be set forth in the Certificate of Merger (the “Effective Time”), in accordance with the DLLCA. The Merger shall have the effects prescribed in the DLLCA.

(c)    NSH, the Partnership and Merger Sub Governing Documents. At the Effective Time, the Merger Sub Certificate of Formation shall be cancelled and the NSH Certificate of Formation shall be the certificate of formation of the Surviving Entity, until duly amended in accordance with applicable Law. At the Effective Time, (i) the General Partner shall cause the Partnership Agreement to be amended and restated in its entirety to read as set forth in the Amended and Restated Partnership Agreement and as so amended and restated shall be the limited partnership agreement of the Partnership until duly amended in accordance with the terms thereof and applicable Law, and pursuant to such amendment and restatement, the Incentive Distribution Rights shall be cancelled and the GP Interest shall be converted to a non-economic management interest in the Partnership, the holders of Common Units shall be provided with voting rights in the election of directors of the NuStar GP Board, all as provided therein and (ii) the NSH LLC Agreement shall remain unchanged and shall be the limited liability company agreement of the Surviving Entity until duly amended in accordance with the terms thereof and applicable Law.

Section 2.2    Closing. Subject to the satisfaction or waiver of the conditions as set forth in Article VII hereto, the Merger and the other transactions contemplated hereby (the “Closing”) shall occur on (a) the third Business Day after the day on which the last of the conditions set

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forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which the Parties may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the transactions contemplated by this Agreement shall take place at the offices of Sidley Austin LLP, 1000 Louisiana, Suite 6000, Houston, TX at 10:00 a.m. Houston time on the Closing Date.

Section 2.3    Entity Classification Election. To the extent permitted by applicable Law, on the Closing Date, NuStar GP shall file IRS Form 8832 electing to be classified as an entity disregarded as separate from its owner, effective on the Closing Date.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1    Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Partnership, the General Partner, Riverwalk Holdings, NuStar GP, NSH, any NSH Unitholder or any other Person:

(a)    The Common Units owned by NSH or its Subsidiaries issued and outstanding immediately prior to the Effective Time shall be cancelled without any consideration payable in respect thereof and shall cease to exist.

(b)    Each NSH Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.55 Common Units (the “Merger Consideration”) which Common Units shall be duly authorized and validly issued in accordance with applicable Laws and the Partnership Agreement and the Amended and Restated Partnership Agreement, as applicable, fully paid (to the extent required under the Partnership Agreement and the Amended and Restated Partnership Agreement, as applicable) and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) (such Common Units described in this clause (b) shall be referred to herein as the “New Common Units”).

(c)    All NSH Units issued and outstanding as of immediately prior to the Effective Time, when converted in the Merger, shall cease to be outstanding and shall automatically be cancelled and cease to exist, and each holder of a certificate representing NSH Units (a “Certificated Unit”) and each holder of non-certificated NSH Units represented by book-entry (“Book-Entry Units”) shall cease to have any rights with respect thereto, except (i) the right to receive distributions in respect of previously outstanding NSH Units in accordance with Section 3.2(a), and (ii) the right to receive (A) the Merger Consideration, (B) any cash to be paid in lieu of any fractional New Common Unit in accordance with Section 3.3(e) and (C) any distributions in respect of New Common Units in accordance with Section 3.3(c), and in each case to be issued or paid in consideration therefor in accordance with Section 3.3.

(d)    The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time automatically shall be converted into one NSH Unit, such that the Partnership is the sole owner of NSH Units, and the Partnership shall automatically be admitted to NSH as a member of NSH. At the Effective Time, the books and records of the

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Surviving Entity will be revised to reflect the admission of the Partnership as the only member of the Surviving Entity holding all the NSH Units and the simultaneous cancellation of all other equity interests in the Surviving Entity.

Section 3.2    Rights As Unitholders; Unit Transfers. At the Effective Time, NSH Unitholders shall cease to be, and shall have no rights as, members of NSH, other than to receive (a) any distribution with respect to such NSH Units with a record date occurring prior to the Effective Time that may have been declared by NSH on such NSH Units in accordance with the terms of this Agreement and the NSH LLC Agreement and which remains unpaid at the Effective Time and (b) the Merger Consideration payable in accordance with this Article III. After the Effective Time, there shall be no transfers on the unit transfer books of NSH with respect to the NSH Units.

Section 3.3    Exchange of Certificates.

(a)    Exchange Agent. The Partnership shall deposit or shall cause to be deposited with the Exchange Agent for the benefit of the NSH Unitholders, for exchange in accordance with this Article III, through the Exchange Agent, the New Common Units and cash as required by this Article III. The Partnership agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any unpaid distributions in respect of NSH Units pursuant to Section 3.2(a), to pay any distributions in respect of New Common Units in accordance with Section 3.3(c) and to make payments in lieu of any fractional New Common Units pursuant to Section 3.3(e). Any cash and New Common Units deposited with the Exchange Agent (including as payment for any fractional New Common Units in accordance with Section 3.3(e) and any distributions in accordance with Section 3.2(a) or Section 3.3(c)) shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for NSH Units pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Section 3.2(a), 3.3(c) and 3.3(e), the Exchange Fund shall not be used for any other purpose.

(b)    Exchange Procedures. Promptly after the Effective Time, the Partnership shall instruct the Exchange Agent to mail to each record holder of NSH Units (i) a letter of transmittal (which shall specify that in respect of Certificated Units, delivery shall be effected, and risk of loss and title to the Certificated Units shall pass, only upon proper delivery of the Certificated Units to the Exchange Agent, and shall be in customary form and agreed to by the Partnership and NSH prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificated Units or Book-Entry Units in exchange for the Merger Consideration payable in respect of the Certificated Units or Book-Entry Units. Promptly after the Effective Time, upon surrender of Certificated Units, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be required pursuant to such instructions, the NSH Unitholders shall be entitled to receive in exchange therefor (A) New Common Units representing, in the aggregate, the whole number of New Common Units that such holder has the right to receive pursuant to this Article III (after taking into account all NSH Units then held by such holder) and (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including cash payable in lieu of any fractional New Common Units pursuant to Section 3.3(e) and distributions pursuant to

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Section 3.2(a) or Section 3.3(c). No interest shall be paid or accrued on any Merger Consideration or on any unpaid distributions payable to NSH Unitholders. In the event of a transfer of ownership of NSH Units that is not registered in the transfer records of NSH, the Merger Consideration payable in respect of such NSH Units may be paid to a transferee, if the Certificated Units or evidence of ownership of the Book-Entry Units are presented to the Exchange Agent, and in the case of both Certificated Units and Book-Entry Units, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such NSH Units, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until the required documentation has been delivered and Certificated Units, if any, have been surrendered, as contemplated by this Section 3.3, each Certificated Unit or Book-Entry Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the NSH Units (including any cash in lieu of fractional units pursuant to Section 3.3(e)) and any distributions to which such holder is entitled pursuant to Section 3.2(a) or Section 3.3(c).

(c)    Distributions with Respect to Unexchanged NSH Units. No distributions declared or made with respect to Common Units with a record date after the Effective Time shall be paid to the holder of any NSH Units with respect to the New Common Units that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional New Common Units shall be paid to any such holder until such holder shall deliver the required documentation and surrender any Certificated Units or Book-Entry Units as contemplated by this Section 3.3. Subject to applicable Law, following compliance with the requirements of Section 3.3(b), there shall be paid to such holder of the New Common Units issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional New Common Units to which such holder is entitled pursuant to Section 3.3(e) and the amount of distributions with a record date after the Effective Time theretofore paid with respect to the New Common Units and payable with respect to such New Common Units, and (ii) at the appropriate payment date, the amount of distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such compliance payable with respect to such New Common Units.

(d)    Further Rights in NSH Units. The Merger Consideration issued upon conversion of an NSH Unit in accordance with the terms hereof and any cash paid pursuant to Section 3.2, Section 3.3(c) or Section 3.3(e) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such NSH Unit.

(e)    Fractional Common Units. Notwithstanding anything in this Agreement to the contrary, no fractional New Common Units shall be issued in the Merger. All fractional New Common Units that an NSH Unitholder would otherwise be entitled to receive as a result of the Merger shall be aggregated and, if a fractional New Common Unit results from such aggregation, such NSH Unitholder shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying the Common Unit Price by the fraction of a New Common Unit that such NSH Unitholder would otherwise have been entitled to receive. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of

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fractional interests, the Exchange Agent shall so notify the Partnership, and the Partnership shall, or shall cause the Surviving Entity to, deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(f)    Termination of Exchange Fund. Any portion of the Exchange Fund constituting New Common Units or cash that remains undistributed to the NSH Unitholders after 180 days following the Effective Time shall be delivered to the Partnership upon demand and, from and after such delivery, any former NSH Unitholders who have not theretofore complied with this Article III shall thereafter look only to the Partnership for the Merger Consideration payable in respect of such NSH Units, any cash in lieu of fractional New Common Units to which they are entitled pursuant to Section 3.3(e), any unpaid distribution in respect of NSH Units pursuant to Section 3.2(a), and any distributions with respect to the New Common Units to which they are entitled pursuant to Section 3.3(c), in each case, without any interest thereon. Any amounts remaining unclaimed by NSH Unitholders immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Partnership, free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(g)    No Liability. Neither the Partnership, the General Partner, NuStar GP, NSH nor the Surviving Entity shall be liable to any NSH Unitholder for any Common Units (or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h)    Lost Certificates. If any certificate representing a Certificated Unit shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Partnership, the posting by such Person of a bond, in such reasonable amount as the Partnership may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed certificate the Merger Consideration payable in respect of the NSH Units represented by such certificate and any distributions to which the holders thereof are entitled pursuant to Section 3.2.

(i)    Withholding. Each of the Partnership, NSH, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person (including any NSH Unitholder) such amounts as the Partnership, NSH, the Surviving Entity or the Exchange Agent, as applicable, is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment; provided, however, that the Partnership, NSH, the Surviving Entity or the Exchange Agent, as the case may be, shall provide reasonable notice to the applicable Person (including the applicable NSH Unitholders) prior to withholding any amounts pursuant to this Section 3.3(i). To the extent that amounts are so deducted and withheld by the Partnership, NSH, the Surviving Entity or the Exchange Agent, such amounts shall be (i) treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by the Partnership, NSH, the Surviving Entity or the Exchange Agent, as the case may be, and (ii) timely paid over to the appropriate taxing authority.

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(j)    Book Entry and Admission of Holders of New Common Units as Additional Limited Partners of the Partnership. Upon the issuance of New Common Units to the NSH Unitholders in accordance with this Section 3.3 and the compliance by such holders with the requirements of Section 10.4 of the Amended and Restated Partnership Agreement, which requirements may be satisfied by each holder of New Common Units by the execution and delivery by such holder of a completed and executed letter of transmittal, each NSH Unitholder shall be deemed to have made a capital contribution to the Partnership, the General Partner shall be deemed to have automatically consented to the admission of such holders as limited partners of the Partnership and NuStar GP, on behalf of the General Partner, shall reflect or cause to be reflected such admission on the books and records of the Partnership.

Section 3.4    Anti-Dilution Provisions. In the event of any subdivisions, reclassifications, recapitalizations, splits, combinations or distributions in the form of equity interests with respect to NSH Units or Common Units (in each case, as permitted pursuant to Section 4.3), the number of New Common Units to be issued in the Merger and the Common Unit Price determined in accordance with Section 3.3(e) will be correspondingly adjusted.

Section 3.5    NSH LTIP Restricted Common Units.

(a)    (i) At the Effective Time, each award of phantom NSH Units granted under the NSH LTIP (“NSH Restricted Unit”) outstanding immediately prior to the Effective Time shall, automatically and without action of the part of the holders thereof, be converted, on the same terms and conditions (except as provided in this Section 3.5(a)(i)) as were applicable to such awards immediately prior to the Effective Time, into an award to receive Restricted Common Units (and distribution equivalent rights, if any, with respect to Common Units). The number of Restricted Common Units subject to each such converted award shall be determined by multiplying the number of NSH Restricted Units subject to the award immediately prior to the Effective Time by 0.55, except that if the aggregate number of Restricted Common Units subject to the award after such conversion would result in a fractional Restricted Common Unit, then the aggregate number of Restricted Common Units subject to the award shall be rounded down to the nearest whole number, and upon vesting and settlement of the award, the holder shall be entitled to receive an amount in cash, without interest, determined by multiplying the Fair Market Value (as defined in the NSH LTIP, except where such definition refers to a “Unit” or “Units,” such term shall mean “Common Unit” or “Common Units,” as defined herein) by the fraction of the Restricted Common Unit that would have been subject to the award.

(ii)    Prior to, or as of, the Effective Time, the NSH Board shall take all necessary actions, if any, pursuant to and in accordance with the terms of the NSH LTIP and the award agreements evidencing the NSH Restricted Units, to provide for the automatic conversion on the Effective Time of the NSH Restricted Units into Restricted Common Units in accordance with this Section 3.5.

(b)    At the Effective Time, the Partnership shall assume all of the obligations of NSH under the NSH LTIP, each outstanding NSH Restricted Unit and the agreements evidencing the grants thereof. On, or as soon as reasonably practicable after, the Effective Time, the Partnership

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shall deliver to each holder of an outstanding award granted under the NSH LTIP a new award agreement setting forth the terms of such individual’s award of Restricted Common Units as a result of the automatic conversion of the participant’s NSH Restricted Units as provided herein, which award agreement shall continue in effect the same terms applicable to the NSH Restricted Units under the NSH LTIP (subject to the adjustments set forth in Section 3.5(a)).

Section 3.6    Tax Treatment. The Partnership, the General Partner, NuStar GP and NSH intend to treat the Merger as an “assets-over” partnership merger within the meaning of Treasury Regulations Section 1.708-1(c)(3)(i) pursuant to which the Partnership is the “resulting partnership” in the Merger (within the meaning of Treasury Regulation Section 1.708-1(c)), and, as a result, (a) the receipt of cash in lieu of the receipt of fractional New Common Units in exchange for NSH Units in connection with the Merger shall be treated as a sale of such NSH Units by the NSH Unitholder and a purchase of such NSH Units by the Partnership for the cash so paid under the terms of this Agreement in accordance with Treasury Regulations Section 1.708-1(c)(4), and (b) upon the receipt of the NSH Unitholder Approval, each such NSH Unitholder who accepts cash shall agree and consent to the treatment described in clause (a) as a condition to receiving such consideration, in accordance with Treasury Regulations Section 1.708-1(c)(4).

ARTICLE IV

ACTIONS PENDING MERGER

From the date hereof until the Effective Time or earlier termination of this Agreement in accordance with Article VIII, except as expressly contemplated by this Agreement, (a) without the prior written consent of the NuStar GP Conflicts Committee (which consent shall not be unreasonably withheld, delayed or conditioned), NSH, NuStar GP, the General Partner and Riverwalk Holdings will not, and will cause each of their respective Subsidiaries not to, and (b) without the prior written consent of the NSH Conflicts Committee (which consent shall not be unreasonably withheld, delayed or conditioned), and the Partnership will not, and will cause its Subsidiaries not to:

Section 4.1    Ordinary Course. Conduct its and its Subsidiaries’ business other than in the ordinary and usual course or, to the extent consistent therewith, fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would have a Material Adverse Effect with respect to the Partnership or NSH as the case may be.

Section 4.2    Equity. In the case of NSH and its Subsidiaries, other than with respect to grants of equity or other Rights made in the ordinary and usual course pursuant to the NSH LTIP, (a) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity, any appreciation rights or any Rights, (b) enter into any agreement with respect to the foregoing or (c) permit any additional equity interests to become subject to new grants of employee unit options, unit appreciation rights or similar equity-based employee rights. In the case of the Partnership and its Subsidiaries, other than with respect to grants of equity or other Rights made in the ordinary and usual course pursuant to the Partnership LTIP and those transactions described in Section 4.2 of the Partnership Disclosure Schedule, take any action described in clause (a), (b) or (c) above (other than the authorization of the issuance of the Merger Consideration).

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Section 4.3    Equity Changes.

(a)    Make, declare or pay any distribution on, or in respect of, any of its equity securities (except regular quarterly cash distributions of Available Cash (as defined in the NSH LLC Agreement, in the case of NSH, or the Partnership Agreement, in the case of the Partnership), in each case in the ordinary course consistent with past practice by NSH or the Partnership); provided, however, that the foregoing does not restrict (i) the Partnership from paying distributions on the NS Preferred Units in accordance with the Partnership Agreement and (ii) the Partnership or NSH from lowering its regular quarterly cash distribution, provided, in the case of the Partnership, its regular quarterly cash distribution shall be no lower than $0.60 without the prior written consent of the NSH Conflicts Committee unless a lower quarterly cash distribution is necessary for the General Partner or the Partnership to comply with its obligations under the Partnership Agreement and applicable law and (iii) transactions solely involving the Partnership, NSH and their respective wholly owned Subsidiaries;

(b)    split, combine or reclassify any of its equity interests or issue or authorize, or propose the issuance of any other securities in respect of, in lieu of or in substitution for, its equity interests; or

(c)    repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any equity interests, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing Compensation and Benefit Plan.

Section 4.4    Acquisitions and Dispositions. In the case of NSH and its Subsidiaries, except to the extent described in Section 4.4 of the NSH Disclosure Schedule, (a) sell, lease, dispose of or discontinue any portion of its assets, business or properties, which is material to it and such Subsidiaries taken as a whole, or acquire, by merger or otherwise, or lease (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) any assets or all or any portion of, the business or property of any other entity which, in either case, is material to it and such Subsidiaries taken as a whole, or would be likely to have a Material Adverse Effect with respect to NSH, or (b) Transfer any portion of the Existing Units, limited liability company interest in NuStar GP, limited partner interest or general partner interest in the General Partner, limited liability company interest in Riverwalk Holdings, the GP Interest or the Incentive Distribution Rights. In the case of the Partnership, in furtherance and not in limitation or qualification of the obligations set forth in Section 4.11, the Partnership shall not, and shall cause its Subsidiaries not to, except to the extent described in Section 4.4 of the Partnership Disclosure Schedule, (i) merge, consolidate or enter into any other business combination transaction with any Person or make any acquisition or disposition, which is material to it and such Subsidiaries taken as a whole, (ii) initiate, solicit, encourage or knowingly facilitate any inquiries, proposals or offers with respect to, or the submission of, any Partnership Acquisition Proposal or approve, endorse or recommend, or enter into a definitive agreement with respect to, a Partnership Acquisition Proposal.

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Section 4.5    Amendments. In the case of NSH, NuStar GP, the General Partner and Riverwalk Holdings, amend the NSH LLC Agreement, the NuStar GP LLC Agreement, the GP LP Agreement, the Riverwalk Holdings LLC Agreement or the Partnership Agreement, respectively, except as contemplated by this Agreement.

Section 4.6    Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by Law or generally accepted accounting principles.

Section 4.7    Insurance. Fail to use commercially reasonable efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past.

Section 4.8    Taxes.

(a)    Make (except in the ordinary course of business consistent with past practice), change or revoke any material elections relating to Taxes, including elections with respect to any joint venture, partnership, limited liability company or other entity with respect to which it otherwise has the authority to make such election;

(b)    settle or compromise any material claim, assessment, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (other than (i) in the case of NSH, to the extent described in Section 4.8(b) of the NSH Disclosure Schedule and (ii) in the case of the Partnership, to the extent described in Section 4.8(b) of the Partnership Disclosure Schedule);

(c)    change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a Tax Return has been filed, except as may be required by applicable Law, or required by the Partnership Agreement; or

(d)    take any action or fail to take any action which action or failure to act could be reasonably expected to (i) cause it or any of its Subsidiaries (other than (A) in the case of NSH, the Subsidiaries listed in Section 4.8(d) of the NSH Disclosure Schedule and (B) in the case of the Partnership, the Subsidiaries listed in Section 4.8(d) of the Partnership Disclosure Schedule) to be treated, for U.S. federal income tax purposes, as other than a partnership or “disregarded entity,” or (ii) prevent or impede the exchange of NSH Units for New Common Units pursuant to the Merger from qualifying as an exchange that is generally tax-free for U.S. federal income tax purposes.

Section 4.9    Debt, Capital Expenditures and the Like. In the case of NSH and its Subsidiaries, except to the extent described in Section 4.9 of the NSH Disclosure Schedule, (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of others, (b) enter into any material lease (whether operating or capital), (c) create any Lien on its property or the property of its Subsidiaries (including the Common Units owned by NSH) in connection

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with any pre-existing indebtedness, new indebtedness or lease, (d) make or commit to make any capital expenditures, or (e) enter into any contract or contracts pursuant to which NSH or any of its Subsidiaries has or reasonably could be expected to have payment obligations in excess of $5.0 million in the aggregate. In the case of the Partnership and its Subsidiaries, take any action described in clauses (a), (b), (c) or (d) above that would have a Material Adverse Effect with respect to the Partnership.

Section 4.10    No Dissolution. Dissolve or liquidate or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation except to the extent described in Section 4.10 of the Partnership Disclosure Schedule.

Section 4.11    Adverse Actions. Except as permitted by Sections 6.2 and 6.6, knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (b) any of the conditions set forth in Article VII not being satisfied, (c) any material delay or prevention or impairment of the ability of the Parties, or any of them, to consummate the Merger or (d) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law.

Section 4.12    Material Contracts. Enter into any material contract or modify, amend, terminate or assign, or waive or assign any rights under, any material contract, in each case, which would or would reasonably be expected to prevent or materially delay the consummation of the Merger or other transactions contemplated by this Agreement.

Section 4.13    Agreements. Agree or commit to do anything prohibited by Sections 4.1 through 4.12.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Except as (a) set forth in its SEC Documents (other than with respect to Section 5.1 and Section 5.2) filed and publicly available prior to the date hereof (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents), (b) with respect to the representations and warranties of NSH, disclosed in the disclosure letter delivered by NSH to the Partnership (the “NSH Disclosure Schedule”) or (c) with respect to the representations and warranties of the Partnership, disclosed in the disclosure letter delivered by the Partnership to NSH (the “Partnership Disclosure Schedule” and together with the NSH Disclosure Schedule, the “Disclosure Schedules” and each a “Disclosure Schedule”) prior to the execution of this Agreement (provided, that (i) disclosure in any section of such Disclosure Schedules shall be deemed disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent to the Party receiving the Disclosure Schedule on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or

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circumstance or that such item has had, would have or would reasonably be expected to have, a Material Adverse Effect with respect to the disclosing Party), each of NSH and the Partnership hereby represents and warrants to the other Party as follows:

Section 5.1    Organization, Standing and Authority. Such Party is a limited partnership or limited liability company, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Such Party (a) is duly qualified to do business and is in good standing in the states of the United States where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (b) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except as would not reasonably be expected to have a Material Adverse Effect on such Party.

Section 5.2    Capitalization.

(a)    NSH represents and warrants that, as of February 6, 2018, (i) there are 42,953,132 NSH Units issued and outstanding, and all such NSH Units and the limited liability company interests represented thereby were duly authorized and are validly issued in accordance with the NSH LLC Agreement and are fully paid (to the extent required under the NSH LLC Agreement) and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the DLLCA), and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights) and (ii) NSH owns 10,214,626 Common Units (the “Existing Units”).

(b)    The Partnership represents and warrants that, as of February 6, 2018, there are 93,182,018 Common Units, 9,060,000 Series A Preferred Units, 15,400,000 Series B Preferred Units and 6,900,000 Series C Preferred Units issued and outstanding, and all of such Common Units and NS Preferred Units and the limited partner interests represented thereby were duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA). The Partnership represents and warrants that the New Common Units will be duly authorized and validly issued in accordance with the Partnership Agreement and the Amended and Restated Partnership Agreement, as applicable, and will be fully paid (to the extent required under the Partnership Agreement and the Amended and Restated Partnership Agreement, as applicable) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).

(c)    NSH represents and warrants that, as of the date hereof, other than as set forth in clause (a) above, NSH does not have (i) any equity interests outstanding other than those interests, Rights and commitments issued or awarded under the NSH LTIP, (ii) any interests of NSH’s equity securities authorized and reserved for issuance, (iii) any Rights issued or outstanding with respect to its equity securities, and (iv) any commitment to authorize, issue or sell any such equity securities or Rights, except pursuant to this Agreement.

(d)    The Partnership represents and warrants that, as of the date hereof, other than as set forth in clause (b) above, the Partnership does not have (i) any equity interests outstanding other than those interests, Rights and commitments issued or awarded under the Partnership

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LTIP or the Common Units issuable upon conversion of the NS Preferred Units, (ii) any interests of the Partnership’s equity securities authorized and reserved for issuance (other than the Merger Consideration), (iii) any Rights issued or outstanding with respect to its equity securities, and (iv) any commitment to authorize, issue or sell any such equity securities or Rights, except pursuant to this Agreement.

Section 5.3    Subsidiaries.

(a)    (i) Such Party owns, directly or indirectly, all of the equity interests of each of its Subsidiaries (ii) no equity interests of any of its Subsidiaries are or may become required to be issued by reason of any Rights, (iii) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any equity interests of any such Subsidiary, (iv) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such equity interests, and (v) all of the equity interests of each Subsidiary held by such Party or its Subsidiaries are duly authorized, validly issued, fully paid and, other than with respect to general partner interests in any such Subsidiary, non-assessable and are owned by such Party or its Subsidiaries free and clear of any Liens, other than Liens previously disclosed in such Party’s SEC Documents.

(b)    In the case of the representations and warranties of NSH, other than ownership of its Subsidiaries and the Partnership and its Subsidiaries, NSH does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

(c)    Each of such Party’s Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to be so qualified, licensed or permitted, or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such Party.

Section 5.4    Partnership or Limited Liability Company Power. Such Party and each of its Subsidiaries has the partnership or limited liability company power and authority to carry on its business as it is now being conducted and to own or lease, as applicable, all its properties and assets; and it and any of its Subsidiaries party hereto has the partnership or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

Section 5.5    Authority. Subject to NSH Unitholder Approval in the case of NSH, this Agreement and the transactions contemplated hereby have been authorized by all necessary (partnership or limited liability company, as applicable) action on its part and on the part of its Subsidiaries party hereto, and this Agreement has been duly executed and delivered by it and by each of its Subsidiaries party hereto, and this Agreement is a legal, valid and binding agreement of such Party, enforceable against such Party in accordance with its terms (except as such

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enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

Section 5.6    No Defaults. Subject to the declaration of effectiveness of the Registration Statement, required filings under federal and state securities laws and the NYSE, and the approvals contemplated by Article VII, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which such Party or any of its Subsidiaries is a party or by which such Party or any of its Subsidiaries or properties is subject or bound, (b) constitute a breach or violation of, or a default under, in the case of NSH, the NSH LLC Agreement, the NSH Certificate of Formation, the GP LP Agreement, the General Partner Certificate of Limited Partnership, the NuStar GP LLC Agreement, the NuStar GP Certificate of Formation, the Riverwalk Holdings LLC Agreement or the Riverwalk Holdings Certificate of Formation, or, in the case of the Partnership, the Partnership Agreement or Partnership Certificate of Limited Partnership, (c) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to such Party or any of such Party’s Subsidiaries, (d) result in the creation of any Lien on any of the assets of such Party or any of the assets of any of its Subsidiaries, or (e) cause the transactions contemplated by this Agreement to be subject to Takeover Laws, except, in the case of clauses (a), (c) and (d) above, for such breaches, violations, defaults or Liens that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such Party and its Subsidiaries, taken as a whole.

Section 5.7    Financial Reports and SEC Documents. With respect to NSH and the Partnership, each Party’s annual report on Form 10-K for the fiscal year ended December 31, 2016, its quarterly reports on Form 10-Q for the quarters ending March 31, 2017, June 30, 2017 and September 30, 2017, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by such Party or any of its Subsidiaries subsequent to December 31, 2016 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, its “SEC Documents”), with the SEC (a) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (b) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in such members’ or partners’ equity and cash flows or equivalent statements in the case of the Partnership in such SEC Documents (including any related notes and schedules thereto) fairly presents the results of operations, changes in such Party’s equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with generally accepted accounting principles consistently applied

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during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except as and to the extent set forth on its balance sheet as of September 30, 2017, as of such date, neither such Party nor any of its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied. Notwithstanding the foregoing, NSH shall be deemed not to have violated or be in violation of this Section 5.7 to the extent any such violation is or was caused by any failure of the Partnership or any of its Subsidiaries to timely provide NSH and its Subsidiaries with accurate information relating to the Partnership and its Subsidiaries.

Section 5.8    No Brokers. No action has been taken by such Party that would give rise to any valid claim against such Party or any of its Subsidiaries for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of NSH, fees to be paid to Robert W. Baird & Co. Incorporated, and, in the case of the Partnership, fees to be paid to Evercore Group L.L.C., in every case pursuant to letter agreements, the fee provisions of which have been heretofore disclosed to the other Parties.

Section 5.9    Tax Matters.

(a)    All material returns, declarations, reports, estimates, information returns and statements filed or required to be filed under federal, state, local or any foreign Tax Laws (“Tax Returns”) with respect to such Party or any of its Subsidiaries, have been timely filed, or requests for extensions have been timely filed and have not expired;

(b)    all Tax Returns filed by such Party and/or any of its Subsidiaries are complete and accurate in all material respects;

(c)    all Taxes shown to be due on such Tax Returns and all other Taxes, if any, required to be paid by such Party or its Subsidiaries have been paid or adequate reserves have in accordance with generally accepted accounting principles been established for the payment of such Taxes;

(d)    no material (i) audit or examination or (ii) refund litigation with respect to any Tax Return of such Party or any of its Subsidiaries is pending. As of the date hereof, neither such Party nor any of its Subsidiaries (x) has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns nor (y) is a party to any Tax sharing or Tax indemnity agreement (excluding customary Tax indemnification provisions in commercial contracts not primarily relating to Taxes);

(e)    in the case of the Partnership, each of the Partnership and its Subsidiaries has, at all times since its formation, been classified for U.S. federal income tax purposes as a partnership or “disregarded entity,” as the case may be, and not as a corporation; and

(f)    in the case of NSH, provided that the representation in Section 5.9(e) is true, each of NSH and its Subsidiaries has, at all times since its formation, been classified for U.S. federal income tax purposes as a partnership or “disregarded entity,” as the case may be, and not as a corporation.

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Notwithstanding the foregoing, NSH shall be deemed not to have violated or be in violation of Sections 5.9(a), (b) or (c) to the extent any such violation is or was caused by any failure of the Partnership or any of its Subsidiaries to timely provide NSH and its Subsidiaries with accurate information relating to the Partnership and its Subsidiaries.

Section 5.10    Regulatory Approvals. No approval of any governmental agency is necessary to consummate the transactions contemplated by this Agreement (other than filings under the Securities Act and the DLLCA).

Section 5.11    The NSH Board Approval. The NSH Board delegated to the NSH Conflicts Committee the authority of the NSH Board to negotiate the terms and conditions of the Merger, subject to final approval by the NSH Board, and to determine whether to approve the Merger by NSH Special Approval. The NSH Conflicts Committee by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are advisable, fair and reasonable to, and in the best interests of, NSH and the NSH Unaffiliated Unitholders, (b) approved this agreement and the transactions contemplated hereby, including the Merger and (c) recommended to the NSH Board the approval of this Agreement and the transactions contemplated hereby, including the Merger. Upon receipt of such NSH Special Approval and recommendation of the NSH Conflicts Committee, at a meeting duly called and held, the NSH Board approved this Agreement and the transactions contemplated hereby, including the Merger, directed that this Agreement be submitted to a vote of the members of NSH at a special meeting of the members of NSH and recommended that the members of NSH approve this Agreement and the transactions contemplated hereby, including the Merger.

Section 5.12    The NuStar GP Conflicts Committee Recommendation. The NuStar GP Board delegated to the NuStar GP Conflicts Committee the authority of the NuStar GP Board to negotiate the terms and conditions of the Merger, subject to final approval by the NuStar GP Board, and to determine whether to approve the Merger by Partnership Special Approval. The NuStar GP Conflicts Committee, by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are advisable, fair and reasonable to, and in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, the issuance of the Merger Consideration and the adoption of the Amended and Restated Partnership Agreement, and (c) recommended to the NuStar GP Board the approval of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, the issuance of the Merger Consideration and the adoption of the Amended and Restated Partnership Agreement. Upon receipt of such Partnership Special Approval and recommendation of the NuStar GP Conflicts Committee, at a meeting duly called and held, the NuStar GP Board approved this Agreement and the transactions contemplated hereby, including the Merger, the issuance of the Merger Consideration and the adoption of the Amended and Restated Partnership Agreement.

Section 5.13    Operations of Merger Sub. The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.

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Section 5.14    NSH Fairness Opinion. Robert W. Baird & Co. Incorporated has delivered to the NSH Conflicts Committee its written opinion to the effect that, as of the date the NSH Conflicts Committee approved this Agreement and subject to certain assumptions, qualifications, limitations and other matters, the Merger Consideration is fair, from a financial point of view, to the NSH Unaffiliated Unitholders, it being agreed that none of the Partnership, NuStar GP nor Merger Sub may rely upon such opinion.

Section 5.15    The Partnership Fairness Opinion. Evercore Group L.L.C. has delivered to the NuStar GP Conflicts Committee its written opinion to the effect that, as of the date the NuStar GP Conflicts Committee approved this Agreement and subject to certain assumptions, qualifications, limitations and other matters, the Exchange Ratio (as defined in such opinion) is fair, from a financial point of view, to the Partnership and the Partnership Unaffiliated Unitholders, it being agreed that no Person (other than the NuStar GP Conflicts Committee) may rely upon such opinion.

Section 5.16    No Other Representations or Warranties. Neither Party nor any of their Affiliates shall be deemed to have made any representation or warranty other than as expressly set forth in Article V of this Agreement and in any certificate delivered pursuant to Article VII and each Party expressly disclaims any such other representations and warranties.

ARTICLE VI

COVENANTS

NSH hereby covenants to and agrees with the Partnership, and the Partnership hereby covenants to and agrees with NSH, that:

Section 6.1    Efforts. Subject to the terms and conditions of this Agreement, it shall use its reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Laws, so as to permit consummation of the Merger promptly and otherwise to enable consummation of the transactions contemplated hereby, including, without limitation, obtaining (and cooperating with the other Parties hereto to obtain) any third-party approval that is required to be obtained by NSH or the Partnership or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, and using reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other Parties hereto to that end, and shall furnish to the other Party, to the extent such Party does not already have in its possession, copies of all correspondence, filings and communications between it and its Affiliates and any Regulatory Authority with respect to the transactions contemplated hereby. In complying with the foregoing, neither it nor its Subsidiaries shall be required to take measures that would have a Material Adverse Effect on it and such Subsidiaries taken as a whole.

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Section 6.2    NSH Unitholder Approval.

(a)    Notwithstanding any other provision of this Agreement, and without prejudice to NSH’s right to terminate this Agreement in order to accept a Superior Proposal pursuant to Section 8.1(d), unless this Agreement is terminated in accordance with the terms hereof, NSH shall submit the approval of this Agreement and the transactions contemplated hereby, including the Merger, to the NSH Unitholders, whether or not the NSH Board withdraws, modifies or changes its recommendation and declaration regarding this Agreement and the transactions contemplated hereby, including the Merger (whether or not permitted by the terms of this Agreement).

(b)    Subject to the terms and conditions of this Agreement, NSH shall take, in accordance with applicable Law, applicable stock exchange rules and the NSH LLC Agreement, all action necessary to call, hold and convene an appropriate meeting of the NSH Unitholders to consider and vote upon the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “NSH Meeting”).

(c)    Subject to Section 6.6(c), the NSH Board shall recommend approval of this Agreement and the transactions contemplated hereby, including the Merger, to the NSH Unitholders (the “NSH Recommendation”), and NSH shall take all reasonable lawful action to solicit such approval by the NSH Unitholders.

Section 6.3    Registration Statement.

(a)    Each of the Partnership and NSH agrees to cooperate in the preparation of a registration statement on Form S-4 (the “Registration Statement”) (including the proxy statement and prospectus and other proxy solicitation materials of NSH constituting a part thereof (the “Proxy Statement”) and all related documents) to be filed by the Partnership with the SEC in connection with the issuance of New Common Units in the Merger as contemplated by this Agreement. Provided NSH has cooperated as required above, the Partnership agrees to file the Registration Statement with the SEC as promptly as practicable. Each of NSH and the Partnership agrees to use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. The Partnership also agrees to use commercially reasonable efforts to obtain any and all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. The Partnership agrees to furnish to NSH all information concerning the Partnership and its Subsidiaries, officers, directors, unitholders and any applicable Affiliates, other than NSH and its Subsidiaries, and NSH hereby agrees to furnish to the Partnership all information concerning NSH and its Subsidiaries and their officers, directors, unitholders and Affiliates, and each of the Partnership and NSH agrees to take such other action as may be reasonably requested in connection with the foregoing.

(b)    Each of NSH and the Partnership agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated

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therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of distribution to the NSH Unitholders and at the time of the NSH Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of NSH and the Partnership further agrees that if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement.

(c)    The Partnership will advise NSH, promptly after the Partnership receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the New Common Units for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(d)    NSH will use its commercially reasonable efforts to cause the Proxy Statement to be distributed to its unitholders as soon as practicable after the effective date of the Registration Statement.

Section 6.4    Press Releases. Prior to an NSH Change in Recommendation, if any, except for any investor presentation or material prepared by management in the ordinary course of announcing and discussing this Agreement and the transactions contemplated hereby in a manner materially consistent with the substance of the press release and other communications materials issued in connection with the announcement of such transactions, each of NSH and the Partnership will not, without the prior approval of the NSH Board in the case of NSH and the NuStar GP Board in the case of the Partnership, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable Law or the rules of the NYSE, in which case it will consult with the other before issuing any such press release or written statement.

Section 6.5    Access; Information.

(a)    Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each Party shall, and shall cause its Subsidiaries to, afford the other Parties and their officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such Person and its representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities law (other than reports or documents that NSH or the Partnership or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable Law or that are otherwise

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publicly available through their respective websites) and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. Neither NSH nor the Partnership nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b)    The Partnership and NSH, respectively, will not use any information obtained pursuant to this Section 6.5 or Section 6.6 (to which it was not entitled under Law or any agreement other than this Agreement) for any purpose unrelated to (i) the consummation of the transactions contemplated by this Agreement or (ii) the matters contemplated by Section 6.6 in accordance with the terms thereof, and will hold all information and documents obtained pursuant to this Section 6.5 or Section 6.6 in confidence (except as permitted by Section 6.6(b)). No investigation by either such Party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either such Party’s obligation to consummate the transactions contemplated by this Agreement.

Section 6.6    Acquisition Proposals; Change in Recommendation.

(a)    NSH agrees that from and after the date of this Agreement, it shall (i) immediately cease and terminate, and cause to be ceased and terminated, all of its, its Subsidiaries’ and their respective Representatives’ existing activities, discussions and negotiations (including any electronic data room access) with any other Person (other than the Partnership and its Subsidiaries and any of their respective Representatives) regarding any Acquisition Proposal or a proposal or offer relating to the acquisition of all or a portion of the GP Interest or the Incentive Distribution Rights, and (ii) promptly request that each Person that has entered into a confidentiality agreement in connection with its consideration of a possible Acquisition Proposal or a proposal or offer relating to the acquisition of all or a portion of the GP Interest or the Incentive Distribution Rights within the last twelve months return to NSH or destroy all confidential information heretofore furnished or made available to such Person by or on behalf of NSH and its Subsidiaries or the Partnership. From and after the date of this Agreement, none of NSH and its Subsidiaries shall, and NSH shall cause its Subsidiaries and shall use its commercially reasonable efforts to cause its and their Representatives not to, directly or indirectly, (i) knowingly initiate, solicit, encourage or facilitate any inquiries, proposals or offers with respect to, or the submission of, any Acquisition Proposal, the GP Interest or the Incentive Distribution Rights or (ii) knowingly engage, participate in, encourage or facilitate any discussions or negotiations regarding, or knowingly furnish or make available or cause to be furnished or made available to any person any non-public information or data relating to NSH, the Partnership or its Subsidiaries in connection with any Acquisition Proposal, the GP Interest or the Incentive Distribution Rights. Notwithstanding the foregoing, but subject to the limitations in Section 6.6(b), NSH may, prior to obtaining NSH Unitholder Approval, furnish any information to, including information pertaining to the Partnership or its Subsidiaries, and enter into or participate in discussions or negotiations with, any Person that makes an unsolicited bona fide written Acquisition Proposal that did not result from an intentional and material breach

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of this Section 6.6 (such Person making such a proposal, a “Receiving Party”), if (i) the NSH Board after consultation with its outside legal counsel and financial advisors, determines in good faith (A) that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, and (B) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, as modified by the NSH LLC Agreement and (ii) prior to furnishing any Non-Public Information to such Receiving Party, NSH receives from such Receiving Party an executed Confidentiality Agreement. NSH agrees that any breach of the restrictions or obligations set forth in this Section 6.6 by NSH or any of its Subsidiaries or, to the extent directed by NSH or any of its Subsidiaries, any of its and their Representatives shall be a breach of this Section 6.6 by NSH.

(b)    Prior to obtaining NSH Unitholder Approval, NSH may provide any Receiving Party with any non-public information or data pertaining to NSH, the Partnership or any of their respective Subsidiaries (the “Non-Public Information”) only if NSH has not intentionally and materially breached this Section 6.6 and then only if (i) the NSH Board determines in good faith, after consultation with its outside legal counsel and financial advisors that the provision of such Non-Public Information to the Receiving Party is reasonably likely to result in a Superior Proposal and (ii) NSH shall have first (A) required the Receiving Party to execute a Confidentiality Agreement, (B) furnished a copy of such Confidentiality Agreement to the Partnership and (C) notified the Partnership of the identity of such Receiving Party. NSH shall promptly (and in any event within 48 hours) provide or make available to the Partnership any Non-Public Information concerning NSH or any of its Subsidiaries that is provided or made available to any Receiving Party pursuant to this Section 6.6 which was not previously provided or made available to the Partnership. The Partnership shall provide to NSH and any Receiving Party that has executed a Confidentiality Agreement any Non-Public Information relating to the Partnership that NSH reasonably requests in connection with exercising its rights under this Section 6.6.

(c)    Except as otherwise provided in this Section 6.6(c), and without prejudice to NSH’s right to terminate this Agreement in order to accept a Superior Proposal pursuant to Section 8.1(d), the NSH Board shall not (i) (A) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Partnership, the NSH Recommendation, (B) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal, (C) fail to include the NSH Recommendation in the Proxy Statement, (D) if any Acquisition Proposal has been made public, fail to issue a press release recommending against such Acquisition Proposal and reaffirming the NSH Recommendation, if requested by the Partnership in writing, within the earlier of (x) ten (10) Business Days of such written request, and (y) two (2) Business Days before the NSH Meeting; provided, however, that the Partnership may only make such request once with respect to any Acquisition Proposal unless such Acquisition Proposal is materially modified in which case the Partnership may make such request once each time such material modification is made or (E) resolve, publicly propose or agree to do any of the foregoing (any action described in this clause (i) being referred to as an “NSH Change in Recommendation”); or (ii) except for a Confidentiality Agreement, approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow NSH or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange

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offer providing for, with respect to, or in connection with, any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to obtaining the NSH Unitholder Approval, the NSH Board may terminate this Agreement in order to accept a Superior Proposal pursuant to Section 8.1(d) or make an NSH Change in Recommendation (x) following receipt of an Acquisition Proposal that did not result from an intentional and material breach of this Section 6.6 and that the NSH Board has concluded in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal or (y) solely in response to an Intervening Event, and in each case referred to in clauses (x) and (y) above, the NSH Board has concluded in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to make an NSH Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, as modified by the NSH LLC Agreement; provided, however, that the NSH Board shall not be entitled to exercise its right to terminate this Agreement in order to accept a Superior Proposal in accordance with Section 8.1(d) or make an NSH Change in Recommendation unless NSH has (i) provided to the Partnership and the NuStar GP Board and the NuStar GP Conflicts Committee three (3) Business Days prior written notice (such notice, a “Notice of Proposed Recommendation Change”) advising the Partnership that the NSH Board intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the terms and conditions of any Superior Proposal that is the basis of the proposed action and the identity of the Person making the proposal and contemporaneously providing a copy of all relevant proposed transaction documents for such Superior Proposal (it being understood and agreed that any amendment to the terms of any such Superior Proposal shall require a new Notice of Proposed Recommendation Change and an additional three (3) Business Day period), (ii) during such period, NSH and its Representatives shall, if requested by the Partnership, be available to meet and engage in good faith negotiations with the Partnership and its Representatives to modify this Agreement in a manner that would obviate the need to make an NSH Change in Recommendation in response to such Intervening Event, (iii) at the end of such period, if the Partnership has agreed to modify the terms of this Agreement, the NSH Board (after taking into account any agreed modification to the terms of this Agreement) has determined that, if applicable, such Superior Proposal continues to be a Superior Proposal or such Intervening Event continues to be an Intervening Event, and in each case that the failure to terminate this Agreement to accept a Superior Proposal or make an NSH Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, as modified by the NSH LLC Agreement, and (iv) if applicable, provided to the Partnership all materials and information delivered or made available to or by the Person making any Superior Proposal in connection with such Superior Proposal (to the extent not previously provided). Any NSH Change in Recommendation shall not change the approval of this Agreement or any other approval of the NSH Board, including in any respect that would have the effect of causing any Takeover Law to be applicable to the transactions contemplated hereby or thereby, including the Merger. Notwithstanding any provision in this Agreement to the contrary, the Partnership shall maintain, and cause their Representatives to maintain, the confidentiality of all information received from NSH pursuant to this Section 6.6.

(d)    In addition to the obligations of NSH set forth in this Section 6.6, NSH shall as promptly as practicable (and in any event within 48 hours after receipt) advise the Partnership orally and in writing of any Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the Person making any such Acquisition Proposal. NSH shall keep the Partnership informed on a reasonably current basis of material developments to the status and details (including any material amendments to the terms thereof) with respect to any such Acquisition Proposal.

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(e)    Nothing contained in this Agreement shall prevent the NSH Board from taking and disclosing to the NSH Unitholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to NSH Unitholders) or from making any legally required disclosure to NSH Unitholders with regard to the transactions contemplated by this Agreement, if, the NSH Board after consultation with outside counsel, has concluded in good faith that the failure to disclose such information would reasonably be expected to violate its obligations under applicable Law. Any “stop-look-and-listen” communication by the NSH Board to the NSH Unitholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the NSH Unitholders) which does not effect an NSH Change in Recommendation shall not in and of itself be considered a failure to make, or a withdrawal, modification or change in any manner adverse to the Partnership of, all or a portion of, the NSH Recommendation. Notwithstanding the foregoing, nothing set forth in this Section 6.6(e) shall be deemed to (x) modify or supplement the definition of “NSH Change in Recommendation” or (y) permit NSH or the NSH Board to make an NSH Change in Recommendation except as otherwise permitted pursuant to Section 6.6(c).

Section 6.7    Takeover Laws. Neither Party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any rights plan adopted by such Party or any applicable Takeover Law, as now or hereafter in effect, including, without limitation, Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.

Section 6.8    No Rights Triggered. Each of NSH and the Partnership shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any Rights to any Person (a) in the case of NSH under the NSH LLC Agreement, and in the case of the Partnership under the Partnership Agreement or (b) under any material agreement to which it or any of its Subsidiaries is a Party.

Section 6.9    New Common Units Listed. In the case of the Partnership, the Partnership shall use its reasonable best efforts to list, prior to the Closing, on the NYSE, upon official notice of issuance, the New Common Units.

Section 6.10    Third-Party Approvals.

(a)    The Partnership and NSH and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties necessary to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be

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consummated and the Amended and Restated Partnership Agreement and the Amended and Restated NuStar GP LLC Agreement to be effective as expeditiously as practicable. Each of the Partnership and NSH shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Regulatory Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties hereto agrees to act reasonably and promptly. Each Party agrees that it will consult with the other Parties with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other Parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b)    Each Party agrees, upon request, to furnish the other Parties with all information concerning itself, its Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement or any filing, notice or application made by or on behalf of such other Party or any of such Subsidiaries to any Regulatory Authority in connection with the transactions contemplated hereby.

Section 6.11    Indemnification; Directors’ and Officers’ Insurance.

(a)    Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the NSH LLC Agreement, or this Agreement or, if applicable, similar organizational documents or agreements of any of NSH’s Subsidiaries, from and after the Effective Time, the Partnership and the Surviving Entity, jointly and severally, shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the date of the Effective Time serving as a director or officer of NSH or any of its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within ten (10) days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of the Partnership and the Surviving Entity pursuant to this Section 6.11(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement, including the consideration and approval thereof and the

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process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of NSH or any of its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 6.11:    (x) the term “Claim” means any threatened, asserted, pending or completed action, whether instituted by any Party, any Governmental Authority or any other Person, that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of NSH, any of its Subsidiaries, or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing at or prior to the Effective Time; and (y) the term “Indemnification Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.11(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither the Partnership nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any actual or threatened Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b)    Without limiting the foregoing, the Partnership and NSH agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the NSH LLC Agreement (and, as applicable, partnership agreement, limited liability company agreement, or other organizational documents of any of NSH’s Subsidiaries) and indemnification agreements of NSH or any of its Subsidiaries shall be assumed by the Surviving Entity, the Partnership and NuStar GP in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c)    For a period of six (6) years from the Effective Time, the limited liability company agreement of NSH shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the NSH LLC Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification shall be required by Law and then only to the minimum extent required by Law.

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(d)    The Partnership shall, or shall cause the Surviving Entity to, maintain for a period of at least six (6) years following the Effective Time, the current policies of directors’ and officers’ liability insurance maintained by NSH and its Subsidiaries (provided, that the Surviving Entity may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of NSH than the terms and conditions of such existing policy from carriers with the same or better rating as the carrier under the existing policy provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time) with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Merger and the transactions contemplated by this Agreement; provided, that the Partnership shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by NSH prior to the date hereof but in such case shall purchase as much coverage as reasonably practicable for such amount.

(e)    The provisions of Section 6.11(d) shall be deemed to have been satisfied if prepaid “tail” policies have been obtained by the Surviving Entity for purposes of this Section 6.11 from carriers with the same or better rating as the carrier of such insurances as of the date of this Agreement, which policies provide such directors and officers with the coverage described in Section 6.11(d) for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the Merger and the transactions contemplated by this Agreement.

(f)    If the Partnership, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Partnership and the Surviving Entity assume the obligations set forth in this Section 6.11.

(g)    The Partnership and NuStar GP shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 6.11.

(h)    This Section 6.11 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and shall be binding on the Partnership, NuStar GP, the Surviving Entity and their respective successors and assigns.

Section 6.12    Notification of Certain Matters. Each of NSH and the Partnership shall give prompt notice to the other of (a) any fact, event or circumstance known to such Party that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to such Party, to result in any Material Adverse Effect with respect to such Party or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or a change in such Party’s condition (financial or otherwise) or business or any litigation or governmental complaints, investigations or hearings such that one or more of the conditions set forth in Section 7.2(a), 7.2(b), 7.3(a) or 7.3(b), as applicable, would not reasonably be expected to be satisfied.

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Section 6.13    Rule 16b-3. Prior to the Effective Time, each Party shall take such steps as may be reasonably requested by any other Party hereto to cause dispositions of NSH equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to NSH to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14    Amended and Restated Partnership Agreement. The General Partner shall execute and make effective at the Effective Time the Amended and Restated Partnership Agreement.

Section 6.15    Amended and Restated NuStar GP LLC Agreement. NSH shall execute and make effective at the Effective Time the Amended and Restated NuStar GP LLC Agreement.

Section 6.16    Authority of the Conflicts Committees. Prior to the earlier of the Effective Time and the termination of this Agreement, neither NSH nor NuStar GP shall, without the consent of the NuStar GP Conflicts Committee, eliminate the NuStar GP Conflicts Committee, or revoke or diminish the authority of the NuStar GP Conflicts Committee, or, except in the event of a material breach of his obligations as a director of NuStar GP, remove or cause the removal of any director of the NuStar GP Board that is a member of the NuStar GP Conflicts Committee either as a member of the NuStar GP Board or the NuStar GP Conflicts Committee, or appoint any additional director to the NuStar GP Board, in each case without the affirmative vote of the NuStar GP Board, including the affirmative vote of a majority of members of the NuStar GP Conflicts Committee. For the avoidance of doubt, this Section 6.16 shall not apply to the filling of any vacancies caused by the death, incapacity, removal or resignation of any director in accordance with the provisions of the Amended and Restated NuStar GP LLC Agreement.

Section 6.17    NuStar GP Board Membership. The Amended and Restated NuStar GP LLC Agreement shall provide that the NuStar GP Board shall consist of nine (9) members. Prior to the distribution of the Proxy Statement, NSH shall designate the three (3) members of the NSH Conflicts Committee (the “NSH Director Designees”) to serve as members of the NuStar GP Board following the Effective Time. The six (6) members of the NuStar GP Board immediately prior to the Effective Time shall continue to serve as members of the NuStar GP Board following the Effective Time. Subject to the foregoing, NSH shall take such action as is necessary to cause each director designated pursuant to this Section 6.17 to be appointed to the NuStar GP Board effective as of the Effective Time, to serve until the earlier of such individual’s resignation or removal or until his or her successor is duly elected and qualified.

Section 6.18    Tax Matters.

(a)    Each of NSH, NuStar GP, the General Partner and the Partnership shall use its respective reasonable best efforts to obtain the opinions of counsel referenced in Section 7.1(d), Section 7.2(d), and Section 7.3(d), including by executing and delivering customary tax representation letters to each such counsel in form and substance reasonably satisfactory to such counsel.

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(b)    NSH, NuStar GP, the General Partner and the Partnership intend that all items of income, gain, loss, deduction and credit of the Partnership (and any Subsidiary of the Partnership that is treated as a partnership for U.S. federal income tax purposes) for the taxable year during which the Closing Date occurs will be allocated between (i) the portion of such taxable year that ends on the Closing Date and (ii) the portion of such taxable year that begins on the date immediately after the Closing Date using a “closing of the books method” pursuant to Section 706 of the Code.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by all Parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)    Unitholder Vote. This Agreement and the transactions contemplated hereby, including the Merger, shall have been approved and adopted by the affirmative vote of holders of a Unit Majority (“NSH Unitholder Approval”).

(b)    Effective Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(c)    No Actions. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby, and no action, proceeding or investigation by any Regulatory Authority with respect to the Merger or the other transactions contemplated hereby shall be pending that seeks to restrain, enjoin, prohibit, delay or make illegal the consummation of the Merger or such other transaction or to impose any material restrictions or requirements thereon or on the Partnership or NSH with respect thereto; provided, however, that prior to invoking this condition, each Party shall have complied fully with its obligations under Section 6.1.

(d)    Partnership Opinion. The Partnership shall have received a written opinion from Sidley Austin LLP, counsel to the Partnership (or another nationally recognized tax counsel reasonably acceptable to the Partnership and NSH) (“Partnership Tax Counsel”), on which NSH and its counsel shall also be entitled to rely, dated as of the Closing Date and in form and substance reasonably satisfactory to the Partnership and NSH, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, (a) at least 90% of the current gross income of the Partnership constitutes qualifying income within the meaning of Section 7704(d) of the Code and the Partnership is treated as a partnership for U.S. federal income tax purposes pursuant to Section 7704(c) of the Code, and (b) the adoption of the Amended and Restated Partnership Agreement, the Merger and the transactions contemplated by this Agreement will not cause the Partnership to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

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In rendering such opinion, Partnership Tax Counsel may require and rely upon representations and covenants as shall be reasonably necessary or appropriate to enable Partnership Tax Counsel to render such opinions, contained in certificates of officers of NuStar GP, in its capacity as the general partner of the General Partner and on behalf of the Partnership, and others, reasonably satisfactory in form and substance to Partnership Tax Counsel.

Section 7.2    Conditions to Obligation of NSH to Effect the Merger. The obligation of NSH to effect the Merger shall be subject to the fulfillment (or waiver by NSH, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties of the Partnership. Each of the representations and warranties contained herein of the Partnership shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case, except where the failure of such representations and warranties to be so true and correct (without regard to “materiality”, “Material Adverse Effect” and similar qualifiers contained in such representations and warranties) has not had or would not, individually or in the aggregate, have a Material Adverse Effect on the Partnership and its Subsidiaries, taken as a whole;

(b)    Performance of Obligations of the Partnership. Each and all of the agreements and covenants of the Partnership to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects;

(c)    Closing Certificate. NSH shall have received a certificate signed by the Chief Executive Officer of NuStar GP, dated the Closing Date, to the effect set forth in Section 7.2(a) and Section 7.2(b);

(d)    Opinion of Wachtell, Lipton, Rosen & Katz. NSH shall have received a written opinion from Wachtell, Lipton, Rosen & Katz, counsel to NSH (or another nationally recognized tax counsel reasonably acceptable to NSH) (“NSH Tax Counsel”), dated as of the Closing Date and in form and substance reasonably satisfactory to NSH, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, no gain or loss should be recognized, for U.S. federal income tax purposes, by NSH Unitholders that are “United States persons” (within the meaning of Section 7701(a)(30) of the Code) with respect to the exchange of NSH Units for New Common Units pursuant to the Merger, other than gain or loss, if any, resulting from any (i) decrease in a partner’s share of partnership liabilities (as determined pursuant to Section 752 of the Code and the Treasury Regulations promulgated thereunder), (ii) amounts paid to NSH, the Partnership or any of their respective Subsidiaries pursuant to Section 9.1, (iii) actual or constructive distributions to NSH or the existing NSH Unitholders of cash or other property (other than New Common Units), (iv) receipt of cash in lieu of fractional New Common Units, or (v) actual or deemed assumption by the Partnership of any liabilities of NSH or any of its Subsidiaries. The opinion may be subject to customary limitations and exceptions, including that it will not apply to any NSH Unitholder whose Tax basis in its NSH Units is less than its share of NSH’s tax basis (including basis resulting from Section 743 adjustments) in the New Common Units deemed distributed by NSH.

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In rendering such opinion, NSH Tax Counsel may require and rely upon representations and covenants as shall be reasonably necessary or appropriate to enable NSH Tax Counsel to render such opinion, contained in certificates of officers of NSH and others, reasonably satisfactory in form and substance to NSH Tax Counsel; and

(e)    NYSE Listing. The New Common Units shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f)    No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Partnership between the date of this Agreement and the Closing Date.

Section 7.3    Conditions to Obligation of the Partnership and Merger Sub to Effect the Merger. The obligations of the Partnership and Merger Sub to effect the Merger shall be subject to the fulfillment (or waiver by the Partnership and Merger Sub, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties of NSH. Each of the representations and warranties contained herein of NSH shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case, except where the failure of such representations and warranties to be so true and correct (without regard to “materiality”, “Material Adverse Effect” and similar qualifiers contained in such representations and warranties) has not had or would not, individually or in the aggregate, have a Material Adverse Effect on NSH;

(b)    Performance of Obligations of NSH. Each and all of the agreements and covenants of NSH to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects;

(c)    Closing Certificate. The Partnership shall have received a certificate signed by the Chief Executive Officer of NSH, dated the Closing Date, to the effect set forth in Section 7.3(a) and Section 7.3(b);

(d)    Partnership Opinion. The Partnership shall have received a written opinion from Partnership Tax Counsel, dated as of the Closing Date and in form and substance reasonably satisfactory to the Partnership, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, no gain or loss should be recognized by existing holders of Common Units (other than NuStar GP, Riverwalk Holdings and the General Partner) as a result of the Merger (other than gain, if any, resulting from any (i) decrease in partnership liabilities pursuant to Section 752 of the Code or (ii) amounts paid to, or on behalf of, the Partnership by any other Person pursuant to Section 9.1).

In rendering such opinion, Partnership Tax Counsel may require and rely upon representations and covenants as shall be reasonably necessary or appropriate to enable Partnership Tax Counsel to render such opinions, contained in certificates of officers of NuStar GP, in its capacity as the general partner of the General Partner and on behalf of the Partnership, and others, reasonably satisfactory in form and substance to Partnership Tax Counsel;

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(e)    Amended and Restated NuStar GP LLC Agreement. NSH shall have executed and made the Amended and Restated NuStar GP LLC Agreement effective as of the Effective Time; and

(f)    No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to NSH between the date of this Agreement and the Closing Date.

ARTICLE VIII

TERMINATION

Section 8.1    Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after NSH Unitholder Approval of this Agreement (except as expressly provided below):

(a)    By the mutual consent of the Partnership and NSH in a written instrument.

(b)    By either the Partnership or NSH upon written notice to the other, if:

(i)    the Merger has not been consummated on or before August 8, 2018 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a Party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the primary cause of the failure of the Merger to have been consummated on or before such date;

(ii)    any Regulatory Authority has issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or any of the Merger Transactions or making the Merger or any of the Merger Transactions illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable (provided that the terminating Party is not then in breach of Section 6.1 in seeking to prevent, oppose or remove such restraint, injunction or prohibition);

(iii)    the NSH Meeting shall have been duly convened and held and NSH has failed to obtain the NSH Unitholder Approval by reason of the failure to obtain the required vote upon a final vote taken at the NSH Meeting (or at any adjournment or postponement thereof at which such vote was taken); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to NSH where the failure to obtain the NSH Unitholder Approval shall have been caused by the action or failure to act of NSH and such action or failure to act constitutes a material breach by NSH of this Agreement;

(iv)    there has been a breach of or any inaccuracy in any of the representations or warranties set forth in this Agreement on the part of NSH (in the case of the Partnership and Merger Sub) or the Partnership or Merger Sub (in the case of NSH), which breach is not cured within 30 days following receipt by the breaching Party of written notice of such breach from the terminating Party, or which breach, by its nature,

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cannot be cured prior to the Termination Date (provided in any such case that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no Party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(iv) unless the breach of a representation or warranty, together with all other such breaches, would entitle the Party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 7.2(a) or Section 7.3(a), as applicable; or

(v)    there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of NSH (in the case of the Partnership and Merger Sub) or the Partnership or Merger Sub (in the case of NSH), which breach has not been cured within 30 days following receipt by the breaching Party of written notice of such breach from the terminating Party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no Party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(v) unless the breach of covenants or agreements, together with all other such breaches, would entitle the Party receiving the benefit of such covenants or agreements not to consummate the transactions contemplated by this Agreement under Section 7.2(b) or Section 7.3(b), as applicable.

(c)    By the Partnership prior to the NSH Unitholder Approval having been obtained, upon written notice to NSH, in the event that (i) NSH shall have intentionally and materially breached Section 6.6, or (ii) an NSH Change in Recommendation has occurred; provided, however, the Partnership shall not be entitled to exercise its right to terminate this Agreement pursuant to this Section 8.1(c) unless the Partnership has delivered such written notice to NSH within ten (10) days of its receipt of notice from NSH that an NSH Change in Recommendation has occurred.

(d)    By NSH prior to obtaining the NSH Unitholder Approval, upon written notice to the Partnership, in order to accept a Superior Proposal in accordance with, and subject to the terms and conditions of, Section 6.6, if (i) NSH has not intentionally and materially breached Section 6.6, (ii) NSH has paid the NSH Termination Fee pursuant to Section 9.1(b) and Section 9.1(e) and (iii) substantially concurrently with, and in any event within the same day of, such termination, NSH enters into a definitive agreement in connection with such Superior Proposal.

Section 8.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating Party to the other Parties specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this Section 8.2 and Section 9.13, this Agreement (other than Article IX) shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of the Partnership, the General Partner, Merger Sub or NSH, except as set forth in Section 9.1 of this Agreement and except with respect to the requirement to comply with Section 6.5(b); provided that nothing herein shall relieve any Party from any liability or obligation with respect to any fraud or intentional breach of this Agreement.

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ARTICLE IX

MISCELLANEOUS

Section 9.1    Fees and Expenses.

(a)    Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses, except as provided in Section 9.1(b),
9.1(c), 9.1(d) and 9.1(f).

(b)    If this Agreement is terminated by (i) the Partnership pursuant to Section 8.1(c)(ii) or (ii) by NSH pursuant to Section 8.1(d), then, subject to Section 9.1(g), NSH shall pay to the Partnership the NSH Termination Fee.

(c)    In the event that (i) an Acquisition Proposal with respect to NSH has been publicly proposed by any Person (meaning, for the purpose of this Section 9.1(c), a Person other than the Partnership, the General Partner, NuStar GP, Riverwalk Holdings and Merger Sub) or such an Acquisition Proposal has otherwise become publicly known to the NSH Unitholders generally and in any event such proposal is not subsequently irrevocably withdrawn prior to the termination of this Agreement, (ii) thereafter this Agreement is terminated by either NSH or the Partnership pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) and (iii) within 12 months after the termination of this Agreement, NSH or any of its Subsidiaries enters into any definitive agreement with such Person or any of its Affiliates providing for an Acquisition Proposal, or NSH consummates an Acquisition Proposal with such Person or any of its Affiliates, then, subject to Section 9.1(g), NSH shall pay to the Partnership, if and when consummation of such Acquisition Proposal occurs, the NSH Termination Fee less all Expenses of the Partnership previously paid to the Partnership; provided that for purposes of this Section 9.1(c), “50%” shall be substituted for “20%” in the definition of Acquisition Proposal.

(d)    If this Agreement is terminated by NSH pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v), then the Partnership shall pay to NSH the Expenses of NSH. If this Agreement is terminated by the Partnership pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v) then NSH shall pay to the Partnership the Expenses of the Partnership.

(e)    Except as otherwise provided herein, any payment of the NSH Termination Fee or Expenses pursuant to this Section 9.1 shall be made by wire transfer of immediately available funds to an account designated by the Partnership or an account designated by NSH, as applicable, within one Business Day after such payment becomes payable; provided, however, that any payment of the NSH Termination Fee by NSH as a result of termination under Section 8.1(c) or Section 8.1(d) shall be made prior to or concurrently with termination of this Agreement; provided, further, that any payment of the NSH Termination Fee pursuant to Section 9.1(c) shall be made contemporaneously with the consummation of the Acquisition Proposal as provided in clause (iii) of Section 9.1(c). The Parties acknowledge that the agreements contained in this Section 9.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the Parties would enter into this Agreement.

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(f)    (i) If the Merger is consummated, the Partnership shall pay, or cause to be paid, any and all property or transfer taxes imposed on any Party in connection with the Merger, (ii) expenses incurred in connection with filing, printing and distribution of the Proxy Statement and the Registration Statement shall be shared equally by the Partnership and NSH and (iii) any filing fees payable pursuant to regulatory Laws and other filing fees incurred in connection with this Agreement shall be paid by the Party incurring the fees. As used in this agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and distribution of the Proxy Statement and the Registration Statement and the solicitation of any unitholder approvals and all other matters related to the transactions contemplated hereby; provided that the amount of Expenses payable by one Party to another under this Section 9.1 shall not exceed $6.0 million.

(g)    The “NSH Termination Fee” shall be an amount of cash equal to the lesser of (i) $13.7 million (the “NSH Base Amount”) and (ii) the maximum amount, if any, that can be paid to the Partnership without causing the Partnership to fail the gross income requirement in Section 7704(c)(2) of the Code, treating the NSH Termination fee as non-qualifying income and after taking into consideration all other sources of non-qualifying income (such maximum amount, the “Non-Qualifying Income Cushion”), for such year, as determined by independent accountants to the Partnership. Notwithstanding the foregoing, in the event the Partnership receives a reasoned opinion from outside counsel or a ruling from the IRS (“Tax Guidance”) providing that the Partnership’s receipt of the NSH Base Amount would either constitute qualifying income (as defined in Section 7704(d) of the Code) or be excluded from gross income for purposes of Section 7704 of the Code, the NSH Termination Fee shall be an amount equal to the NSH Base Amount and NSH shall, upon receiving notice that the Partnership has received the Tax Guidance, pay to the Partnership any unpaid portion of the NSH Base Amount within five (5) Business Days. In the event that the Partnership is not able to receive the full NSH Base Amount due to the above limitations, NSH shall place the unpaid portion in escrow by wire transfer within three (3) days of termination and shall not release any portion thereof to the Partnership unless and until the Partnership receives either:    (x) a letter from the Partnership’s independent accountants indicating the Non-Qualifying Income Cushion for any subsequent year (in which case NSH shall pay to the Partnership the lesser of the unpaid portion of the NSH Base Amount or the Non-Qualifying Income Cushion specified within five (5) Business Days after NSH has been notified thereof) or (y) Tax Guidance providing that the Partnership’s receipt of such portion would either constitute qualifying income (as defined in Section 7704(d) of the Code) or be excluded from gross income for purposes of Section 7704 of the Code (in which case NSH shall pay to the Partnership any unpaid portion of the NSH Base Amount within five (5) Business Days after NSH been notified thereof). The obligation of NSH to pay any unpaid portion of the NSH Base Amount shall terminate on December 31 following the date that is five (5) years from the date of this Agreement. Any amounts remaining in escrow after the obligation of NSH to pay the NSH Base Amount terminates shall be retained by NSH.

(h)    Each of NSH, the General Partner, NuStar GP and Riverwalk Holdings agrees that, notwithstanding any right that it, NuStar GP or the General Partner may otherwise have, including pursuant to the Partnership Agreement, the Amended and Restated Partnership

44

Agreement, or otherwise, to the fullest extent permitted by law, it hereby waives and renounces for itself, and shall execute any necessary waiver or renunciation with respect to any distribution by the Partnership to which it is or may become entitled in its capacity as partner of the Partnership of any NSH Termination Fee paid pursuant to Section 9.1(b)(ii) or Section 9.1(c) or any Expense reimbursement paid to the Partnership by NSH (or portion thereof paid, pursuant to Section 9.1(g), to the escrow agent), together with an income allocation associated with such distribution, it being understood that following payment to the Partnership from NSH (or, pursuant to Section 9.1(g), the escrow agent), the Partnership will make a distribution to the Partnership Unitholders (excluding NSH, Riverwalk Holdings, NuStar GP or the General Partner) of all such amounts.

(i)    This Section 9.1 shall survive any termination of this Agreement.

Section 9.2    Waiver; Amendment. Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be (a) waived in writing by the Party benefited by the provision and approved by the NuStar GP Conflicts Committee in the case of the Partnership and by the NSH Conflicts Committee in the case of NSH and executed in the same manner as this Agreement, or (b) amended or modified at any time, whether before or after the NSH Unitholder Approval, by an agreement in writing among the Parties hereto approved by the NuStar GP Conflicts Committee in the case of the Partnership and by the NSH Conflicts Committee in the case of NSH and executed in the same manner as this Agreement, provided, that after the NSH Unitholder Approval, no amendment shall be made that requires further NSH Unitholder Approval without such approval.

Section 9.3    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 9.4    Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of federal or Delaware law govern).

Section 9.5    Confidentiality. Each of the Parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith to the extent required by, and subject to the limitations of, Section 6.5(b).

Section 9.6    Notices. All notices, requests and other communications hereunder to a Party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such Party at its address set forth below or such other address as such Party may specify by notice to the Parties hereto.

If to the Partnership, the General Partner, NuStar GP or Merger Sub, to:

NuStar Energy L.P.

19003 IH-10 West

San Antonio, TX 78257

Attn: Chairman of the Nominating/Governance & Conflicts Committee of the Board of Directors of NuStar GP, LLC

45

With copies (which shall not constitute proper notice hereunder) to:

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, DE 19801

Attn:    Mark V. Purpura

And

Sidley Austin LLP

1000 Louisiana St.

Suite 6000

Houston, TX 77002

Attn:    George J. Vlahakos

If to NSH or Riverwalk Holdings, to:

NuStar GP Holdings, LLC

19003 IH-10 West

San Antonio, TX 78257

Attn:    Chairman of the Conflicts Committee

With copies (which shall not constitute proper notice hereunder) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attn:    Igor Kirman

Section 9.7    Entire Understanding; No Third-Party Beneficiaries. This Agreement represents the entire understanding of the Parties with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except as contemplated by Section 6.11, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.8    Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 9.9    Headings. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

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Section 9.10    Jurisdiction. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware, or in the event, but only in the event, that such court declines to accept jurisdiction over such proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if the subject matter jurisdiction over the matter that is the subject of any such proceedings is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and any appellate courts of any thereof (collectively, the “Courts”) , and each of the Parties hereby irrevocably consents to the jurisdiction of such Courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 9.6 shall be deemed effective service of process on such Party.

Section 9.11    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Court, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13    Survival. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the Parties in Sections 3.3, 3.5, 3.6, 6.11 and Article IX shall survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the Parties in Section 6.5(b), 8.2, and Article IX shall survive such termination.

Section 9.14    No Act or Failure to Act. With respect to any waiver or consent for which this Agreement expressly requires waiver or consent by the NuStar GP Board or the NuStar GP Conflicts Committee, no waiver or consent by or on behalf of the Partnership pursuant to or as contemplated by this Agreement shall have any effect unless such waiver or consent is expressly approved by the NuStar GP Board or the NuStar GP Conflicts Committee, as applicable. With respect to any act or failure to act for which this Agreement expressly requires action or inaction by the NuStar GP Board or the NuStar GP Conflicts Committee, no such act or failure to act by the NuStar GP Board or the NuStar GP Conflicts Committee shall constitute a breach by the Partnership of this Agreement unless such act or failure to act is expressly approved by the NuStar GP Board or the NuStar GP Conflicts Committee, as applicable.

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Section 9.15    Scope of Representations, Warranties and Covenants. Notwithstanding anything to the contrary contained in this Agreement, (i) representations made by, or covenants to be performed by, the Partnership and its Subsidiaries shall be regarded as such notwithstanding the fact that NuStar GP or the General Partner are controlled by NSH, (ii) actions taken by NuStar GP or the General Partner on behalf of the Partnership or its Subsidiaries shall be deemed to be actions taken by the Partnership and its Subsidiaries.

[Remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

NUSTAR ENERGY L.P.

By:		RIVERWALK LOGISTICS, L.P.
its general partner

	By:	NUSTAR GP, LLC,
its general partner

By:		/s/ Thomas R. Shoaf
Name:		Thomas R. Shoaf
Title:		Executive Vice President and Chief
Financial Officer

RIVERWALK LOGISTICS, L.P.

By:		NUSTAR GP, LLC,
its general partner

By:		/s/ Thomas R. Shoaf
Name:		Thomas R. Shoaf
Title:		Executive Vice President and Chief
Financial Officer

NUSTAR GP, LLC

By:		/s/ Thomas R. Shoaf
Name:		Thomas R. Shoaf
Title:		Executive Vice President and Chief
Financial Officer

[Signature Page to Agreement and Plan of Merger]

MARSHALL MERGER SUB LLC

By:	NuStar Energy L.P.
its member

By:	RIVERWALK LOGISTICS, L.P.
its general partner

By:	NUSTAR GP, LLC,
its general partner

By:	/s/ Thomas R. Shoaf
Name:	Thomas R. Shoaf
Title:	Executive Vice President and Chief
Financial Officer

NUSTAR GP HOLDINGS, LLC

By:	/s/ Bradley C. Barron
Name:	Bradley C. Barron
Title:	President and Chief Executive Officer

RIVERWALK HOLDINGS, LLC

By:	/s/ Bradley C. Barron
Name:	Bradley C. Barron
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

SEVENTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

NUSTAR ENERGY L.P.

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

i

v

SEVENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

NUSTAR ENERGY L.P.

THIS SEVENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF NUSTAR ENERGY L.P. (the “Partnership”) dated as of                     , 2018 and effective as of the Effective Time (as defined herein), is entered into by and among Riverwalk Logistics, L.P., a Delaware limited partnership, as the General Partner, and the Limited Partners (as defined herein) as of the date hereof, together with any other Persons (as defined herein) who become Partners (as defined herein) in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

WHEREAS, the General Partner and the Limited Partners entered into that Sixth Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 30, 2017 (the “Sixth Amended and Restated Agreement”);

WHEREAS, the General Partner, NuStar GP, LLC, a Delaware limited liability company and the general partner of the General Partner (“NuStar GP”), Marshall Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership (“Merger Sub”), NuStar GP Holdings, LLC, a Delaware limited liability company (“NSH”), Riverwalk Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of NSH, and the Partnership have entered into the Agreement and Plan of Merger dated February 7, 2018 (the “NSH Merger Agreement”) providing for, among other things, the merger of Merger Sub with and into NSH (the “Merger”), with NSH surviving the Merger as a wholly owned subsidiary of the Partnership, and the issuance of 0.55 Common Units (as defined herein) in exchange for each unit representing a limited liability company interest in NSH (the “NSH Units”);

WHEREAS, pursuant to the NSH Merger Agreement, the Sixth Amended and Restated Agreement shall be amended and restated to provide for, among other things, the voting by holders of Common Units in the election of Directors (as defined herein), the elimination of Incentive Distribution Rights (as defined herein) and the elimination of economics associated with the General Partner Interest (as defined in the Sixth Amended and Restated Agreement);

WHEREAS, Section 5.5(a) of the Sixth Amended and Restated Agreement provides that the Partnership is authorized to issue additional Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners;

WHEREAS, Section 5.5(c) of the Sixth Amended and Restated Agreement provides that the General Partner is authorized and directed to take all actions that it determines necessary or appropriate in connection with each issuance of Partnership Securities pursuant to Section 5.5 of the Sixth Amended and Restated Agreement and shall do all things it determines necessary or advisable in connection with any future issuance of Partnership Securities pursuant to the Sixth Amended and Restated Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange (as defined therein) on which the Units (as defined therein) or other Partnership Securities are listed or admitted to trading;

WHEREAS, Section 13.1(d)(i) of the Sixth Amended and Restated Agreement provides that, subject to Section 16.4, Section 17.4 and Section 18.4 of the Sixth Amended and Restated Agreement, the General Partner, without the approval of any Partner or Assignee (as defined therein), may amend any provision of the Sixth Amended and Restated Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners (including any particular class of Partnership Interests (as defined in the Sixth Amended and Restated Agreement) as compared to other classes of Partnership Interests) in any material respect;

WHEREAS, Section 13.1(g) of the Sixth Amended and Restated Agreement provides that, subject to the terms of Section 16.4, Section 17.4, Section 18.4 and Section 5.6 of the Sixth Amended and Restated Agreement, the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Sixth Amended and Restated Agreement to reflect an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.5 of the Sixth Amended and Restated Agreement;

WHEREAS, Section 16.4(b), Section 17.4(b) and Section 18.4(b) of the Sixth Amended and Restated Agreement provide that the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series A Preferred Units (as defined therein) or Outstanding Series B Preferred Units (as defined therein) or Outstanding Series C Preferred Units (as defined therein), as applicable, voting as a separate class, is required for the General Partner to adopt any amendment to the Sixth Amended and Restated Agreement that would have a material adverse effect on the powers, preferences, duties or special rights of the Series A Preferred Units, the Series B Preferred Units or the Series C Preferred Units, as applicable; provided, however, that so long as cumulative distributions on Series A Preferred Units, the Series B Preferred Units or the Series C Preferred Units, as applicable, are not in arrears and such amendment does not create or issue any Senior Securities (as defined in the Sixth Amended and Restated Agreement), the issuance of additional Partnership Securities (as defined in the Sixth Amended and Restated Agreement) is not deemed to constitute a material adverse effect;

WHEREAS, the General Partner has determined that the amendments to the Sixth Amended and Restated Agreement contemplated hereby (i) are necessary or appropriate in connection with the authorization of issuance of Common Units to the holders of NSH Units in the Merger and a non-economic General Partner Interest (as defined herein) and (ii) do not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

WHEREAS, cumulative distributions payable on each of the Series A Preferred Units, the Series B Preferred Units and the Series C Preferred Units are not in arrears and the amendments to the Sixth Amended and Restated Agreement contemplated hereby do not issue any Senior Securities;

NOW, THEREFORE, the General Partner does hereby amend and restate the Sixth Amended and Restated Agreement to provide, in its entirety, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1    Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.4 and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(c)(i) or 6.1(c)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a Common Unit or any other Partnership Security shall be the amount which such Adjusted Capital Account would be if such Common Unit or other Partnership Security were the only Partnership Interest held by a Partner from and after the date on which such Common Unit or other Partnership Security was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt. The General Partner shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Seventh Amended and Restated Agreement of Limited Partnership of NuStar Energy L.P., as it may be amended, supplemented or restated from time to time.

“Arrears” means, with respect to Preferred Distributions on any series of Preferred Units for any Quarter (or, with respect to the initial Preferred Distribution, for the initial Preferred Distribution Period with respect to such series), that the full cumulative Preferred Distributions through the most recent Preferred Distribution Payment Date have not been paid on all Outstanding Preferred Units of such series.

“Assignee” means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date, and without duplication:

(a)    the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

(b)    the amount of any cash reserves that are necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject, (iii) provide funds for Series A Payments, Series B Payments or Series C Payments, or (iv) provide funds for distributions under Section 6.3 in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to (iv) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“Board of Directors” shall mean the Board of Directors of NuStar GP.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Texas shall not be regarded as a Business Day.

“Calculation Agent” means, in the case of the Series A Preferred Units and Series B Preferred Units, Wells Fargo Bank, National Association, acting in its capacity as calculation agent for the Series A Preferred Units and Series B Preferred Units, and its successors and assigns or any other calculation agent appointed by the General Partner, and in the case of the Series C Preferred Units, the Person appointed by the General Partner prior to the commencement of the Series C Floating Rate Period, acting in its capacity as calculation agent for the Series C Preferred Units, and its successors and assigns or any other calculation agent appointed by the General Partner.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of a Common Unit or any other Partnership Security shall be the amount which such Capital Account would be if such Common Unit or other Partnership Security were the only interest in the Partnership held by a Partner from and after the date on which such Common Unit or other Partnership Security was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner has contributed or contributes to the Partnership pursuant to this Agreement or the Contribution Agreement.

“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition of existing, or the construction of new, capital assets (including, without limitation, pipeline systems, terminalling and storage facilities and related assets), in each case made to increase the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

“Capital Surplus” has the meaning assigned to such term in Section 6.3(a).

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ and Assignees’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means (a) with respect to the General Partner, a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as general partner of the Partnership, and (b) with respect to a Director, a court of competent jurisdiction has entered a final, non-appealable judgment finding the Director liable for actual fraud, gross negligence or willful or wanton misconduct in his capacity as a Director.

“Certificate” means a certificate (i) substantially in the form of EXHIBIT A to this Agreement with respect to the Common Units, EXHIBIT B to this Agreement with respect to the Series A Preferred Units, EXHIBIT C to this Agreement with respect to the Series B Preferred Units, or EXHIBIT D to this Agreement with respect to the Series C Preferred Units, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware, as such Certificate of Limited Partnership has previously been amended and may further be amended, supplemented or restated from time to time.

“Change of Control” means the occurrence of either of the following:

(a)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of the Partnership and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) and following such occurrence neither the Partnership nor such person has a class of common equity securities listed or admitted to trading on any National Securities Exchange; or

(b)    the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any person (as defined above), other than NSH and its subsidiaries, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting interests in the General Partner, measured by voting power rather than percentage of interests, and following such occurrence neither the Partnership nor such person has a class of common equity securities listed or admitted to trading on any National Securities Exchange.

“Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

“Claim” has the meaning assigned to such term in Section 7.12(c).

“Closing Date” means the first date on which Common Units were sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” has the meaning assigned to such term in Section 15.1(a).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of successor law.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to or include a Preferred Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Common Unit Price” means (i) the amount of cash consideration per Common Unit, if the consideration to be received in the Change of Control by the holders of Common Units is solely cash; and (ii) the average of the closing prices for Common Units on the NYSE (or other National Securities Exchange on which the Common Units are then trading) for the ten consecutive trading days immediately preceding, but not including, the Series A Change of Control Conversion Date, the Series B Change of Control Conversion Date, or the Series C Change of Control Conversion Date, as applicable, if the consideration to be received in the Change of Control by the holders of Common Units is other than solely cash.

“Conflicts Committee” means a committee of the Board of Directors composed entirely of three or more directors who are not (i) security holders, officers or employees of the General Partner, (ii) officers or employees of any Affiliate of the General Partner, (iii) directors of any Affiliate (other than NuStar GP) of the General Partner or (iv) holders of any ownership interest in the Partnership or any of its Affiliates other than Common Units or Preferred Units who also meet the independence standards required to serve on an audit committee of a board of directors by the National Securities Exchange on which the Common Units are listed for trading.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution Agreement” means that certain Contribution Agreement, dated as of the Closing Date, among the General Partner, the Partnership, the Operating Partnership and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(c)(xii).

“Current Market Price” has the meaning assigned to such term in Section 15.1(a).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

“Depositary” means, with respect to any Partnership Securities issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Directors” shall mean the members of the Board of Directors.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Effective Time” has the meaning set forth in the NSH Merger Agreement.

“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“General Partner” means Riverwalk Logistics, L.P. and its successors and permitted assigns as general partner of the Partnership.

“General Partner Interest” means the non-economic, management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) which includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not have any rights to profit or loss or allocations of items of income, gain, loss or deduction, or any rights to receive any distributions from the Partnership.

“Group” means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.

“Group Member” means a member of the Partnership Group.

“Holder” as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).

“Incentive Distribution Right” has the meaning assigned to such term in the Sixth Amended and Restated Agreement.

“Incentive Distributions” has the meaning assigned such term in the Sixth Amended and Restated Agreement.

“Indemnified Persons” has the meaning assigned to such term in Section 7.12(c).

“Indemnitee” means (a) the General Partner, (b) any Departing Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing Partner, (d) any Person who is or was a member, partner, officer, director, employee, agent or trustee of any Group Member, the General Partner or any Departing Partner or any Affiliate of any Group Member, the General Partner or any Departing Partner, and (e) any Person who is or was serving at the request of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“Initial Common Units” means the Common Units sold in the Initial Offering.

“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

“Initial Unit Price” means (a) with respect to the Common Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member; (b) sales of equity interests by any Group Member (including the Common Units sold to the Underwriters pursuant to the exercise of their over-allotment option); and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

“Junior Securities” means (i) the Common Units and (ii) any other class or series of Partnership Interests established after November 25, 2016 by the General Partner, the terms of which class or series do not expressly provide that it is made senior to or on parity with the Series A Preferred Units, Series B Preferred Units and Series C Preferred Units as to the right to distributions of cash or property or distributions upon any dissolution or liquidation pursuant to Article XII.

“Limited Partner” means, unless the context otherwise requires, (a) each Person that is or becomes a Limited Partner pursuant to the terms of this Agreement, including each Substituted Limited Partner, each Additional Limited Partner and any Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3 or (b) solely for purposes of Articles V, VI, VII and IX and Sections 12.3 and 12.4, each Assignee; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including without limitation Articles XIII (other than Sections 13.3(c), 13.4, 13.5, 13.6, 13.8, 13.9, 13.10, 13.11, 13.12(b), 13.12(c), 13.12(d) and 13.12(e)) and XIV, such term shall not, solely for such purpose, include a Preferred Holder with respect to its Preferred Units.

“Limited Partner Group” has the meaning assigned to such term in Section 13.4(b).

“Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Preferred Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including without limitation Articles XIII (other than Sections 13.3(c), 13.4, 13.5, 13.6, 13.8, 13.9, 13.10, 13.11, 13.12(b), 13.12(c), 13.12(d) and 13.12(e)) and XIV, such term shall not, solely for such purpose, include Preferred Units.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Merger” has the meaning assigned to such term in the recitals to this Agreement.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“Merger Sub” has the meaning assigned to such term in the recitals to this Agreement.

“Minimum Quarterly Distribution” means $0.60 per Unit per Quarter, subject to adjustment in accordance with Section 6.5 and Section 6.6.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain for such taxable year over the Partnership’s items of loss and deduction for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(c).

“Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction for such taxable year over the Partnership’s items of income and gain for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(c).

“Non-citizen Assignee” means a Person whom the General Partner has determined in its discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 4.8.

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditures (including, without limitation, any expenditures described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).

“NSH” means NuStar GP Holdings, LLC, a Delaware limited liability company.

“NSH Merger Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“NSH Units” has the meaning assigned to such term in the recitals to this Agreement.

“NuStar GP” means NuStar GP, LLC, a Delaware limited liability company and the general partner of the General Partner, and its successors.

“NuStar GP Agreement” shall mean the Second Amended and Restated Limited Liability Company Agreement of NuStar GP, dated as of the date hereof, as amended or amended and restated from time to time.

“NYSE” means the New York Stock Exchange.

“Operating Expenditures” means all Partnership Group expenditures, including, but not limited to, taxes, reimbursements of the General Partner, repayment of Working Capital Borrowings, debt service payments, and capital expenditures, subject to the following:

(a)    Payments (including prepayments) of principal and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

(b)    Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or Capital Improvements, (ii) payment of transaction expenses relating to Interim Capital Transactions, (iii) Series A Redemption Payments, (iv) Series B Redemption Payments, (v) Series C Redemption Payments, (vi) payments made to Preferred Holders to purchase or otherwise acquire Preferred Units, and (vii) distributions to Partners. Where capital expenditures are made in part for Acquisitions or for Capital Improvements and in part for other purposes, the General Partner’s good faith allocation between the amounts paid for each shall be conclusive.

“Operating General Partner” means NuStar GP, Inc., a Delaware corporation and wholly owned subsidiary of the Partnership, and any successors and permitted assigns as the general partner of NuStar Logistics, L.P.

“Operating Partnership” means NuStar Logistics, L.P., a Delaware limited partnership, and such other Persons that are treated as partnerships for federal income tax purposes that are majority-owned by the Partnership and controlled by the Partnership (whether by direct or indirect ownership of the general partner of such Person or otherwise) and established or acquired for the purpose of conducting the business of the Partnership.

“Operating Partnership Agreement” means the agreement of limited partnership of any Operating Partnership that is a limited partnership, or any limited liability company agreement of any Operating Partnership that is a limited liability company that is treated as a partnership for federal income tax purposes, as such may be amended, supplemented or restated from time to time.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a)    the sum of (i) $10 million plus all cash and cash equivalents of the Partnership Group on hand as of the close of business on the Closing Date, (ii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending with the last day of such period, other than cash receipts from Interim Capital Transactions and (iii) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, less

(b)    the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending with the last day of such period and (ii) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the General Partner to provide funds for future Operating Expenditures; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner in its reasonable discretion.

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination other than Partnership Securities held by any member of the Partnership Group; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement; provided, further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates or (ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply.

“Parity Securities” means the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units and any other class or series of Partnership Interests established after November 25, 2016 by the General Partner, the terms of which class or series expressly provide that it ranks on parity with the Series A Preferred Units, the Series B Preferred Units, and the Series C Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means NuStar Energy L.P., a Delaware limited partnership, and any successors thereto.

“Partnership Group” means the Partnership, the Operating Partnership and any Subsidiary of any such entity, treated as a single consolidated entity.

“Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units and Preferred Units. Partnership Security shall not include the General Partner Interest.

“Paying Agent” means the Transfer Agent, acting in its capacity as paying agent for the Preferred Units, and its respective successors and assigns or any other paying agent appointed by the General Partner; provided, however, that if no Paying Agent is specifically designated for any series of Preferred Units, the General Partner shall act in such capacity.

“Percentage Interest” means as of any date of determination as to any Unitholder or Assignee holding Units the quotient obtained by dividing (a) the number of Units held by such Unitholder or Assignee by (b) the total number of all Outstanding Units and (c) as to holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to the General Partner Interest, a Series A Preferred Unit, a Series B Preferred Unit and a Series C Preferred Unit shall at all times be zero.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Preferred Holder” means, with respect to a series of Preferred Units, a Record Holder of such series of Preferred Units.

“Preferred Distributions” means Series A Distributions, Series B Distributions or Series C Distributions, as applicable.

“Preferred Distribution Payment Date” means the Series A Distribution Payment Date, Series B Distribution Payment Date or Series C Distribution Payment Date, as applicable.

“Preferred Distribution Period” means the Series A Distribution Period, Series B Distribution Period or Series C Distribution Period, as applicable.

“Preferred Units” means a Partnership Interest designated as a “Preferred Unit,” including the Series A Preferred Units, Series B Preferred Units and Series C Preferred Units, which entitles the holder thereof to a preference with respect to distributions over Junior Securities.

“Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their relative Percentage Interests, and (c) when used with respect to Preferred Units or any class or series thereof, apportioned among all such Preferred Units in accordance with the relative number or percentage of such Preferred Units.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Units of a certain class (other than Units owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Rating Agency” means any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Exchange Act) that publishes a rating for the Partnership.

“Record Date” means the date established by the General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books which the Transfer Agent or the General Partner, as applicable, has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-43668) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Required Allocations” means (a) any limitation imposed on any allocation of Net Losses under Section 6.1(b) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(c)(i), 6.1(c)(ii), 6.1(c)(iv), 6.1(c)(vii) or 6.1(c)(ix).

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or Section 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

“Revaluation Event” means an event that results in adjustment of the Carrying Value of each Partnership property pursuant to Section 5.5(d).

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Senior Securities” means any class or series of Partnership Interests established after November 25, 2016 by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series A Preferred Units, Series B Preferred Units and Series C Preferred Units as to the right to distributions of cash or property or distributions upon any dissolution or liquidation pursuant to Article XII.

“Series A Alternative Conversion Consideration” has the meaning given such term in Section 16.11(d).

“Series A Change of Control Conversion Date” has the meaning assigned to such term in Section 16.11(a).

“Series A Change of Control Conversion Right” has the meaning given such term in Section 16.11(a).

“Series A Common Unit Conversion Consideration” has the meaning given such term in Section 16.11(a).

“Series A Conversion Common Units” means Common Units issued upon conversion of the Series A Preferred Units pursuant to Section 16.11(a).

“Series A Conversion Ratio” has the meaning given such term in Section 16.11(c).

“Series A Current Criteria” means the equity credit criteria of a Rating Agency for securities such as the Series A Preferred Units, as such criteria are in effect as of the Series A Original Issue Date.

“Series A Distribution Payment Date” means the 15th day of March, June, September and December of each year, commencing on March 15, 2017; provided, however, that if any Series A Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series A Distribution Payment Date shall instead be on the immediately succeeding Business Day.

“Series A Distribution Period” means a period of time from and including the preceding Series A Distribution Payment Date (other than the initial Series A Distribution Period, which shall commence on and include the Series A Original Issue Date), to but excluding the next Series A Distribution Payment Date for such Series A Distribution Period.

“Series A Distribution Rate” means an annual rate equal to (i) during the Series A Fixed Rate Period, 8.50% of the Series A Liquidation Preference and (ii) during the Series A Floating Rate Period, a percentage of the Series A Liquidation Preference equal to the sum of (a) the Series A Three-Month LIBOR, as calculated on each applicable Series A LIBOR Determination Date, and (b) 6.766%.

“Series A Distribution Record Date” has the meaning given such term in Section 16.3(b).

“Series A Distributions” means distributions with respect to Series A Preferred Units pursuant to Section 16.3.

“Series A Fixed Rate Period” means the period from and including the Series A Original Issue Date to, but not including, December 15, 2021.

“Series A Floating Rate Period” means the period from and including December 15, 2021 and thereafter until such time as all of the Outstanding Series A Preferred Units are redeemed in accordance with Section 16.5 or are converted in accordance with Section 16.11.

“Series A Holder” means a Record Holder of Series A Preferred Units.

“Series A LIBOR Determination Date” means the London Business Day immediately preceding the first date of each relevant Series A Distribution Period.

“Series A Liquidation Preference” means a liquidation preference for each Series A Preferred Unit initially equal to $25.00 per unit, which liquidation preference shall be subject to increase by the per Series A Preferred Unit amount of any accumulated and unpaid Series A Distributions (whether or not such distributions shall have been declared).

“Series A Original Issue Date” means November 25, 2016.

“Series A Payments” means, collectively, Series A Distributions and Series A Redemption Payments.

“Series A Preferred Unit” means a Preferred Unit having the designations, preferences, rights, powers and duties set forth in Article XVI.

“Series A Rating Event” means a change by any Rating Agency to the Series A Current Criteria, which change results in (i) any shortening of the length of time for which the Series A Current Criteria are scheduled to be in effect with respect to the Series A Preferred Units, or (ii) a lower equity credit being given to the Series A Preferred Units than the equity credit that would have been assigned to the Series A Preferred Units by such Rating Agency pursuant to its Series A Current Criteria.

“Series A Redemption Date” has the meaning given such term in Section 16.5(a).

“Series A Redemption Notice” has the meaning given such term in Section 16.5(b).

“Series A Redemption Payments” means payments to be made to the holders of Series A Preferred Units to redeem Series A Preferred Units in accordance with Section 16.5.

“Series A Redemption Price” has the meaning given such term in Section 16.5(a).

“Series A Three-Month LIBOR” has the meaning set forth in Section 16.3(c).

“Series A Unit Cap” has the meaning given such term in Section 16.11(c).

“Series B Alternative Conversion Consideration” has the meaning given such term in Section 17.11(d).

“Series B Change of Control Conversion Date” has the meaning assigned to such term in Section 17.11(a).

“Series B Change of Control Conversion Right” has the meaning given such term in Section 17.11(a).

“Series B Common Unit Conversion Consideration” has the meaning given such term in Section 17.11(a).

“Series B Conversion Common Units” means Common Units issued upon conversion of the Series B Preferred Units pursuant to Section 17.11(a).

“Series B Conversion Ratio” has the meaning given such term in Section 17.11(c).

“Series B Current Criteria” means the equity credit criteria of a Rating Agency for securities such as the Series B Preferred Units, as such criteria are in effect as of the Series B Original Issue Date.

“Series B Distribution Payment Date” means the 15th day of March, June, September and December of each year, commencing on September 15, 2017; provided, however, that if any Series B Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series B Distribution Payment Date shall instead be on the immediately succeeding Business Day.

“Series B Distribution Period” means a period of time from and including the preceding Series B Distribution Payment Date (other than the initial Series B Distribution Period, which shall commence on and include the Series B Original Issue Date), to but excluding the next Series B Distribution Payment Date for such Series B Distribution Period.

“Series B Distribution Rate” means an annual rate equal to (i) during the Series B Fixed Rate Period, 7.625% of the Series B Liquidation Preference and (ii) during the Series B Floating Rate Period, a percentage of the Series B Liquidation Preference equal to the sum of (a) the Series B Three-Month LIBOR, as calculated on each applicable Series B LIBOR Determination Date, and (b) 5.643%.

“Series B Distribution Record Date” has the meaning given such term in Section 17.3(b).

“Series B Distributions” means distributions with respect to Series B Preferred Units pursuant to Section 17.3.

“Series B Fixed Rate Period” means the period from and including the Series B Original Issue Date to, but not including, June 15, 2022.

“Series B Floating Rate Period” means the period from and including June 15, 2022 and thereafter until such time as all of the Outstanding Series B Preferred Units are redeemed in accordance with Section 17.5 or are converted in accordance with Section 17.11.

“Series B Holder” means a Record Holder of Series B Preferred Units.

“Series B LIBOR Determination Date” means the London Business Day immediately preceding the first date of each relevant Series B Distribution Period.

“Series B Liquidation Preference” means a liquidation preference for each Series B Preferred Unit initially equal to $25.00 per unit, which liquidation preference shall be subject to increase by the per Series B Preferred Unit amount of any accumulated and unpaid Series B Distributions (whether or not such distributions shall have been declared).

“Series B Original Issue Date” means April 28, 2017.

“Series B Payments” means, collectively, Series B Distributions and Series B Redemption Payments.

“Series B Preferred Unit” means a Preferred Unit having the designations, preferences, rights, powers and duties set forth in Article XVII.

“Series B Rating Event” means a change by any Rating Agency to the Series B Current Criteria, which change results in (i) any shortening of the length of time for which the Series B Current Criteria are scheduled to be in effect with respect to the Series B Preferred Units, or (ii) a lower equity credit being given to the Series B Preferred Units than the equity credit that would have been assigned to the Series B Preferred Units by such Rating Agency pursuant to its Series B Current Criteria.

“Series B Redemption Date” has the meaning given such term in Section 17.5(a).

“Series B Redemption Notice” has the meaning given such term in Section 17.5(b).

“Series B Redemption Payments” means payments to be made to the holders of Series B Preferred Units to redeem Series B Preferred Units in accordance with Section 17.5.

“Series B Redemption Price” has the meaning given such term in Section 17.5(a).

“Series B Three-Month LIBOR” has the meaning set forth in Section 17.3(c).

“Series B Unit Cap” has the meaning given such term in Section 17.11(c).

“Series C Alternative Conversion Consideration” has the meaning given such term in Section 18.11(d).

“Series C Change of Control Conversion Date” has the meaning assigned to such term in Section 18.11(a).

“Series C Change of Control Conversion Right” has the meaning given such term in Section 18.11(a).

“Series C Common Unit Conversion Consideration” has the meaning given such term in Section 18.11(a).

“Series C Conversion Common Units” means Common Units issued upon conversion of the Series C Preferred Units pursuant to Section 18.11(a).

“Series C Conversion Ratio” has the meaning given such term in Section 18.11(c).

“Series C Current Criteria” means the equity credit criteria of a Rating Agency for securities such as the Series C Preferred Units, as such criteria are in effect as of the Series C Original Issue Date.

“Series C Distribution Payment Date” means the 15th day of March, June, September and December of each year, commencing on March 15, 2018; provided, however, that if any Series C Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series C Distribution Payment Date shall instead be on the immediately succeeding Business Day.

“Series C Distribution Period” means a period of time from and including the preceding Series C Distribution Payment Date (other than the initial Series C Distribution Period, which shall commence on and include the Series C Original Issue Date), to but excluding the next Series C Distribution Payment Date for such Series C Distribution Period.

“Series C Distribution Rate” means an annual rate equal to (i) during the Series C Fixed Rate Period, 9.00% of the Series C Liquidation Preference and (ii) during the Series C Floating Rate Period, a percentage of the Series C Liquidation Preference equal to the sum of (a) the Series C Three-Month LIBOR, as calculated on each applicable Series C LIBOR Determination Date, and (b) 6.88%.

“Series C Distribution Record Date” has the meaning given such term in Section 18.3(b).

“Series C Distributions” means distributions with respect to Series C Preferred Units pursuant to Section 18.3.

“Series C Fixed Rate Period” means the period from and including the Series C Original Issue Date to, but not including, December 15, 2022.

“Series C Floating Rate Period” means the period from and including December 15, 2022 and thereafter until such time as all of the Outstanding Series C Preferred Units are redeemed in accordance with Section 18.5 or are converted in accordance with Section 18.11.

“Series C Holder” means a Record Holder of Series C Preferred Units.

“Series C LIBOR Determination Date” means the London Business Day immediately preceding the first date of each relevant Series C Distribution Period.

“Series C Liquidation Preference” means a liquidation preference for each Series C Preferred Unit initially equal to $25.00 per unit, which liquidation preference shall be subject to increase by the per Series C Preferred Unit amount of any accumulated and unpaid Series C Distributions (whether or not such distributions shall have been declared).

“Series C Original Issue Date” means November 30, 2017.

“Series C Payments” means, collectively, Series C Distributions and Series C Redemption Payments.

“Series C Preferred Unit” means a Preferred Unit having the designations, preferences, rights, powers and duties set forth in Article XVIII.

“Series C Rating Event” means a change by any Rating Agency to the Series C Current Criteria, which change results in (i) any shortening of the length of time for which the Series C Current Criteria are scheduled to be in effect with respect to the Series C Preferred Units, or (ii) a lower equity credit being given to the Series C Preferred Units than the equity credit that would have been assigned to the Series C Preferred Units by such Rating Agency pursuant to its Series C Current Criteria.

“Series C Redemption Date” has the meaning given such term in Section 18.5(a).

“Series C Redemption Notice” has the meaning given such term in Section 18.5(b).

“Series C Redemption Payments” means payments to be made to the holders of Series C Preferred Units to redeem Series C Preferred Units in accordance with Section 18.5.

“Series C Redemption Price” has the meaning given such term in Section 18.5(a).

“Series C Three-Month LIBOR” has the meaning set forth in Section 18.3(c).

“Series C Unit Cap” has the meaning given such term in Section 18.11(c).

“Services Agreement” means that Amended and Restated Services Agreement, effective as of March 1, 2016 by and between the Partnership, NSH, NuStar GP and NuStar Services Company LLC, as it may be amended, supplemented or restated from time to time.

“Special Approval” means approval by a majority of the members of the Conflicts Committee, provided that at the time of such approval all of the material facts known to the General Partner or any of its Affiliates regarding the proposed transaction in respect of which such approval is given were fully disclosed to or otherwise known by the Conflicts Committee.

“Stated Liquidation Preference” means the Stated Series A Liquidation Preference, the Stated Series B Liquidation Preference or the Stated Series C Liquidation Preference, as applicable.

“Stated Series A Liquidation Preference” means an amount equal to $25.00 per Series A Preferred Unit.

“Stated Series B Liquidation Preference” means an amount equal to $25.00 per Series B Preferred Unit.

“Stated Series C Liquidation Preference” means an amount equal to $25.00 per Series C Preferred Unit.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).

“Trading Day” has the meaning assigned to such term in Section 15.1(a).

“Transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units or other Partnership Securities; provided that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

“Transfer Application” means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

“Triggering Resolution” shall mean a resolution adopted by the Board of Directors providing for staggered elections of the Directors in the manner set forth in Section 13.4(b)(iv).

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchased Common Units pursuant thereto.

“Underwriting Agreement” means the Underwriting Agreement dated April 9, 2001 among the Underwriters, the Partnership and certain other parties, providing for the purchase of Common Units by such Underwriters.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, but shall not include (i) Series A Preferred Units, (ii) Series B Preferred Units or (iii) Series C Preferred Units.

“Unitholders” means the holders of Common Units.

“Unit Majority” means at least a majority of the Outstanding Common Units.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

“Unrecovered Capital” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

“U.S. GAAP” means United States Generally Accepted Accounting Principles consistently applied.

“Withdrawal Opinion of Counsel” means an Opinion of Counsel that the withdrawal of the General Partner in accordance with the terms of this Agreement (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or of a limited partner of the Operating Partnership or cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to partners made pursuant to a credit facility or other arrangement requiring all such borrowings thereunder to be reduced to a relatively small amount each year for an economically meaningful period of time.

SECTION 1.2    Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

ARTICLE II

ORGANIZATION

SECTION 2.1    Formation.

The Partnership had been previously formed as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner and the other Partners hereby amend and restate the Sixth Amended and Restated Agreement in its entirety. This amendment and restatement shall become effective at the Effective Time. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

SECTION 2.2    Name.

The name of the Partnership shall be “NuStar Energy L.P.” The Partnership’s business may be conducted under any other name or names deemed necessary or appropriate by the General Partner in its sole discretion, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner in its discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

SECTION 2.3    Registered Office; Registered Agent; Principal Office; Other Offices.

Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 19003 IH-10 West, San Antonio, Texas 78257 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate. The address of the General Partner shall be 19003 IH-10 West, San Antonio, Texas 78257 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

SECTION 2.4    Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership shall be to (a) serve as a partner of the Operating Partnership and, in connection therewith, to exercise all the rights and powers conferred upon the Partnership as a partner of an Operating Partnership pursuant to the Operating Partnership Agreement for such Operating Partnership or otherwise, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Operating Partnership is permitted to engage in by the Operating Partnership Agreement and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; provided, however, that the General Partner reasonably determines, as of the date of the acquisition or commencement of such activity, that such activity (i) generates “qualifying income” (as such term is defined pursuant to Section 7704 of the Code) or (ii) enhances the operations of an activity of the Operating Partnership or a Partnership activity that generates qualifying income, (d) serve as a member of NSH and, in connection therewith, to exercise all the rights and powers held by the Partnership as a member of NSH as the member of NuStar GP and (e) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member. The General Partner has no obligation or duty to the Partnership, the Limited Partners or the Assignees to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Partnership of any business.

SECTION 2.5    Powers.

The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

SECTION 2.6    Power of Attorney.

(a)    Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i)    execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XIV; and

(ii)    execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII, Article XVI, Article XVII and Article XVIII or as may be otherwise expressly provided for in this Agreement.

(b)    The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Interest and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each

Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

SECTION 2.7    Term.

The term of the Partnership commenced upon the filing of the initial Certificate of Limited Partnership in accordance with the Delaware Act and shall be perpetual unless the Partnership is dissolved in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

SECTION 2.8    Title to Partnership Assets.

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

SECTION 3.1    Limitation of Liability.

The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

SECTION 3.2    Management of Business.

No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

SECTION 3.3    Outside Activities of the Limited Partners.

Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

SECTION 3.4    Rights of Limited Partners.

(a)    In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon reasonable written demand and at such Limited Partner’s own expense:

(i)    to obtain true and full information regarding the status of the business and financial condition of the Partnership;

(ii)    promptly after becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;

(iii)    to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

(iv)    to have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(v)    to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

(vi)    to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b)    The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP

INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

SECTION 4.1    Certificates.

Subject in each case to Section 16.2(b) with respect to Series A Preferred Units, Section 17.2(b) with respect to Series B Preferred Units and Section 18.2(b) with respect to Series C Preferred Units, upon the Partnership’s issuance of Partnership Securities to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Partnership Securities being so issued. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Secretary or any Assistant Secretary of NuStar GP. No Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Partnership Securities in global form, the Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that such Partnership Securities have been duly registered in accordance with the directions of the Partnership. Partners holding Certificates evidencing Series A Preferred Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Series A Preferred Units are converted into Common Units pursuant to the terms of Section 16.11. Partners holding Certificates evidencing Series B Preferred Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Series B Preferred Units are converted into Common Units pursuant to the terms of Section 17.11. Partners holding Certificates evidencing Series C Preferred Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Series C Preferred Units are converted into Common Units pursuant to the terms of Section 18.11.

SECTION 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.

(a)    If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of NuStar GP on behalf of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

(b)    The appropriate officers of NuStar GP on behalf of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i)    makes proof by affidavit, in form and substance satisfactory to the Partnership, that a previously issued Certificate has been lost, destroyed or stolen;

(ii)    requests the issuance of a new Certificate before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)    if requested by the Partnership, delivers to the Partnership a bond, in form and substance satisfactory to the Partnership, with surety or sureties and with fixed or open penalty as the Partnership may reasonably direct, in its sole discretion, to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv)    satisfies any other reasonable requirements imposed by the Partnership.

If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c)    As a condition to the issuance of any new Certificate under this Section 4.2, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

SECTION 4.3    Record Holders.

The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.

SECTION 4.4    Transfer Generally.

(a)    The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the General Partner assigns its General Partner Interest to another Person who becomes the General Partner, by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

(b)    No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c)    Nothing contained in this Agreement shall be construed to prevent (i) a disposition by any limited partner of the General Partner of any or all of the issued and outstanding limited partner interests of the General Partner or (ii) a disposition by any general partner of the General Partner of any or all of the issued and outstanding capital stock or other equity interests of such general partner.

SECTION 4.5    Registration and Transfer of Limited Partner Interests.

(a)    The Partnership shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Partnership Securities. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Partnership Securities and transfers of such Partnership Securities as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of NuStar GP on behalf of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units and Preferred Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions and Section 4.1, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(b)    Except as otherwise provided in Section 4.8, the Partnership shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c)    Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(d)    Until admitted as a Substituted Limited Partner pursuant to Section 10.2, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

(e)    A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

SECTION 4.6    Transfer of the General Partner’s General Partner Interest.

(a)    Subject to Section 4.6(b) below, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

(b)    Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any limited partner of the Operating Partnership or cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership interest of the General Partner as the general partner of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as a General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution.

SECTION 4.7    Restrictions on Transfers.

(a)    Except as provided in Section 4.7(c) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership or the Operating Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

(b)    The General Partner may impose restrictions on the transfer of Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the General Partner may determine to be necessary or appropriate to impose such restrictions; provided, however, that any amendment that the General Partner believes, in the exercise of its reasonable discretion, could result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c)    Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for trading.

SECTION 4.8    Citizenship Certificates; Non-citizen Assignees.

(a)    If any Group Member is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner may require that the status of any such Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests.

(b)    The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

(c)    Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

(d)    At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.9, and upon his admission pursuant to Section 10.2, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.

SECTION 4.9    Redemption of Partnership Interests of Non-citizen Assignees.

(a)    If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.8(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:

(i)    The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii)    The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, in the discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii)    Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

(iv)    After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b)    The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

(c)    Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Citizenship Certification delivered in connection with the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

SECTION 5.1    Transformation of the General Partner Interest.

The 2% general partner interest in the Partnership that existed immediately prior to the Effective Time is, immediately following the Effective Time, hereby converted into a non-economic, management interest in the Partnership. Following the Effective Time, the General Partner Interest shall only represent a non-economic, management interest of the General Partner in the Partnership. Riverwalk Logistics, L.P. hereby continues as general partner of the Partnership and the Partnership is hereby continued without dissolution.

SECTION 5.2    Cancellation of Incentive Distribution Rights.

The Incentive Distribution Rights that existed immediately prior to the Effective Time are, immediately following the Effective Time, hereby cancelled. Following the Effective Time, no Person, in its capacity as a former holder of the Incentive Distribution Rights, shall have any rights with respect to the Partnership as a former holder of the Incentive Distribution Rights, including the right to receive any distributions from the Partnership.

SECTION 5.3    Contributions by Limited Partners.

Each Limited Partner has contributed to the Partnership the cash or other property (if any) as set forth in the books and records of the Partnership.

SECTION 5.4    Interest and Withdrawal.

No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of Section 17-502(b) of the Delaware Act.

SECTION 5.5    Capital Accounts.

(a)    The Partnership shall maintain for each Limited Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). The initial Capital Account attributable to a Preferred Unit shall be the Stated Liquidation Preference for such Preferred Unit, irrespective of the amount paid by such holder for such Preferred Unit. Capital Accounts shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest (other than a Preferred Unit) pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement; provided that the Capital Account of a holder of Series A Preferred Units shall not be reduced by the amount of Series A Distributions it receives, the Capital Account of a holder of Series B Preferred Units shall not be reduced by the amount of Series B Distributions it receives and the Capital Account of a holder of Series C Preferred Units shall not be reduced by the amount of Series C Distributions it receives and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b)    For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i)    Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the Operating Partnership Agreement) of all property owned by the Operating Partnership or any other Subsidiary that is classified as a partnership for federal income tax purposes.

(ii)    All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii)    Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv)    Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(v)    In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.

(vi)    If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

(c)    A transferee of a Partnership Interest shall succeed to a Pro Rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(d)    (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services or the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b) or the issuance of a Noncompensatory Option (including the conversion of a Series A Preferred Unit in accordance with Section 16.11, the conversion of a Series B Preferred Unit in accordance with Section 17.11 and the conversion of a Series C Preferred Unit in accordance with Section 18.11), the Capital Accounts of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance for an amount equal to its fair market value and had been allocated to the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided further, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. If, upon the occurrence of a Revaluation Event described in this Section 5.5(d), a Noncompensatory Option of the Partnership is outstanding, the Partnership shall adjust the Carrying Value of each Partnership property in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2). In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option, immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such Noncompensatory Option if required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(1)) shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its discretion to be reasonable) to arrive at a fair market value for individual properties.

(ii)    In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution which is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.

SECTION 5.6    Issuances of Additional Partnership Securities.

(a)    Subject to Section 5.7 and subject to any approvals required by Series A Holders pursuant to Section 16.4(b) and Section 16.4(c),any approvals required by Series B Holders pursuant to Section 17.4(b) and Section 17.4(c) and any approvals required by Series C Holders pursuant to Section 18.4(b) and Section 18.4(c), the Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners.

(b)    Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner in the exercise of its sole discretion, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

(c)    The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, (ii) the conversion of the General Partner Interest or Preferred Units into Units pursuant to the terms of this Agreement, (iii) the admission of Additional Limited Partners and (iv) all additional issuances of Partnership Securities. The General Partner is further authorized and directed to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest or Preferred Units into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading.

SECTION 5.7    No Fractional Units. No fractional Units shall be issued by the Partnership.

SECTION 5.8    No Preemptive Right.

No Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created.

SECTION 5.9    Splits and Combinations.

(a)    Subject to Section 5.9(d), the Partnership may make a Pro Rata distribution of Partnership Securities (other than Preferred Units) to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per unit basis (including those based on the Stated Liquidation Preference) or stated as a number of Partnership Securities are proportionately adjusted retroactive to the beginning of the Partnership.

(b)    Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)    Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d)    The Partnership shall not issue fractional Partnership Securities upon any distribution, subdivision, combination, or conversion of any such Partnership Security. If a distribution, subdivision, combination or conversion of a Partnership Security would result in the issuance of fractional Partnership Securities but for the provisions of this Section 5.9(d), each fractional Partnership Security shall be rounded to the nearest whole Partnership Security (and a 0.5 Partnership Security shall be rounded to the next higher Partnership Security).

SECTION 5.10    Fully Paid and Non-Assessable Nature of Limited Partner Interests.

All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V, Article XVI, Article XVII or Article XVIII shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-303(a), 17-607 and 17-804 of the Delaware Act.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

SECTION 6.1    Allocations for Capital Account Purposes.

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below. For purposes of making allocations under this Section 6.1, a Person shall be considered as the holder solely of the class of Partnership Interests to which such allocation relates.

(a)    Net Income. After giving effect to the special allocations set forth in Section 6.1(c), Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated to the Unitholders, in accordance with their Percentage Interests.

(b)    Net Losses. After giving effect to the special allocations set forth in Section 6.1(c), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

(i)    First, 100% to the Unitholders, in accordance with their Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

(ii)    Second, to all Preferred Holders, in proportion to their respective positive Adjusted Capital Account balances, until the Adjusted Capital Account in respect of each Preferred Unit then Outstanding has been reduced to zero.

(c)    Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i)    Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(c), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(c)(vi) and 6.1(c)(vii)). This Section 6.1(c)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)    Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(c)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(c), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c) (other than Section 6.1(c)(i) and other than an allocation pursuant to Sections 6.1(c)(vi) and 6.1(c)(vii)), with respect to such taxable period. This Section 6.1(c)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)    Priority Allocations. If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (A) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (B) the number of Units owned by the Unitholder receiving the greater distribution.

(iv)    Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(c)(i) or (ii).

(v)    Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(c)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(c)(v) was not in this Agreement.

(vi)    Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii)    Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii)    Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

(ix)    Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x)    Economic Uniformity. For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall have sole discretion to (A) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (B) make special allocations of income (including, without limitation, gross income), gain, loss, deduction, Unrealized Gain or Unrealized Loss or deductions; and (C) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(c)(x) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(xi)    Preferred Unit Allocations.

(A)    Income of the Partnership attributable to the issuance by the Partnership of a Preferred Unit for an amount in excess of the Stated Liquidation Preference for such Preferred Unit shall be allocated to the Partners (other than Preferred Holders) in accordance with their respective Percentage Interests.

(B)    Unrealized Gain, if any, for the taxable period (or, to the extent necessary, items of income and gain for the taxable period) shall be allocated to each Preferred Holder in proportion to, and to the extent of, an amount equal to the excess, if any, of (x) the Stated Liquidation Preference with respect to such holder’s Preferred Units, over (y) such holder’s existing Capital Account balance in respect of its Preferred Units, until the Capital Account balance of each such holder in respect of its Preferred Units is equal to the Stated Liquidation Preference in respect of such Preferred Units.

(xii)    Curative Allocation.

(A)    Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(c)(xii)(A) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(c)(xii)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

(B)    The General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of Section 6.1(c)(xii)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(c)(xii)(A) among the Partners in a manner that is likely to minimize such economic distortions.

SECTION 6.2    Allocations for Tax Purposes.

(a)    Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b)    In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

(i)    (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(ii)    (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(iii)    The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

(c)    The General Partner in its discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership’s common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6), or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(d)    Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(e)    All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(f)    Each item of Partnership income, gain, loss and deduction attributable to a transferred Partnership Interest, shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the NYSE on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership other than in the ordinary course of business shall be allocated to the Partners as of the opening of the NYSE on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(g)    Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion.

(h)    If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

SECTION 6.3    Requirement and Characterization of Distributions; Distributions to Record Holders.

(a)    Within 45 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner in its reasonable discretion. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners equals the amount of Operating Surplus as calculated with respect to the Quarter in respect of which such distribution of Available Cash is to be made through the close of the Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall be deemed to be “Capital Surplus.” Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make any distributions to any Partner on account of its interest in the Partnership if such distribution would violate the Delaware Act. This Section 6.3(a) (except for the second to the last sentence of this Section 6.3(a)) shall not apply to Preferred Units.

(b)    Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c)    The General Partner shall have the discretion to treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

(d)    Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

SECTION 6.4    Distributions.

Available Cash with respect to any Quarter, shall be distributed in accordance with each Limited Partner’s Percentage Interest (subject to Section 16.3 in respect of Series A Preferred Units described therein, Section 17.3 in respect of Series B Preferred Units described therein and Section 18.3 in respect of Series C Preferred Units described therein and except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto).

SECTION 6.5    Adjustment of Minimum Quarterly Distribution.

(a)    The Minimum Quarterly Distribution shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.9. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution by a fraction of which the numerator is the Unrecovered Capital of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Capital of the Common Units immediately prior to giving effect to such distribution.

(b)    The Minimum Quarterly Distribution shall also be subject to adjustment pursuant to Section 6.6.

SECTION 6.6    Entity-Level Taxation.

If legislation is enacted or the interpretation of existing language is modified by the relevant governmental authority which causes the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise subjects the Partnership or the Operating Partnership to entity-level taxation for federal, state or local income tax purposes, the then applicable Minimum Quarterly Distribution shall be adjusted to equal the product obtained by multiplying (a) the amount thereof by (b) one minus the sum of (i) the highest marginal federal corporate (or other entity, as applicable) income tax rate of the Partnership or the Operating Partnership for the taxable year of the Partnership or the Operating Partnership in which such Quarter occurs (expressed as a percentage) plus (ii) the effective overall state and local income tax rate (expressed as a percentage) applicable to the Partnership or the Operating Partnership for the calendar year next preceding the calendar year in which such Quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes), but only to the extent of the increase in such rates resulting from such legislation or interpretation. Such effective overall state and local income tax rate shall be determined for the taxable year next preceding the first taxable year during which the Partnership or the Operating Partnership is taxable for federal income tax purposes as an association taxable as a corporation or is otherwise subject to entity-level taxation by determining such rate as if the Partnership or the Operating Partnership had been subject to such state and local taxes during such preceding taxable year.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

SECTION 7.1    Management.

(a)    The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

(ii)    the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii)    the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3);

(iv)    the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including the Operating Partnership); the repayment of obligations of the Partnership Group and the making of capital contributions to any member of the Partnership Group;

(v)    the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi)    the distribution of Partnership cash;

(vii)    the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii)    the maintenance of such insurance for the benefit of the Partnership Group and the Partners as it deems necessary or appropriate;

(ix)    the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, the Operating Partnership from time to time) subject to the restrictions set forth in Section 2.4;

(x)    the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

(xi)    the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii)    the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);

(xiii)    unless restricted or prohibited by Section 5.6, the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of additional options, rights, warrants and appreciation rights relating to Partnership Securities; and

(xiv)    the undertaking of any action in connection with the Partnership’s ownership or operation of any Group Member, including exercising, on behalf and for the benefit of the Partnership, the Partnership’s rights as the sole stockholder of the Operating General Partner.

(b)    Notwithstanding any other provision of this Agreement, the Operating Partnership Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and the Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Operating Partnership Agreement, the Underwriting Agreement, the Contribution Agreement, and the other agreements described in or filed as exhibits to the

Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

SECTION 7.2    Certificate of Limited Partnership.

NuStar GP caused the initial Certificate of Limited Partnership of the Partnership and the General Partner has caused the Certificate of Amendment to the Certificate of Limited Partnership and the Amended and Restated Certificate of Limited Partnership of the Partnership and each amendment thereto to be filed with the Secretary of State of the State of Delaware in accordance with the Delaware Act and the General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto or restatement thereof to any Limited Partner.

SECTION 7.3    Restrictions on General Partner’s Authority.

(a)    The General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner; (iv) amending this Agreement in any manner; or (v) transferring its interest as general partner of the Partnership.

(b)    Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Partnership, taken as a whole, without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership or the Operating Partnership and shall not apply to any forced sale of any or all of the assets of the Partnership or the Operating Partnership pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Operating Partnership Agreement or, except as expressly permitted by Section 7.9(d), take any action permitted to be taken by a partner of the Operating Partnership, in either case, that would have a material adverse effect on the Partnership as a partner of the Operating Partnership or the holders of Common Units (other than the General Partner and its Affiliates) or (ii) except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner.

SECTION 7.4    Reimbursement of the General Partner.

(a)    Except as provided in this Section 7.4 and elsewhere in this Agreement or in the Operating Partnership Agreement, the General Partner shall not be compensated for its services as general partner of any Group Member.

(b)    Subject to the provisions of the Services Agreement, the General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

(c)    Subject to Section 5.6, the General Partner, in its sole discretion and without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliate is obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliate of Partnership Securities purchased by the General Partner or such Affiliate from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

SECTION 7.5    Outside Activities.

(a)    The General Partner of the Partnership (i) agrees that its sole business will be to act as the general partner of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

(b)    Except as specifically restricted by Section 7.5(a), each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty express or implied by law to any Group Member or any Partner or Assignee. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Operating Partnership Agreement or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee.

(c)    Subject to the terms of Section 7.5(a) and Section 7.5(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of the General Partner’s fiduciary duty or any other obligation of any type whatsoever of the General Partner for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the General Partner and the Indemnitees shall have no obligation to present business opportunities to the Partnership.

(d)    The General Partner and any of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of the General Partner or Limited Partner, as applicable, relating to such Units or Partnership Securities.

(e)    The term “Affiliates” when used in Section 7.5(d) with respect to the General Partner shall not include any Group Member or any Subsidiary of any Group Member.

(f)    Anything in this Agreement to the contrary notwithstanding, to the extent that provisions of Sections 7.7, 7.8, 7.9, 7.10 or other Sections of this Agreement purport or are interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the General Partner has complied with its fiduciary duties in connection with determinations made by it under this Section 7.5.

SECTION 7.6    Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.

(a)    The General Partner or its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees). The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to the General Partner if not then a Group Member or any of its Affiliates (other than another Group Member).

(b)    The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions established in the sole discretion of the General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the General Partner’s financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

(c)    The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the General Partner in the discharge of its duties as general partner of the Partnership. Any services rendered to a Group Member by the

General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership Group than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership Group), is equitable to the Partnership Group. The provisions of Section 7.4 shall apply to the rendering of services described in this Section 7.6(c).

(d)    The Partnership Group may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

(e)    Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(e) shall be deemed to be satisfied as to (i) the transactions effected pursuant to the Contribution Agreement and any other transactions described in or contemplated by the Registration Statement, (ii) any transaction approved by Special Approval, (iii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iv) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. With respect to any contribution of assets to the Partnership in exchange for Partnership Securities, the Conflicts Committee, in determining whether the appropriate number of Partnership Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Conflicts Committee deems relevant under the circumstances.

(f)    The General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.

(g)    Without limitation of Sections 7.6(a) through 7.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.

SECTION 7.7    Indemnification.

(a)    To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than the General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner with respect to its obligations incurred pursuant to the Underwriting Agreement or the Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership or the Operating Partnership). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b)    To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

(c)    The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)    The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)    For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an

Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

(f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)    The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

SECTION 7.8    Liability of Indemnitees.

(a)    Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

(b)    Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c)    To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.

(d)    Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership, the Limited Partners, the General Partner, and the Partnership’s and General Partner’s and the Operating General Partner’s directors, officers and employees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

SECTION 7.9    Resolution of Conflicts of Interest.

(a)    Unless otherwise expressly provided in this Agreement or the Operating Partnership Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, the Operating Partnership, any Partner or any Assignee, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of the Operating Partnership Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution. Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval, (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner may also adopt a resolution or course of action that has not received Special Approval. The General Partner (including the Conflicts Committee in connection with Special Approval) shall be authorized in connection with its determination of what is “fair and reasonable” to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the General Partner (including the Conflicts Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner (including the Conflicts Committee) to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Delaware Act or any other law, rule or regulation.

(b)    Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its “sole discretion” or “discretion,” that it deems “necessary or appropriate” or

“necessary or advisable” or under a grant of similar authority or latitude, except as otherwise provided herein, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, the Operating Partnership, any Limited Partner or any Assignee, (ii) it may make such decision in its sole discretion (regardless of whether there is a reference to “sole discretion” or “discretion”) unless another express standard is provided for, or (iii) in “good faith” or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the Operating Partnership Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the General Partner or such Affiliate consistent with the standards of “reasonable discretion” set forth in the definition of Available Cash shall not constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners. The General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business.

(c)    Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be “fair and reasonable” to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

(d)    The Limited Partners hereby authorize the General Partner, on behalf of the Partnership as a partner of a Group Member, to approve of actions by the general partner of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

SECTION 7.10    Other Matters Concerning the General Partner.

(a)    The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)    The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c)    The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

(d)    Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited, to the extent permitted by law, as required to permit the General Partner to act under this

Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership.

SECTION 7.11    Purchase or Sale of Partnership Securities.

Subject to Section 16.5, Section 17.5 and Section 18.5, the General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV, X, XVI, XVII and XVIII.

SECTION 7.12    Registration Rights of the General Partner and its Affiliates.

(a)    If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then upon the request of the General Partner or any of its Affiliates, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a); and provided further, however, that if the Conflicts Committee determines in its good faith judgment that a postponement of the requested registration for up to six months would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall promptly prepare and file (x) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (y) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and do any and all other acts and things that may reasonably be necessary or advisable to enable the Holder to consummate a public sale of such Partnership

Securities in such states. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b)    If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder which, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c)    If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys’ fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a “Claim” and in the plural as “Claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such Claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d)    The provisions of Section 7.12(a) and 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

(e)    Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such shares for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

SECTION 7.13    Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of NuStar GP authorized by NuStar GP to act on behalf of and in the name of the General Partner on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

SECTION 8.1    Records and Accounting.

The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

SECTION 8.2    Fiscal Year.

The fiscal year of the Partnership shall be a fiscal year ending December 31.

SECTION 8.3    Reports.

(a)    As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or furnished to each Record Holder of a Partnership Interest as of a date selected by the General Partner in its discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b)    As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or furnished to each Record Holder of a Partnership Interest, as of a date selected by the General Partner in its discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Partnership Interests are listed for trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

SECTION 9.1    Tax Returns and Information.

The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

SECTION 9.2    Tax Elections.

(a)    The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

(b)    The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

(c)    Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

SECTION 9.3    Tax Controversies.

(a)    Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

(b)    With respect to tax returns filed for taxable years beginning on or after December 31, 2017, the General Partner (or its designee) will be designated as the “partnership representative” in accordance with the rules prescribed pursuant to Section 6223 of the Code and shall have the sole authority to act on behalf of the Partnership in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. The General Partner (or its designee) shall exercise, in its sole discretion, any and all authority of the “partnership representative” under the Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code.

SECTION 9.4    Withholding.

Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may at the discretion of the General Partner be treated by the Partnership as a distribution of cash pursuant to Section 6.3, Section 16.3, Section 17.3 or Section 18.3 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

SECTION 10.1    Admission of Limited Partners.

Each Limited Partner admitted to the Partnership immediately prior to the adoption of this Agreement hereby continues as a Limited Partner upon the adoption of this Agreement.

SECTION 10.2    Admission of Substituted Limited Partner.

By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner’s discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

SECTION 10.3    Admission of Successor General Partner.

A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

SECTION 10.4    Admission of Additional Limited Partners.

(a)    A Person (other than a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement or is otherwise being admitted to the Partnership as a Limited Partner shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person’s admission as an Additional Limited Partner.

(b)    Notwithstanding anything to the contrary in this Section 10.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

SECTION 10.5    Amendment of Agreement and Certificate of Limited Partnership.

To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

SECTION 11.1    Withdrawal of the General Partner.

(a)    The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(i)    The General Partner voluntarily withdraws from the Partnership by giving notice to the other Partners;

(ii)    The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

(iii)    The General Partner is removed pursuant to Section 11.2;

(iv)    The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v)    A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi)    (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b)    Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; or (ii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner of the other Group Members of which the General Partner is a general partner. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

SECTION 11.2    Removal of the General Partner.

The General Partner may be removed if such removal is approved by the Unitholders holding at least a Unit Majority (excluding Units held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a Unit Majority (excluding Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner of the other Group Members of which the General Partner is a general partner, if any. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner of the other Group Members of which the General Partner is a general partner. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

SECTION 11.3    Interest of Departing Partner and Successor General Partner.

(a)    In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing Partner shall have the option exercisable prior to the effective date of the departure of such Departing Partner to require its successor to purchase its General Partner Interest and its general partner interest (or equivalent interest) in the other Group Members, if any (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to purchase the Combined Interest for such fair market value of such Combined Interest of the Departing Partner. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing Partner for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of a Departing Partner’s Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership’s assets, the rights and obligations of the Departing Partner and other factors it may deem relevant.

(b)    If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing Partner to Common Units will be characterized as if the Departing Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

SECTION 11.4    Withdrawal of Limited Partners.

No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

SECTION 12.1    Dissolution.

The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a)    the expiration of its term as provided in Section 2.7;

(b)    an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3;

(c)    an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(d)    the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(e)    the sale of all or substantially all of the assets and properties of the Partnership Group.

SECTION 12.2    Continuation of the Business of the Partnership After Dissolution.

Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor general partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(a)    the reconstituted Partnership shall continue until dissolved in accordance with this Article XII;

(b)    if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(c)    all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 2.6; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor the Operating Partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

SECTION 12.3    Liquidator.

Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.

SECTION 12.4    Liquidation.

The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:

(a)    Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may, in its absolute discretion, distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b)    Discharge of Liabilities. Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts owed to Partners other than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c)    Liquidation Distributions. All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence); provided that the Stated Liquidation Preference and any accumulated and unpaid Series A Distributions, Series B Distributions and Series C Distributions shall be paid prior to making any distributions pursuant to this Section 12.4(c).

SECTION 12.5    Cancellation of Certificate of Limited Partnership.

Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

SECTION 12.6    Return of Contributions.

The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

SECTION 12.7    Waiver of Partition.

To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

SECTION 12.8    Capital Account Restoration.

No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS;

RECORD DATE

SECTION 13.1    Amendment to be Adopted Solely by the General Partner.

Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)    a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b)    admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c)    a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Partnership and the Operating Partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

(d)    subject to Section 16.4, Section 17.4 and Section 18.4, a change that, in the discretion of the General Partner, (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Limited Partner Interests (including the division of any class, classes or series of Outstanding Limited Partner Interests into different classes to facilitate uniformity of tax consequences within such classes or series of Limited Partner Interests) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are or will be listed for trading, compliance with any of which the General Partner determines in its discretion to be in the best interests of the Partnership and the Limited Partners, (iii) is necessary or advisable in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e)    a change in the fiscal year or taxable year of the Partnership and any changes that, in the discretion of the General Partner, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions (other than Preferred Distributions) are to be made by the Partnership;

(f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)    subject to the terms of Section 16.4, Section 17.4, Section 18.4 and Section 5.7, an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6;

(h)    any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i)    an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j)    an amendment that, in the discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(k)    a merger or conveyance pursuant to Section 14.3(d); or

(l)    any other amendments substantially similar to the foregoing.

SECTION 13.2    Amendment Procedures.

Except as provided in Sections 13.1 and 13.3, Article XVI, Article XVII and Article XVIII, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the General Partner, which consent may be given or withheld in its sole discretion. A proposed amendment shall be effective upon its approval by the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

SECTION 13.3    Amendment Requirements.

(a)    Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

(b)    Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld in its sole discretion, (iii) change Section 12.1(a) or 12.1(c), or (iv) change the term of the Partnership or, except as set forth in Section 12.1(c), give any Person the right to dissolve the Partnership.

(c)    Except as otherwise provided and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners or Assignees as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d)    Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Common Units unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

(e)    Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

SECTION 13.4    Meetings.

(a)    All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Limited Partner Interests of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent or another agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

(b)    (i) An annual meeting of the Limited Partners holding Outstanding Units for the election of Directors to the Board of Directors and such other matters as the General Partner shall submit to a vote of the Limited Partners holding Outstanding Units shall be held in April of each year beginning in 2019 or at such other date and time as may be fixed from time to time by the General Partner at such place within or without the State of Delaware as may be fixed from time to time by the General Partner and all as stated in the notice of the meeting. Notice of the annual meeting shall be given in accordance with Section 13.5 not less than 10 days nor more than 60 days prior to the date of such meeting.

(ii)    The Limited Partners holding Outstanding Units shall vote together as a single class for the election of Directors to the Board of Directors. The Limited Partners described in the immediately preceding sentence shall elect by a plurality of the votes cast at such meeting persons to serve as Directors who are nominated in accordance with the provisions of this Section 13.4(b). The exercise by a Limited Partner of the right to elect the Directors and any other rights afforded to such Limited Partner under this Section 13.4(b) shall be in such Limited Partner’s capacity as a limited partner of the Partnership and shall not cause a Limited Partner to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize such Limited Partner’s limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

(iii)    The number of Directors on the Board of Directors shall be nine, unless otherwise fixed from time to time pursuant to a resolution adopted by a majority of the Directors then in office. Immediately prior to the effectiveness of this Agreement, the number of Directors on the Board of Directors was six and, upon the effectiveness of this Agreement, each person serving as a Director immediately prior to the effectiveness of this Agreement shall continue as a Director. Until such time as a Triggering Resolution has been adopted, each Director shall be elected to serve a term of one year to expire at the next annual meeting.

(iv)    This Section 13.4(b)(iv) shall become effective upon the adoption of a Triggering Resolution, and no portion of this Section 13.4(b)(iv) shall be effective unless and until a Triggering Resolution has been adopted. The Directors shall be divided into three groups by a majority of the Directors then in office, Group I, Group II, and Group III. The number of Directors in each group shall be the whole number contained in the quotient arrived at by dividing the authorized number of Directors by three, and if a fraction is also contained in such quotient, then if such fraction is one-third, the extra Director shall be a member of Group I and if the fraction is two-thirds, one of the extra Directors shall be a member of Group I and the other shall be a member of Group II. Each Director shall serve for a term ending as provided herein; provided, however, that the Directors designated in the Triggering Resolution to Group I shall serve for an initial term that expires at the annual meeting of Limited Partners held immediately following the Triggering Resolution, the Directors designated in the Triggering Resolution to Group II shall serve for an initial term that expires at the second annual meeting of Limited Partners held following the Triggering Resolution, and the Directors designated in the Triggering Resolution to Group III shall serve for an initial term that expires at the third annual meeting of Limited Partners held following the Triggering Resolution. At each succeeding annual meeting of Limited Partners beginning with the first annual meeting following the Triggering Resolution, successors to the Directors whose term expires at that annual meeting shall be elected for a three-year term.

(v)    Each Director shall hold office for the term for which such Director is elected and thereafter until such Director’s successor shall have been duly elected and qualified, or until such Director’s earlier death, resignation or removal. If, following a Triggering Resolution, the number of Directors is changed, any increase or decrease shall be apportioned by a majority of the Directors then in office among the groups so as to maintain the number of Directors in each group as nearly equal as possible, and any additional Director of any group elected to fill a vacancy resulting from an increase in such group shall hold office for a term that shall coincide with the remaining term of that group, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. A majority of the remaining Directors may nominate and elect a person to fill any vacancy on the Board of Directors (including, without limitation, any vacancy caused by an increase in the number of Directors on the Board of Directors). Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his predecessor. Notwithstanding Section 13.11 of this Agreement, a Director may be removed only at a meeting of the Limited Partners upon the affirmative vote of Limited Partners holding a Unit Majority; provided, however, a Director may only be removed if, at the same meeting, Limited Partners holding a Unit Majority nominate a replacement Director (and any such nomination shall not be subject to the nomination procedures otherwise set forth in this Section 13.4), and Limited Partners holding a Unit Majority also vote to elect a replacement Director, and, provided, further, following a Triggering Resolution, a Director may only be removed for Cause.

(vi)    (A) (I) Nominations of persons for election of Directors to the Board of Directors may be made at an annual meeting of the Limited Partners only pursuant to the General Partner’s notice of meeting (or any supplement thereto) (a) by or at the direction of a majority of the Directors or (b) by a Limited Partner, or a group of Limited Partners, that holds or beneficially owns, and has continuously held or beneficially owned without interruption for the prior two (2) years, 5% of the Outstanding Units (in either case, a

“Limited Partner Group”) if each member of the Limited Partner Group was a Limited Partner at the time the notice provided for in this Section 13.4(b)(vi) is delivered to the General Partner, and if the Limited Partner Group complies with the notice procedures set forth in this Section 13.4(b)(vi).

(II)    For any nominations brought before an annual meeting by a Limited Partner Group pursuant to clause (b) of paragraph (A)(I) of this Section 13.4(b)(vi), the Limited Partner Group must have given timely notice thereof in writing to the General Partner. To be timely, a Limited Partner Group’s notice shall be delivered to the General Partner not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the Limited Partner Group must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Partnership or the General Partner). For purposes of the 2019 annual meeting, the first anniversary of the preceding year’s annual meeting shall be deemed to be April 30, 2019. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Limited Partner Group’s notice as described above. Such Limited Partner Group’s notice shall set forth: (a) as to each person whom the Limited Partner Group proposes to nominate for election as a Director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act and the rules and regulations promulgated thereunder and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; and (b) as to each member of the Limited Partner Group giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such Limited Partners, as they appear on the Partnership’s books and records, and of such beneficial owners, (ii) the class or series and number of Partnership Securities which are owned beneficially and of record by such Limited Partners and such beneficial owners, (iii) a description of any agreement, arrangement or understanding with respect to the nomination between or among any or all members of such Limited Partner Group and/or such beneficial owners, any of their respective Affiliates or associates, and any others acting in concert with any of the foregoing, including each nominee, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, equity appreciation or similar rights, hedging transactions, and borrowed or loaned Partnership Securities) that has been entered into as of the date of the Limited Partner Group’s notice by, or on behalf of, any members of such Limited Partner Group and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of price changes for, or increase or decrease the voting power of, such Limited Partners and such beneficial owner, with respect to Partnership Securities, (v) a representation that each member of the Limited Partner Group is a Limited Partner entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, (vi) a representation whether any member of the Limited Partner Group or the beneficial owners, if any, intend or are part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Partnership’s Outstanding Units required to elect the nominee and/or (b) otherwise to solicit proxies from Limited Partners in support of such nomination, and (vii) any other information relating to any member of such Limited Partner Group and beneficial owners, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Securities Exchange Act and the rules and regulations promulgated thereunder. The General Partner may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Director.

(III)    Notwithstanding anything in the second sentence of paragraph (A)(II) of this Section 13.4(b)(vi) to the contrary, in the event that the number of Directors to be elected to the Board of Directors is increased effective after the time period for which nominations would otherwise be due under paragraph (A)(II) of this Section 13.4(b)(vi) and there is no public announcement by the Partnership or the General Partner naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a Limited Partner Group’s notice required by this Section 13.4(b)(vi) shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the General Partner not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Partnership or the General Partner.

(B)    Nominations of persons for election as a Director may be made at a special meeting of Limited Partners at which Directors are to be elected pursuant to the General Partner’s notice of meeting (I) by or at the direction of a majority of the Directors or (II) provided that the Board of Directors has determined that Directors shall be elected at such meeting, by any Limited Partner Group pursuant to Section 13.4(a) hereof, if each member of such Limited Partner Group is a

Limited Partner at the time the notice provided for in this Section 13.4(b)(vi) is delivered to the General Partner and if the Limited Partner Group complies with the notice procedures set forth in this Section 13.4(b)(vi). In the event the General Partner calls a special meeting of Limited Partners for the purpose of electing one or more Directors to the Board of Directors, any such Limited Partner Group may nominate a person or persons (as the case may be) for election to such position(s) as specified in the General Partner’s notice of meeting, if the Limited Partner Group’s notice required by paragraph (A)(II) of this Section 13.4(b)(vi) shall be delivered to the General Partner not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Limited Partner Group’s notice as described above.

(C)    (I) Only such persons who are nominated in accordance with the procedures set forth in this Section 13.4(b) shall be eligible to be elected at an annual or special meeting of Limited Partners to serve as Directors. Except as otherwise provided by law, the chairman designated by the General Partner pursuant to Section 13.10 shall have the power and duty (a) to determine whether a nomination was made in accordance with the procedures set forth in this Section 13.4(b) (including whether the members of the Limited Partner Group or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such Limited Partner Group’s nominee in compliance with such Limited Partner Group’s representation as required by clause (A)(II)(b)(vi) of this Section 13.4(b)(vi)) and (b) if any proposed nomination was not made in compliance with this Section 13.4(b), to declare that such nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 13.4(b), unless otherwise required by law, if each member of the Limited Partner Group (or a qualified representative of each member of the Limited Partner Group) does not appear at the annual or special meeting of Limited Partners to present a nomination, such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the General Partner or the Partnership. For purposes of this Section 13.4(b), to be considered a qualified representative of a member of the Limited Partner Group, a person must be a duly authorized officer, manager or partner of such Limited Partner or must be authorized by a writing executed by such Limited Partner or an electronic transmission delivered by such Limited Partner to act for such Limited Partner as proxy at the meeting of Limited Partners and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Limited Partners.

(II)    For purposes of this Section 13.4(b)(vi), “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Partnership or the General Partner with the Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act and the rules and regulations promulgated thereunder.

(III)    Notwithstanding the foregoing provisions of this Section 13.4(b)(vi), a Limited Partner shall also comply with all applicable requirements of the Securities Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 13.4(b)(vi); provided however, that any references in this Agreement to the Securities Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations pursuant to this Section 13.4(b)(vi) (including paragraphs A(I)(b) and B(II) hereof), and, to the fullest extent permitted by law, compliance with paragraphs A(I)(b) and B(II) of this Section 13.4(b)(vi) shall be the exclusive means for a Limited Partner to make nominations.

(vii)    This Section 13.4(b) shall not be deemed in any way to limit or impair the ability of the Board of Directors to adopt a “poison pill” or unitholder or other similar rights plan with respect to the Partnership, whether such poison pill or plan contains “dead hand” provisions, “no hand” provisions or other provisions relating to the redemption of the poison pill or plan, in each case as such terms are used under Delaware common law.

(viii)    The Partnership and the General Partner shall use their commercially reasonable best efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of this Section 13.4(b), including, without limitation, amending the organizational documents of NuStar GP such that at all times the organizational documents of NuStar GP shall provide (i) that the Directors shall be elected in accordance with the terms of this Agreement, and (ii) terms consistent with this Section 13.4(b).

(ix)    If NuStar GP or the General Partner delegates to any Person the management powers over the business and affairs of the Partnership provided to the General Partner herein, the foregoing provisions of this Section 13.4(b) shall be applicable with respect to the Board of Directors or other governing body of such Person.

SECTION 13.5    Notice of a Meeting.

Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Limited Partner Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 19.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

SECTION 13.6    Record Date.

For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.

SECTION 13.7    Adjournment.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

SECTION 13.8    Waiver of Notice; Approval of Meeting; Approval of Minutes.

The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

SECTION 13.9    Quorum.

The holders of a majority of the Outstanding Limited Partner Interests of the class, classes or series for which a meeting has been called represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class, classes or series unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Limited Partner Interests, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Limited Partner Interests that in the aggregate represent a majority of the Outstanding Limited Partner Interests entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Limited Partner Interests that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Limited Partner Interests specified in this Agreement (including Limited Partner Interests deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Limited Partner Interests entitled to vote at such meeting (including Limited Partner Interests deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

SECTION 13.10    Conduct of a Meeting.

The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

SECTION 13.11    Action Without a Meeting.

If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Limited Partner Interests held by the Limited Partners the

Partnership shall be deemed to have failed to receive a ballot for the Limited Partner Interests that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

SECTION 13.12    Voting and Other Rights.

(a)    Only those Record Holders of the Limited Partner Interests on the Record Date set pursuant to Section 13.6 (and subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Unitholders or to act with respect to matters as to which the holders of the Outstanding Limited Partner Interests have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Limited Partner Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Limited Partner Interests.

(b)    Only those Record Holders of the Series A Preferred Units on the Record Date set pursuant to Section 13.6 (and subject to the limitations contained in the definition of “Outstanding” and the limitations set forth in Section 16.4) shall be entitled to notice of, and to vote at, a meeting of Limited Partners holding Series A Preferred Units or to act with respect to matters as to which the holders of the Outstanding Series A Preferred Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Series A Preferred Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Series A Preferred Units.

(c)    Only those Record Holders of the Series B Preferred Units on the Record Date set pursuant to Section 13.6 (and subject to the limitations contained in the definition of “Outstanding” and the limitations set forth in Section 17.4) shall be entitled to notice of, and to vote at, a meeting of Limited Partners holding Series B Preferred Units or to act with respect to matters as to which the holders of the Outstanding Series B Preferred Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Series B Preferred Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Series B Preferred Units.

(d)    Only those Record Holders of the Series C Preferred Units on the Record Date set pursuant to Section 13.6 (and subject to the limitations contained in the definition of “Outstanding” and the limitations set forth in Section 18.4) shall be entitled to notice of, and to vote at, a meeting of Limited Partners holding Series C Preferred Units or to act with respect to matters as to which the holders of the Outstanding Series C Preferred Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Series C Preferred Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Series C Preferred Units.

(e)    With respect to Limited Partner Interests that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Limited Partner Interests are registered, such other Person shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Limited Partner Interests in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(e) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV

MERGER

SECTION 14.1    Authority.

The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) in accordance with this Article XIV.

SECTION 14.2    Procedure for Merger or Consolidation.

Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(a)    The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(b)    The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(c)    The terms and conditions of the proposed merger or consolidation;

(d)    The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(e)    A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(f)    The effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

(g)    Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.

SECTION 14.3    Approval by Limited Partners of Merger or Consolidation.

(a)    Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Unitholders, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

(b)    Except as provided in Section 14.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Limited Partner Interests or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

(c)    Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(d)    Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, in its discretion, without Limited Partner approval, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such Merger other than those it receives from the Partnership or other

Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any partner in the Operating Partnership or cause the Partnership or Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

SECTION 14.4    Certificate of Merger.

Upon the required approval pursuant to Sections 14.2 and 14.3(b) of a Merger Agreement, subject to Section 14.3(c), a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

SECTION 14.5    Effect of Merger.

(a)    At the effective time of the certificate of merger:

(i)    all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii)    the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)    all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)    all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b)    A merger or consolidation effected pursuant to this Article XIV shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

SECTION 15.1    Right to Acquire Limited Partner Interests.

(a)    Notwithstanding any other provision of this Agreement (but subject to Section 15.1(d)), if at any time not more than 20% of the total Limited Partner Interests of any class then Outstanding is held by Persons other than the General Partner and its Affiliates, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) “Current Market Price” as of any date of any class of Limited Partner Interests listed or admitted to trading on any National Securities Exchange means the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined reasonably and in good faith by the General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

(b)    If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

(c)    At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

(d)    Notwithstanding anything in this Article XV to the contrary, the repurchase right described in this Article XV shall not apply to Preferred Units.

ARTICLE XVI

SERIES A FIXED-TO-FLOATING RATE CUMULATIVE REDEEMABLE PERPETUAL PREFERRED UNITS

SECTION 16.1    Designations.

A series of Preferred Units designated as “8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units” is hereby designated and created, and the preferences, rights, powers and duties of the holders of the Series A Preferred Units are set forth herein, including this Article XVI. Each Series A Preferred Unit shall be identical in all respects to every other Series A Preferred Unit, except as to the respective dates from which the Series A Liquidation Preference shall increase or from which Series A Distributions may begin accruing, to the extent such dates may differ. The Series A Preferred Units represent perpetual equity interests in the Partnership and, except as set forth in Sections 16.5 and 16.11, shall not give rise to a claim by the Partnership or a Series A Holder for redemption or the conversion thereof, as applicable, at a particular date.

SECTION 16.2    Series A Preferred Units.

(a)    The authorized number of Series A Preferred Units shall be unlimited. Series A Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.

(b)     The Series A Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series A Holder shall be entitled to receive a definitive Certificate evidencing its Series A Preferred Units, unless otherwise required by law or the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series A Preferred Units and the Partnership shall have not selected a substitute Depositary within 60 calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series A Preferred Units, payments and communications made by the Partnership to Series A Holders shall be made by making payments to, and communicating with, the Depositary.

SECTION 16.3    Distributions.

(a)    Distributions on each Series A Preferred Unit shall be cumulative and shall accumulate at the applicable Series A Distribution Rate from and including the Series A Original Issue Date (or, for any subsequently issued and newly Outstanding Series A Preferred Units, from and including the Series A Distribution Payment Date immediately preceding the issue date of such Series A Preferred Units) until such time as the Partnership pays the Series A Distribution or redeems such Series A Preferred Unit in accordance with Section 16.5 or such Series A Preferred Unit is converted in accordance with Section 16.11, whether or not such Series A Distributions shall have been declared. Series A Holders shall be entitled to receive Series A Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series A Distribution Rate per Series A Preferred Unit when, as, and if declared by the General Partner. Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 16.3, shall be paid quarterly on each Series A Distribution Payment Date. Distributions shall accumulate in each Series A Distribution Period from and including the preceding Series A Distribution Payment Date (other than the initial Series A Distribution Period, which shall commence on and include the Series A Original Issue Date), to but excluding the next Series A Distribution Payment Date for such Series A Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series A Distributions at the Series A Distribution Rate. If any Series A Distribution Payment

Date otherwise would occur on a date that is not a Business Day, declared Series A Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. Series A Distributions shall be payable based on a 360-day year consisting of four 90-day quarters. All Series A Distributions payable by the Partnership pursuant to this Section 16.3 shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code.

(b)        Not later than 5:00 p.m., New York City time, on each Series A Distribution Payment Date, the Partnership shall pay those Series A Distributions, if any, that shall have been declared by the General Partner to Series A Holders on the Record Date for the applicable Series A Distribution. The Record Date (the “Series A Distribution Record Date”) for the payment of any Series A Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series A Distribution Payment Date, except that in the case of payments of Series A Distributions in Arrears, the Series A Distribution Record Date with respect to a Series A Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Article XVI. So long as any Series A Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Junior Securities (other than a distribution payable solely in Junior Securities) unless full cumulative Series A Distributions have been or contemporaneously are being paid or set aside for payment on all Outstanding Series A Preferred Units (and distributions on any other Parity Securities) through the most recent respective Series A Distribution Payment Date (and distribution payment date with respect to such Parity Securities, if any). Accumulated Series A Distributions in Arrears for any past Series A Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series A Distribution Payment Date, to Series A Holders on the Record Date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accumulated Series A Distributions in Arrears on all Outstanding Series A Preferred Units and any other Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set aside, payment of accumulated distributions in Arrears on the Series A Preferred Units and any such Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest. If less than all distributions payable with respect to all Series A Preferred Units and any other Parity Securities are paid, any partial payment shall be made Pro Rata with respect to the Series A Preferred Units and any such other Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series A Preferred Units and such other Parity Securities at such time. Subject to Sections 12.4 and 16.5, Series A Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series A Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series A Distributions as described in Section 16.3(a), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series A Preferred Units. So long as the Series A Preferred Units are held of record by the Depositary or its nominee, declared Series A Distributions shall be paid to the Depositary in same-day funds on each Series A Distribution Payment Date or other distribution payment date in the case of payments for Series A Distributions in Arrears.

(c)    The “Series A Three-Month LIBOR” for each Series A Distribution Period during the Series A Floating Rate Period shall be determined by the Calculation Agent, as of the applicable Series A LIBOR Determination Date, in accordance with the following provisions:

(i)    The Series A Three-Month LIBOR shall be the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period commencing on the first day of such Series A Distribution Period that appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on the Series A LIBOR Determination Date.

(ii)    If the Series A Three-Month LIBOR cannot be determined as described in Section 16.3(c)(i), the Partnership shall select four major banks in the London interbank market and request that the principal London offices of those four selected banks provide their offered quotations for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable Series A Distribution Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on the Series A LIBOR Determination Date for such Series A Distribution Period. Offered quotations must be based on a principal amount equal to an amount that, in the Partnership’s judgment, is representative of a single transaction in U.S. dollars in the London interbank market at the time. If two or more quotations are provided, the Series A Three-Month LIBOR for such Series A Distribution Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the Series A Three-Month LIBOR for such Series A Distribution Period will be the arithmetic mean of the rates quoted on the Series A LIBOR Determination Date for such Series A Distribution Period by three major banks in New York City selected by the Partnership, for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of such Series A Distribution Period. The rates quoted must be based on an amount that, in the Partnership’s judgment, is representative of a single transaction in U.S. dollars in that market at the time. If fewer than three New York City banks selected by the Partnership are quoting rates in the manner described above, the Series A Three-Month LIBOR for the applicable Series A Distribution Period will be the same as for the immediately preceding Series A Distribution Period or, if the immediately preceding Series A Distribution Period was within the Series A Fixed Rate Period, the same as for the most recent quarter for which the Series A Three-Month LIBOR can be determined;

(iii)    All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

SECTION 16.4    Voting Rights.

(a)    Notwithstanding anything to the contrary in this Agreement, the Series A Preferred Units shall not have any voting rights except as set forth in Section 13.3(c), this Section 16.4 or as otherwise required by the Delaware Act.

(b)    Without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series A Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that would have a material adverse effect on the powers, preferences, duties or special rights of the Series A Preferred Units; provided, however, that (i) subject to Section 16.4(c), the issuance of additional Partnership Securities shall not be deemed to constitute such a material adverse effect for purposes of this Section 16.4(b) and (ii) for purposes of this Section 16.4(b), no amendment of this Agreement in connection with a merger or other transaction in which the Partnership is the surviving entity and the Series A Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series A Holders shall be deemed to materially and adversely affect the powers, preferences, duties or special rights of the Series A Preferred Units.

(c)     Without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series A Preferred Units voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Parity Securities if the cumulative distributions payable on Series A Preferred Units or any Parity Securities are in Arrears or (y) create or issue any Senior Securities.

(d)     For any matter described in this Section 16.4 in which the Series A Holders are entitled to vote as a class (whether separately or together with the holders of any Parity Securities), such Series A Holders shall be entitled to one vote per Series A Preferred Unit. Any Series A Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.

(e)    Notwithstanding Sections 16.4(b) and 16.4(c), no vote of the Series A Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series A Preferred Units at the time Outstanding.

SECTION 16.5    Optional Redemption; Series A Rating Event

(a)    The Partnership shall have the right (i) at any time, and from time to time, on or after December 15, 2021 or (ii) at any time within 120 days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series A Rating Event or (iii) at any time within 120 days after the first date on which a Change of Control occurs, in each case, to redeem the Series A Preferred Units, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (ii) of this Section 16.5(a) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series A Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series A Preferred Unit to be redeemed equal to the Series A Liquidation Preference for such Series A Preferred Unit on such Series A Redemption Date plus an amount equal to all unpaid distributions thereon from the Series A Original Issue Date to, but not including, the Series A Redemption Date (whether or not such distributions shall have been declared) (the “Series A Redemption Price”); provided that in connection with a redemption in accordance with clause (ii) of this Section 16.5(a), the Series A Liquidation Preference per Series A Preferred Unit shall be deemed to be equal to $25.50. So long as the Series A Preferred Units to be redeemed are held of record by the nominee of the Depositary, the Series A Redemption Price shall be paid by the Paying Agent to the Depositary on the Series A Redemption Date.

(b)    The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Series A Redemption Date to the Series A Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series A Preferred Units to be redeemed as such Series A Holders’ names appear on the books of the Transfer Agent and at the address of such Series A Holders shown therein. Such notice (the “Series A Redemption Notice”) shall state, as applicable: (1) the Series A Redemption Date, (2) the number of Series A Preferred Units to be redeemed and, if less than all Outstanding Series A Preferred Units are to be redeemed, the number (and the identification) of Series A Preferred Units to be redeemed from such Series A Holder, (3) the Series A Redemption Price, (4) the place where any Series A Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series A Redemption Price therefor and (5) that distributions on the Series A Preferred Units to be redeemed shall cease to accumulate from and after such Series A Redemption Date. For the avoidance of doubt, the Partnership may give the Series A Redemption Notice in advance of a Change of Control if a definitive agreement is in place for the Change of Control at the time of giving the Series A Redemption Notice.

(c)     If the Partnership elects to redeem less than all of the Outstanding Series A Preferred Units, the number of Series A Preferred Units to be redeemed shall be determined by the General Partner, and such Series A Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series A Preferred Units. The aggregate Series A Redemption Price for any such partial redemption of the Outstanding Series A Preferred Units shall be allocated correspondingly among the redeemed Series A Preferred Units. The Series A Preferred Units not redeemed shall remain Outstanding and entitled to all the rights and preferences provided in this Article XVI.

(d)     If the Partnership gives or causes to be given a Series A Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series A Preferred Units as to which such Series A Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series A Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series A Redemption Price to the Series A Holders whose Series A Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series A Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series A Redemption Notice. If the Series A Redemption Notice shall have been given, from and after the Series A Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series A Redemption Notice, all Series A Distributions on such Series A Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series A Preferred Units as Limited Partners with respect to such Series A Preferred Units to be redeemed shall cease, except the right to receive the Series A Redemption Price, and such Series A Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series A Holders shall have no claim to the interest income, if any, earned on such funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series A Preferred Units, that remain unclaimed or unpaid after two years after the applicable Series A Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series A Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series A Redemption Notice, there shall be no redemption of any Series A Preferred Units called for redemption until funds sufficient to pay the full Series A Redemption Price of such Series A Preferred Units shall have been deposited by the Partnership with the Paying Agent.

(e)    Any Series A Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series A Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series A Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series A Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series A Preferred Units represented by the surrendered Certificate that have not been called for redemption.

(f)     Notwithstanding anything to the contrary in this Article XVI, in the event that full cumulative distributions on the Series A Preferred Units and any Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series A Preferred Units or Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series A Holders and holders of any Parity Securities. Subject to Section 4.9, so long as any Series A Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Junior Securities unless full cumulative distributions on the Series A Preferred Units and any Parity Securities for all prior and the then-ending Series A Distribution Periods shall have been paid or declared and set aside for payment.

SECTION 16.6    Rank.

The Series A Preferred Units shall each be deemed to rank:

(a)    senior to any Junior Securities;

(b)    on a parity with any Parity Securities;

(c)    junior to any Senior Securities; and

(d)    junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.

The Partnership may issue Junior Securities and, subject to any approvals required pursuant to Section 16.4(c), Section 17.4(c) and Section 18.4(c), Parity Securities from time to time in one or more classes or series without the consent of the Series A Holders. Pursuant to Section 5.6, the General Partner has the authority to determine the designations, preferences, rights, powers and duties of any such class or series before the issuance of any Partnership Interests of such class or series.

SECTION 16.7    No Sinking Fund.

The Series A Preferred Units shall not have the benefit of any sinking fund.

SECTION 16.8    Record Holders.

To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent and the Paying Agent may deem and treat any Series A Holder as the true, lawful and absolute owner of the applicable Series A Preferred Units for all purposes, and neither the General Partner, the Partnership nor the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series A Preferred Units are listed or admitted to trading.

SECTION 16.9    Notices.

All notices or communications in respect of the Series A Preferred Units shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Article XVI, this Agreement or by applicable law.

SECTION 16.10     Other Rights; Fiduciary Duties.

The Series A Preferred Units and the Series A Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties or have any liabilities to Series A Holders, other than the implied contractual covenant of good faith and fair dealing.

SECTION 16.11    Change of Control.

(a)    Upon the occurrence of a Change of Control that occurs after the Series A Original Issue Date, each Series A Holder shall have the right (“Series A Change of Control Conversion Right”) to convert some or all of the Series A Preferred Units held by such Series A Holder on the Series A Change of Control Conversion Date into a number of Common Units per Series A Preferred Unit that is an amount equal to the Series A Conversion Ratio (such number of Common Units, the “Series A Common Unit Conversion Consideration”), unless the Partnership provides notice of its election to redeem Series A Preferred Units prior to the expiration of the Partnership’s redemption right contained in Section 16.5(a)(iii). The “Series A Change of Control Conversion Date” shall be the date fixed by the General Partner, in its sole discretion, as the date the Series A Preferred Units are entitled to be converted to Series A Conversion Common Units as provided in this Section 16.11. Such Series A Change of Control Conversion Date shall be a Business Day that is no fewer than 20 days nor more than 35 days from the date on which the Partnership provides the notice to Series A Holders of the Series A Change of Control Conversion Right under Section 16.11(b).

(b)    No later than five days following the expiration of the Partnership’s redemption right contained in Section 16.5(a)(iii) or, if earlier waived, the date of the Partnership’s waiver of such right, the Partnership will provide written notice to the Series A Holders that describes the Series A Change of Control Conversion Right and states: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the date on which the Partnership’s right to redeem the Outstanding Series A Preferred Units pursuant to Section 16.5(a)(iii) expired or was waived; (iv) the Series A Change of Control Conversion Date; (v) the last date on which the Series A Holders may exercise their Series A Change of Control Conversion Right; (vi) the method and period for calculating the Common Unit Price with respect to the Series A Preferred Units; (vii) if applicable, the type and amount of Series A Alternative Conversion Consideration entitled to be received per Series A Preferred Unit; (viii) the name and address of the Paying Agent; and (ix) the procedures that the Series A Holders must follow to exercise the Series A Change of Control Conversion Right.

(c)    Subject to Section 5.9, the “Series A Conversion Ratio” shall be calculated as the lesser of: (i) the quotient obtained by dividing (x) the Series A Liquidation Preference as of the Series A Change of Control Conversion Date (unless the Series A Change of Control Conversion Date is after a Series A Distribution Record Date and prior to the corresponding Series A Distribution Payment Date, in which case any accumulated and unpaid distribution will be excluded from this amount) by (y) the Common Unit Price with respect to the Series A Preferred Units, and (ii) 1.0915 (the “Series A Unit Cap”). The General Partner shall make such adjustments to the Common Unit Price with respect to the Series A Preferred Units and the Series A Unit Cap as it determines to be equitable in view of any splits, combinations or distributions in the form of equity issuances or the payment of any Series A Alternative Conversion Consideration to the holders of the Common Units in connection with the Change of Control.

(d)    In the case of a Change of Control pursuant to which Common Units will be converted into cash, securities or other property or assets (including any combination thereof) (“Series A Alternative Conversion Consideration”), each Series A Holder electing to exercise its Series A Change of Control Conversion Right will receive upon conversion of the Series A Preferred Units elected by such holder the kind and amount of such Series A Alternative Conversion Consideration on a per Series A Preferred Unit basis that such Series A Holder would have owned or been entitled to receive upon the Change of Control had such Series A Holder held a number of Common Units equal to the Series A Common Unit Conversion Consideration immediately prior to the effective time of the Change of Control; provided, that, if the holders of Common Units have the opportunity to elect the form of consideration to be received in such Change of Control, the consideration that the Series A Holders electing to exercise their Series A Change of Control Conversion Right will receive will be the form and proportion of the aggregate consideration elected by the holders of Common Units who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of Common Units are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control. No fractional Common Units will be issued upon the conversion of the Series A Preferred Units. Instead, the Partnership shall pay the cash value of such fractional Common Units.

(e)    Notwithstanding anything to the contrary in this Agreement, if prior to the expiration of the Partnership’s redemption right contained in Section 16.5(a)(iii), the Partnership provides notice of its election to redeem Series A Preferred Units pursuant to Section 16.5, Series A Holders shall not have any right to convert the Series A Preferred Units that the Partnership has elected to redeem, and any Series A Preferred Units subsequently selected for redemption that have been tendered for conversion shall be redeemed on the Series A Redemption Date instead of converted on the Series A Change of Control Conversion Date.

(f)    The Partnership shall issue a press release for publication through a news or press organization as is reasonably expected to broadly disseminate the relevant information to the public, or post notice on the website of the Partnership, in any event prior to the opening of business on the first Business Day following any date on which the Partnership (or a third party with its prior written consent) provides the notice described in Section 16.11(b) to the Series A Holders.

(g)    Each Series A Holder electing to exercise its Series A Change of Control Conversion Right will be required prior to the close of business on the third Business Day preceding the Series A Change of Control Conversion Date, to notify the Partnership of the number of Series A Preferred Units to be converted pursuant to the Series A Change of Control Conversion Right and otherwise to comply with any applicable procedures contained in the notice described in Section 16.11(b) or otherwise required by the Depositary for effecting the conversion.

(h)     Upon conversion, the rights of such participating Series A Holder as a holder of the Series A Preferred Units shall cease with respect to such converted Series A Preferred Units, and such Person shall continue to be a Partner and have the rights of a holder of Common Units under this Agreement. Each Series A Preferred Unit shall, upon its Series A Change of Control Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Series A Conversion Common Units.

(i)    The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Series A Conversion Common Units. However, the participating Series A Holder shall pay any tax or duty that may be payable relating to any transfer involving the issuance or delivery of Series A Conversion Common Units in a name other than such Series A Holder’s name. The Transfer Agent may refuse to reflect the notation of book entry (or the issuance of a Certificate) for Common Units being issued in a name other than the Series A Holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties that will be due because the Common Units are to be issued in a name other than the Series A Holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

(j)    The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Series A Conversion Common Units and, if the Common Units are then listed or quoted on a National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Series A Conversion Common Units to the extent permitted or required by the rules of such exchange or market.

(k)    Notwithstanding anything herein to the contrary, nothing herein shall give to any Series A Holder any rights as a creditor in respect of its right to conversion of Series A Preferred Units.

ARTICLE XVII

SERIES B FIXED-TO-FLOATING RATE CUMULATIVE REDEEMABLE PERPETUAL

PREFERRED UNITS

SECTION 17.1    Designations.

A series of Preferred Units designated as “7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units” is hereby designated and created, and the preferences, rights, powers and duties of the holders of the Series B Preferred Units are set forth herein, including this Article XVII. Each Series B Preferred Unit shall be identical in all respects to every other Series B Preferred Unit, except as to the respective dates from which the Series B Liquidation Preference shall increase or from which Series B Distributions may begin accruing, to the extent such dates may differ. The Series B Preferred Units represent perpetual equity interests in the Partnership and, except as set forth in Sections 17.5 and 17.11, shall not give rise to a claim by the Partnership or a Series B Holder for redemption or the conversion thereof, as applicable, at a particular date.

SECTION 17.2    Series B Preferred Units.

(a)    The authorized number of Series B Preferred Units shall be unlimited. Series B Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.

(b)     The Series B Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series B Holder shall be entitled to receive a definitive Certificate evidencing its Series B Preferred Units, unless otherwise required by law or the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series B Preferred Units and the Partnership shall have not selected a substitute Depositary within 60 calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series B Preferred Units, payments and communications made by the Partnership to Series B Holders shall be made by making payments to, and communicating with, the Depositary.

SECTION 17.3    Distributions.

(a)    Distributions on each Series B Preferred Unit shall be cumulative and shall accumulate at the applicable Series B Distribution Rate from and including the Series B Original Issue Date (or, for any subsequently issued and newly Outstanding Series B Preferred Units, from and including the Series B Distribution Payment Date immediately preceding the issue date of such Series B Preferred Units) until such time as the Partnership pays the Series B Distribution or redeems such Series B Preferred Unit in accordance with Section 17.5 or such

Series B Preferred Unit is converted in accordance with Section 17.11, whether or not such Series B Distributions shall have been declared. Series B Holders shall be entitled to receive Series B Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series B Distribution Rate per Series B Preferred Unit when, as, and if declared by the General Partner. Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 17.3, shall be paid quarterly on each Series B Distribution Payment Date. Distributions shall accumulate in each Series B Distribution Period from and including the preceding Series B Distribution Payment Date (other than the initial Series B Distribution Period, which shall commence on and include the Series B Original Issue Date), to but excluding the next Series B Distribution Payment Date for such Series B Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series B Distributions at the Series B Distribution Rate. If any Series B Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series B Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. Series B Distributions shall be payable based on a 360-day year consisting of four 90-day quarters. All Series B Distributions payable by the Partnership pursuant to this Section 17.3 shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code.

(b)    Not later than 5:00 p.m., New York City time, on each Series B Distribution Payment Date, the Partnership shall pay those Series B Distributions, if any, that shall have been declared by the General Partner to Series B Holders on the Record Date for the applicable Series B Distribution. The Record Date (the “Series B Distribution Record Date”) for the payment of any Series B Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series B Distribution Payment Date, except that in the case of payments of Series B Distributions in Arrears, the Series B Distribution Record Date with respect to a Series B Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Article XVII. So long as any Series B Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Junior Securities (other than a distribution payable solely in Junior Securities) unless full cumulative Series B Distributions have been or contemporaneously are being paid or set aside for payment on all Outstanding Series B Preferred Units (and distributions on any other Parity Securities) through the most recent respective Series B Distribution Payment Date (and distribution payment date with respect to such Parity Securities, if any). Accumulated Series B Distributions in Arrears for any past Series B Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series B Distribution Payment Date, to Series B Holders on the Record Date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accumulated Series B Distributions in Arrears on all Outstanding Series B Preferred Units and any other Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set aside, payment of accumulated distributions in Arrears on the Series B Preferred Units and any such Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest. If less than all distributions payable with respect to all Series B Preferred Units and any other Parity Securities are paid, any partial payment shall be made Pro Rata with respect to the Series B Preferred Units and any such other Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series B Preferred Units and such other Parity Securities at such time. Subject to Sections 12.4 and 17.5, Series B Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series B Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series B Distributions as described in Section 17.3(a), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series B Preferred Units. So long as the Series B Preferred Units are held of record by the Depositary or its nominee, declared Series B Distributions shall be paid to the Depositary in same-day funds on each Series B Distribution Payment Date or other distribution payment date in the case of payments for Series B Distributions in Arrears.

(c)    The “Series B Three-Month LIBOR” for each Series B Distribution Period during the Series B Floating Rate Period shall be determined by the Calculation Agent, as of the applicable Series B LIBOR Determination Date, in accordance with the following provisions:

(i)    The Series B Three-Month LIBOR shall be the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period commencing on the first day of such Series B Distribution Period that appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on the Series B LIBOR Determination Date.

(ii)    If the Series B Three-Month LIBOR cannot be determined as described in Section 17.3(c)(i), the Partnership shall select four major banks in the London interbank market and request that the principal London offices of those four selected banks provide their offered quotations for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable Series B Distribution Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on the Series B LIBOR Determination Date for such Series B Distribution Period. Offered quotations must be based on a principal amount equal to an amount that, in the Partnership’s judgment, is representative of a single transaction in U.S. dollars in the London interbank market at the time. If two or more quotations are provided, the Series B Three-Month LIBOR for such Series B Distribution Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the Series B Three-Month LIBOR for such Series B Distribution Period will be the arithmetic mean of the rates quoted on the Series B LIBOR Determination Date for such Series B Distribution Period by three major banks in New York City selected by the Partnership, for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of such Series B Distribution Period. The rates quoted must be based on an amount that, in the Partnership’s judgment, is representative of a single transaction in U.S. dollars in that market at the time. If fewer than three New York City banks selected by the Partnership are quoting rates in the manner described above, the Series B Three-Month LIBOR for the applicable Series B Distribution Period will be the same as for the immediately preceding Series B Distribution Period or, if the immediately preceding Series B Distribution Period was within the Series B Fixed Rate Period, the same as for the most recent quarter for which the Series B Three-Month LIBOR can be determined;

(iii)    All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

SECTION 17.4    Voting Rights.

(a)    Notwithstanding anything to the contrary in this Agreement, the Series B Preferred Units shall not have any voting rights except as set forth in Section 13.3(c), this Section 17.4 or as otherwise required by the Delaware Act.

(b)    Without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series B Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that would have a material adverse effect on the powers, preferences, duties or special rights of the Series B Preferred Units; provided, however, that (i) subject to Section 17.4(c), the issuance of additional Partnership Securities shall not be deemed to constitute such a material adverse effect for purposes of this Section 17.4(b) and (ii) for purposes of this Section 17.4(b), no amendment of this Agreement in connection with a merger or other transaction in which the Partnership is the surviving entity and the Series B Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series B Holders shall be deemed to materially and adversely affect the powers, preferences, duties or special rights of the Series B Preferred Units.

(c)     Without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series B Preferred Units voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Parity Securities if the cumulative distributions payable on Series B Preferred Units or any Parity Securities are in Arrears or (y) create or issue any Senior Securities.

(d)     For any matter described in this Section 17.4 in which the Series B Holders are entitled to vote as a class (whether separately or together with the holders of any Parity Securities), such Series B Holders shall be entitled to one vote per Series B Preferred Unit. Any Series B Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.

(e)    Notwithstanding Sections 17.4(b) and 17.4(c), no vote of the Series B Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series B Preferred Units at the time Outstanding.

SECTION 17.5    Optional Redemption; Series B Rating Event

(a)    The Partnership shall have the right (i) at any time, and from time to time, on or after June 15, 2022 or (ii) at any time within 120 days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series B Rating Event or (iii) at any time within 120 days after the first date on which a Change of Control occurs, in each case, to redeem the Series B Preferred Units, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (ii) of this Section 17.5(a) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series B Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series B Preferred Unit to be redeemed equal to the Series B Liquidation Preference for such Series B Preferred Unit on such Series B Redemption Date plus an amount equal to all unpaid distributions thereon from the Series B Original Issue Date to, but not including, the Series B Redemption Date (whether or not such distributions shall have been declared) (the “Series B Redemption Price”); provided that in connection with a redemption in accordance with clause (ii) of this Section 17.5(a), the Series B Liquidation Preference per Series B Preferred Unit shall be deemed to be equal to $25.50. So long as the Series B Preferred Units to be redeemed are held of record by the nominee of the Depositary, the Series B Redemption Price shall be paid by the Paying Agent to the Depositary on the Series B Redemption Date.

(b)    The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Series B Redemption Date to the Series B Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series B Preferred Units to be redeemed as such Series B Holders’ names appear on the books of the Transfer Agent and at the address of such Series B Holders shown therein. Such notice (the “Series B Redemption Notice”) shall state, as applicable: (1) the Series B Redemption Date, (2) the number of Series B Preferred Units to be redeemed and, if less than all Outstanding Series B Preferred Units are to be redeemed, the number (and the identification) of Series B Preferred Units to be redeemed from such Series B Holder, (3) the Series B Redemption Price, (4) the place where any Series B Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series B Redemption Price therefor and (5) that distributions on the Series B Preferred Units to be redeemed shall cease to accumulate from and after such Series B Redemption Date. For the avoidance of doubt, the Partnership may give the Series B Redemption Notice in advance of a Change of Control if a definitive agreement is in place for the Change of Control at the time of giving the Series B Redemption Notice.

(c)     If the Partnership elects to redeem less than all of the Outstanding Series B Preferred Units, the number of Series B Preferred Units to be redeemed shall be determined by the General Partner, and such Series B Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series B Preferred Units. The aggregate Series B Redemption Price for any such partial redemption of the Outstanding Series B Preferred Units shall be allocated correspondingly among the redeemed Series B Preferred Units. The Series B Preferred Units not redeemed shall remain Outstanding and entitled to all the rights and preferences provided in this Article XVII.

(d)     If the Partnership gives or causes to be given a Series B Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series B Preferred Units as to which such Series B Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series B Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series B Redemption Price to the Series B Holders whose Series B Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series B Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series B Redemption Notice. If the Series B Redemption Notice shall have been given, from and after the Series B Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series B Redemption Notice, all Series B Distributions on such Series B Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series B Preferred Units as Limited Partners with respect to such Series B Preferred Units to be redeemed shall cease, except the right to receive the Series B Redemption Price, and such Series B Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series B Holders shall have no claim to the interest income, if any, earned on such funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series B Preferred Units, that remain unclaimed or unpaid after two years after the applicable Series B Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series B Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series B Redemption Notice, there shall be no redemption of any Series B Preferred Units called for redemption until funds sufficient to pay the full Series B Redemption Price of such Series B Preferred Units shall have been deposited by the Partnership with the Paying Agent.

(e)    Any Series B Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series B Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series B Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series B Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series B Preferred Units represented by the surrendered Certificate that have not been called for redemption.

(f)     Notwithstanding anything to the contrary in this Article XVII, in the event that full cumulative distributions on the Series B Preferred Units and any Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series B Preferred Units or Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series B Holders and holders of any Parity Securities. Subject to Section 4.9, so long as any Series B Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Junior Securities unless full cumulative distributions on the Series B Preferred Units and any Parity Securities for all prior and the then-ending Series B Distribution Periods shall have been paid or declared and set aside for payment.

SECTION 17.6    Rank.

The Series B Preferred Units shall each be deemed to rank:

(a) senior to any Junior Securities;

(b) on a parity with any Parity Securities;

(c)    junior to any Senior Securities; and

(d)    junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.

The Partnership may issue Junior Securities and, subject to any approvals required pursuant to Section 16.4(c), Section 17.4(c) and Section 18.4(c), Parity Securities from time to time in one or more classes or series without the consent of the Series B Holders. Pursuant to Section 5.6, the General Partner has the authority to determine the designations, preferences, rights, powers and duties of any such class or series before the issuance of any Partnership Interests of such class or series.

SECTION 17.7    No Sinking Fund.

The Series B Preferred Units shall not have the benefit of any sinking fund.

SECTION 17.8    Record Holders.

To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent and the Paying Agent may deem and treat any Series B Holder as the true, lawful and absolute owner of the applicable Series B Preferred Units for all purposes, and neither the General Partner, the Partnership nor the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series B Preferred Units are listed or admitted to trading.

SECTION 17.9    Notices.

All notices or communications in respect of the Series B Preferred Units shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Article XVII, this Agreement or by applicable law.

SECTION 17.10     Other Rights; Fiduciary Duties.

The Series B Preferred Units and the Series B Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties or have any liabilities to Series B Holders, other than the implied contractual covenant of good faith and fair dealing.

SECTION 17.11    Change of Control.

(a)    Upon the occurrence of a Change of Control that occurs after the Series B Original Issue Date, each Series B Holder shall have the right (“Series B Change of Control Conversion Right”) to convert some or all of the Series B Preferred Units held by such Series B

Holder on the Series B Change of Control Conversion Date into a number of Common Units per Series B Preferred Unit that is an amount equal to the Series B Conversion Ratio (such number of Common Units, the “Series B Common Unit Conversion Consideration”), unless the Partnership provides notice of its election to redeem Series B Preferred Units prior to the expiration of the Partnership’s redemption right contained in Section 17.5(a)(iii). The “Series B Change of Control Conversion Date” shall be the date fixed by the General Partner, in its sole discretion, as the date the Series B Preferred Units are entitled to be converted to Series B Conversion Common Units as provided in this Section 17.11. Such Series B Change of Control Conversion Date shall be a Business Day that is no fewer than 20 days nor more than 35 days from the date on which the Partnership provides the notice to Series B Holders of the Series B Change of Control Conversion Right under Section 17.11(b).

(b)    No later than five days following the expiration of the Partnership’s redemption right contained in Section 17.5(a)(iii) or, if earlier waived, the date of the Partnership’s waiver of such right, the Partnership will provide written notice to the Series B Holders that describes the Series B Change of Control Conversion Right and states: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the date on which the Partnership’s right to redeem the Outstanding Series B Preferred Units pursuant to Section 17.5(a)(iii) expired or was waived; (iv) the Series B Change of Control Conversion Date; (v) the last date on which the Series B Holders may exercise their Series B Change of Control Conversion Right; (vi) the method and period for calculating the Common Unit Price with respect to the Series B Preferred Units; (vii) if applicable, the type and amount of Series B Alternative Conversion Consideration entitled to be received per Series B Preferred Unit; (viii) the name and address of the Paying Agent; and (ix) the procedures that the Series B Holders must follow to exercise the Series B Change of Control Conversion Right.

(c)    Subject to Section 5.9, the “Series B Conversion Ratio” shall be calculated as the lesser of: (i) the quotient obtained by dividing (x) the Series B Liquidation Preference as of the Series B Change of Control Conversion Date (unless the Series B Change of Control Conversion Date is after a Series B Distribution Record Date and prior to the corresponding Series B Distribution Payment Date, in which case any accumulated and unpaid distribution will be excluded from this amount) by (y) the Common Unit Price with respect to the Series B Preferred Units, and (ii) 1.04297 (the “Series B Unit Cap”). The General Partner shall make such adjustments to the Common Unit Price with respect to the Series B Preferred Units and the Series B Unit Cap as it determines to be equitable in view of any splits, combinations or distributions in the form of equity issuances or the payment of any Series B Alternative Conversion Consideration to the holders of the Common Units in connection with the Change of Control.

(d)    In the case of a Change of Control pursuant to which Common Units will be converted into cash, securities or other property or assets (including any combination thereof) (“Series B Alternative Conversion Consideration”), each Series B Holder electing to exercise its Series B Change of Control Conversion Right will receive upon conversion of the Series B Preferred Units elected by such holder the kind and amount of such Series B Alternative Conversion Consideration on a per Series B Preferred Unit basis that such Series B Holder would have owned or been entitled to receive upon the Change of Control had such Series B Holder held a number of Common Units equal to the Series B Common Unit Conversion

Consideration immediately prior to the effective time of the Change of Control; provided, that, if the holders of Common Units have the opportunity to elect the form of consideration to be received in such Change of Control, the consideration that the Series B Holders electing to exercise their Series B Change of Control Conversion Right will receive will be the form and proportion of the aggregate consideration elected by the holders of Common Units who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of Common Units are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control. No fractional Common Units will be issued upon the conversion of the Series B Preferred Units. Instead, the Partnership shall pay the cash value of such fractional Common Units.

(e)    Notwithstanding anything to the contrary in this Agreement, if prior to the expiration of the Partnership’s redemption right contained in Section 17.5(a)(iii), the Partnership provides notice of its election to redeem Series B Preferred Units pursuant to Section 17.5, Series B Holders shall not have any right to convert the Series B Preferred Units that the Partnership has elected to redeem, and any Series B Preferred Units subsequently selected for redemption that have been tendered for conversion shall be redeemed on the Series B Redemption Date instead of converted on the Series B Change of Control Conversion Date.

(f)    The Partnership shall issue a press release for publication through a news or press organization as is reasonably expected to broadly disseminate the relevant information to the public, or post notice on the website of the Partnership, in any event prior to the opening of business on the first Business Day following any date on which the Partnership (or a third party with its prior written consent) provides the notice described in Section 17.11(b) to the Series B Holders.

(g)    Each Series B Holder electing to exercise its Series B Change of Control Conversion Right will be required prior to the close of business on the third Business Day preceding the Series B Change of Control Conversion Date, to notify the Partnership of the number of Series B Preferred Units to be converted pursuant to the Series B Change of Control Conversion Right and otherwise to comply with any applicable procedures contained in the notice described in Section 17.11(b) or otherwise required by the Depositary for effecting the conversion.

(h)     Upon conversion, the rights of such participating Series B Holder as a holder of the Series B Preferred Units shall cease with respect to such converted Series B Preferred Units, and such Person shall continue to be a Partner and have the rights of a holder of Common Units under this Agreement. Each Series B Preferred Unit shall, upon its Series B Change of Control Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Series B Conversion Common Units.

(i)    The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Series B Conversion Common Units. However, the participating Series B Holder shall pay any tax or duty that may be payable relating to any transfer involving the issuance or delivery of Series B Conversion Common Units in a name other than such Series B Holder’s name. The Transfer Agent may refuse to reflect the notation of book entry (or the issuance of a Certificate) for Common Units being issued in a name other than the Series B Holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties that will be due because the Common Units are to be issued in a name other than the Series B Holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

(j)    The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Series B Conversion Common Units and, if the Common Units are then listed or quoted on a National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Series B Conversion Common Units to the extent permitted or required by the rules of such exchange or market.

(k)    Notwithstanding anything herein to the contrary, nothing herein shall give to any Series B Holder any rights as a creditor in respect of its right to conversion of Series B Preferred Units.

ARTICLE XVIII

SERIES C FIXED-TO-FLOATING RATE CUMULATIVE REDEEMABLE PERPETUAL

PREFERRED UNITS

SECTION 18.1    Designations.

A series of Preferred Units designated as “9.00% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units” is hereby designated and created, and the preferences, rights, powers and duties of the holders of the Series C Preferred Units are set forth herein, including this Article XVIII. Each Series C Preferred Unit shall be identical in all respects to every other Series C Preferred Unit, except as to the respective dates from which the Series C Liquidation Preference shall increase or from which Series C Distributions may begin accruing, to the extent such dates may differ. The Series C Preferred Units represent perpetual equity interests in the Partnership and, except as set forth in Sections 18.5 and 18.11, shall not give rise to a claim by the Partnership or a Series C Holder for redemption or the conversion thereof, as applicable, at a particular date.

SECTION 18.2    Series C Preferred Units.

(a)    The authorized number of Series C Preferred Units shall be unlimited. Series C Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.

(b)    The Series C Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series C Holder shall be entitled to receive a definitive Certificate evidencing its Series C Preferred Units, unless otherwise required by law or the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series C Preferred Units and the Partnership shall have not selected a substitute Depositary within 60 calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series C Preferred Units, payments and communications made by the Partnership to Series C Holders shall be made by making payments to, and communicating with, the Depositary.

SECTION 18.3    Distributions.

(a)    Distributions on each Series C Preferred Unit shall be cumulative and shall accumulate at the applicable Series C Distribution Rate from and including the Series C Original Issue Date (or, for any subsequently issued and newly Outstanding Series C Preferred Units, from and including the Series C Distribution Payment Date immediately preceding the issue date of such Series C Preferred Units) until such time as the Partnership pays the Series C Distribution or redeems such Series C Preferred Unit in accordance with Section 18.5 or such Series C Preferred Unit is converted in accordance with Section 18.11, whether or not such Series C Distributions shall have been declared. Series C Holders shall be entitled to receive Series C Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series C Distribution Rate per Series C Preferred Unit when, as, and if declared by the General Partner. Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 18.3, shall be paid quarterly on each Series C Distribution Payment Date. Distributions shall accumulate in each Series C Distribution Period from and including the preceding Series C Distribution Payment Date (other than the initial Series C Distribution Period, which shall commence on and include the Series C Original Issue Date), to but excluding the next Series C Distribution Payment Date for such Series C Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series C Distributions at the Series C Distribution Rate. If any Series C Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series C Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. Series C Distributions shall be payable based on a 360-day year consisting of four 90-day quarters. All Series C Distributions payable by the Partnership pursuant to this Section 18.3 shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code.

(b)    Not later than 5:00 p.m., New York City time, on each Series C Distribution Payment Date, the Partnership shall pay those Series C Distributions, if any, that shall have been declared by the General Partner to Series C Holders on the Record Date for the applicable Series C Distribution. The Record Date (the “Series C Distribution Record Date”) for the payment of any Series C Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series C Distribution Payment Date, except that in the case of payments of Series C Distributions in Arrears, the Series C Distribution Record Date with respect to a Series C Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Article XVIII. So long as any Series C Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Junior Securities (other than a distribution payable solely in Junior Securities) unless full cumulative Series C Distributions have been or contemporaneously are being paid or set aside for payment on all Outstanding Series C Preferred Units (and distributions on any other Parity Securities) through the most recent respective Series C Distribution Payment Date (and distribution payment date with respect to such Parity Securities, if any). Accumulated Series C Distributions in Arrears for any past Series C Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series C Distribution Payment Date, to Series C Holders on the Record Date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accumulated

Series C Distributions in Arrears on all Outstanding Series C Preferred Units and any other Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set aside, payment of accumulated distributions in Arrears on the Series C Preferred Units and any such Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest. If less than all distributions payable with respect to all Series C Preferred Units and any other Parity Securities are paid, any partial payment shall be made Pro Rata with respect to the Series C Preferred Units and any such other Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series C Preferred Units and such other Parity Securities at such time. Subject to Sections 12.4 and 18.5, Series C Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series C Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series C Distributions as described in Section 18.3(a), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series C Preferred Units. So long as the Series C Preferred Units are held of record by the Depositary or its nominee, declared Series C Distributions shall be paid to the Depositary in same-day funds on each Series C Distribution Payment Date or other distribution payment date in the case of payments for Series C Distributions in Arrears.

(c)    The “Series C Three-Month LIBOR” for each Series C Distribution Period during the Series C Floating Rate Period shall be determined by the Calculation Agent, as of the applicable Series C LIBOR Determination Date, in accordance with the following provisions:

(i)    The Series C Three-Month LIBOR shall be the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period commencing on the first day of such Series C Distribution Period that appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on the Series C LIBOR Determination Date.

(ii)    If the Series C Three-Month LIBOR cannot be determined as described in Section 18.3(c)(i), the Partnership shall select four major banks in the London interbank market and request that the principal London offices of those four selected banks provide their offered quotations for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable Series C Distribution Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on the Series C LIBOR Determination Date for such Series C Distribution Period. Offered quotations must be based on a principal amount equal to an amount that, in the Partnership’s judgment, is representative of a single transaction in U.S. dollars in the London interbank market at the time. If two or more quotations are provided, the Series C Three-Month LIBOR for such Series C Distribution Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the Series C Three-Month LIBOR for such Series C Distribution Period will be the arithmetic mean of the rates quoted on the Series C LIBOR Determination Date for such Series C Distribution Period by three major banks in New York City selected by the Partnership, for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of such Series C Distribution Period. The rates quoted must be based on an amount that, in the Partnership’s judgment, is representative of a single transaction in U.S. dollars in that market at the time. If fewer than three New York City banks selected by the

Partnership are quoting rates in the manner described above, the Series C Three-Month LIBOR for the applicable Series C Distribution Period will be the same as for the immediately preceding Series C Distribution Period or, if the immediately preceding Series C Distribution Period was within the Series C Fixed Rate Period, the same as for the most recent quarter for which the Series C Three-Month LIBOR can be determined. Notwithstanding the foregoing, if the Calculation Agent determines on the applicable Series C LIBOR Determination Date that the Series C Three-Month LIBOR has been discontinued, then the Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the Series C Three-Month LIBOR, provided that if the Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Calculation Agent shall use such substitute or successor base rate; and if the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of business day, the distribution determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Series C Three-Month LIBOR, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

(iii)    All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

SECTION 18.4    Voting Rights.

(a)    Notwithstanding anything to the contrary in this Agreement, the Series C Preferred Units shall not have any voting rights except as set forth in Section 13.3(c), this Section 18.4 or as otherwise required by the Delaware Act.

(b)    Without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series C Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that would have a material adverse effect on the powers, preferences, duties or special rights of the Series C Preferred Units; provided, however, that (i) subject to Section 18.4(c), the issuance of additional Partnership Securities shall not be deemed to constitute such a material adverse effect for purposes of this Section 18.4(b) and (ii) for purposes of this Section 18.4(b), no amendment of this Agreement in connection with a merger or other transaction in which the Partnership is the surviving entity and the Series C Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series C Holders shall be deemed to materially and adversely affect the powers, preferences, duties or special rights of the Series C Preferred Units.

(c)    Without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series C Preferred Units voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, the

Partnership shall not (x) create or issue any Parity Securities if the cumulative distributions payable on Series C Preferred Units or any Parity Securities are in Arrears or (y) create or issue any Senior Securities.

(d)    For any matter described in this Section 18.4 in which the Series C Holders are entitled to vote as a class (whether separately or together with the holders of any Parity Securities), such Series C Holders shall be entitled to one vote per Series C Preferred Unit. Any Series C Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.

(e)    Notwithstanding Sections 18.4(b) and 18.4(c), no vote of the Series C Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series C Preferred Units at the time Outstanding.

SECTION 18.5    Optional Redemption; Series C Rating Event

(a)    The Partnership shall have the right (i) at any time, and from time to time, on or after December 15, 2022 or (ii) at any time within 120 days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series C Rating Event or (iii) at any time within 120 days after the first date on which a Change of Control occurs, in each case, to redeem the Series C Preferred Units, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (ii) of this Section 18.5(a) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series C Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series C Preferred Unit to be redeemed equal to the Series C Liquidation Preference for such Series C Preferred Unit on such Series C Redemption Date plus an amount equal to all unpaid distributions thereon from the Series C Original Issue Date to, but not including, the Series C Redemption Date (whether or not such distributions shall have been declared) (the “Series C Redemption Price”); provided that in connection with a redemption in accordance with clause (ii) of this Section 18.5(a), the Series C Liquidation Preference per Series C Preferred Unit shall be deemed to be equal to $25.50. So long as the Series C Preferred Units to be redeemed are held of record by the nominee of the Depositary, the Series C Redemption Price shall be paid by the Paying Agent to the Depositary on the Series C Redemption Date.

(b)    The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Series C Redemption Date to the Series C Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series C Preferred Units to be redeemed as such Series C Holders’ names appear on the books of the Transfer Agent and at the address of such Series C Holders shown therein. Such notice (the “Series C Redemption Notice”) shall state, as applicable: (1) the Series C Redemption Date, (2) the number of Series C Preferred Units to be redeemed and, if less than all Outstanding Series C Preferred Units are to be redeemed, the number (and the identification) of Series C Preferred Units to be redeemed from such Series C Holder, (3) the Series C Redemption Price, (4) the place where any Series C Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series C Redemption Price therefor and (5) that distributions on the Series C Preferred Units to be redeemed shall cease to accumulate from and after such Series C Redemption Date. For the avoidance of doubt, the Partnership may give the Series C Redemption Notice in advance of a Change of Control if a definitive agreement is in place for the Change of Control at the time of giving the Series C Redemption Notice.

(c)    If the Partnership elects to redeem less than all of the Outstanding Series C Preferred Units, the number of Series C Preferred Units to be redeemed shall be determined by the General Partner, and such Series C Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series C Preferred Units. The aggregate Series C Redemption Price for any such partial redemption of the Outstanding Series C Preferred Units shall be allocated correspondingly among the redeemed Series C Preferred Units. The Series C Preferred Units not redeemed shall remain Outstanding and entitled to all the rights and preferences provided in this Article XVIII.

(d)    If the Partnership gives or causes to be given a Series C Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series C Preferred Units as to which such Series C Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series C Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series C Redemption Price to the Series C Holders whose Series C Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series C Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series C Redemption Notice. If the Series C Redemption Notice shall have been given, from and after the Series C Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series C Redemption Notice, all Series C Distributions on such Series C Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series C Preferred Units as Limited Partners with respect to such Series C Preferred Units to be redeemed shall cease, except the right to receive the Series C Redemption Price, and such Series C Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series C Holders shall have no claim to the interest income, if any, earned on such funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series C Preferred Units, that remain unclaimed or unpaid after two years after the applicable Series C Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series C Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series C Redemption Notice, there shall be no redemption of any Series C Preferred Units called for redemption until funds sufficient to pay the full Series C Redemption Price of such Series C Preferred Units shall have been deposited by the Partnership with the Paying Agent.

(e)    Any Series C Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series C Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series C Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series C Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series C Preferred Units represented by the surrendered Certificate that have not been called for redemption.

(f)    Notwithstanding anything to the contrary in this Article XVIII, in the event that full cumulative distributions on the Series C Preferred Units and any Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series C Preferred Units or Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series C Holders and holders of any Parity Securities. Subject to Section 4.9, so long as any Series C Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Junior Securities unless full cumulative distributions on the Series C Preferred Units and any Parity Securities for all prior and the then-ending Series C Distribution Periods shall have been paid or declared and set aside for payment.

SECTION 18.6    Rank.

The Series C Preferred Units shall each be deemed to rank:

(a)    senior to any Junior Securities;

(b)    on a parity with any Parity Securities;

(c)    junior to any Senior Securities; and

(d)    junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.

The Partnership may issue Junior Securities and, subject to any approvals required pursuant to Section 16.4(c), Section 17.4(c) and Section 18.4(c), Parity Securities from time to time in one or more classes or series without the consent of the Series C Holders. Pursuant to Section 5.6, the General Partner has the authority to determine the designations, preferences, rights, powers and duties of any such class or series before the issuance of any Partnership Interests of such class or series.

SECTION 18.7    No Sinking Fund.

The Series C Preferred Units shall not have the benefit of any sinking fund.

SECTION 18.8    Record Holders.

To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent and the Paying Agent may deem and treat any Series C Holder as the true, lawful and absolute owner of the applicable Series C Preferred Units for all purposes, and neither the General Partner, the Partnership nor the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series C Preferred Units are listed or admitted to trading.

SECTION 18.9    Notices.

All notices or communications in respect of the Series C Preferred Units shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Article XVIII, this Agreement or by applicable law.

SECTION 18.10     Other Rights; Fiduciary Duties.

The Series C Preferred Units and the Series C Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties or have any liabilities to Series C Holders, other than the implied contractual covenant of good faith and fair dealing.

SECTION 18.11    Change of Control.

(a)    Upon the occurrence of a Change of Control that occurs after the Series C Original Issue Date, each Series C Holder shall have the right (“Series C Change of Control Conversion Right”) to convert some or all of the Series C Preferred Units held by such Series C Holder on the Series C Change of Control Conversion Date into a number of Common Units per Series C Preferred Unit that is an amount equal to the Series C Conversion Ratio (such number of Common Units, the “Series C Common Unit Conversion Consideration”), unless the Partnership provides notice of its election to redeem Series C Preferred Units prior to the expiration of the Partnership’s redemption right contained in Section 18.5(a)(iii). The “Series C Change of Control Conversion Date” shall be the date fixed by the General Partner, in its sole discretion, as the date the Series C Preferred Units are entitled to be converted to Series C Conversion Common Units as provided in this Section 18.11. Such Series C Change of Control Conversion Date shall be a Business Day that is no fewer than 20 days nor more than 35 days from the date on which the Partnership provides the notice to Series C Holders of the Series C Change of Control Conversion Right under Section 18.11(b).

(b)    No later than five days following the expiration of the Partnership’s redemption right contained in Section 18.5(a)(iii) or, if earlier waived, the date of the Partnership’s waiver of such right, the Partnership will provide written notice to the Series C Holders that describes the Series C Change of Control Conversion Right and states: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the date on which the Partnership’s right to redeem the Outstanding Series C Preferred Units pursuant to Section 18.5(a)(iii) expired or was waived; (iv) the Series C Change of Control Conversion Date; (v) the last date on which the Series C Holders may exercise their Series C Change of Control Conversion Right; (vi) the method and period for calculating the Common Unit Price with respect to the Series C Preferred Units; (vii) if applicable, the type and amount of Series C Alternative Conversion Consideration entitled to be received per Series C Preferred Unit;

(viii) the name and address of the Paying Agent; and (ix) the procedures that the Series C Holders must follow to exercise the Series C Change of Control Conversion Right.

(c)    Subject to Section 5.9, the “Series C Conversion Ratio” shall be calculated as the lesser of: (i) the quotient obtained by dividing (x) the Series C Liquidation Preference as of the Series C Change of Control Conversion Date (unless the Series C Change of Control Conversion Date is after a Series C Distribution Record Date and prior to the corresponding Series C Distribution Payment Date, in which case any accumulated and unpaid distribution will be excluded from this amount) by (y) the Common Unit Price with respect to the Series C Preferred Units, and (ii) 1.7928 (the “Series C Unit Cap”). The General Partner shall make such adjustments to the Common Unit Price with respect to the Series C Preferred Units and the Series C Unit Cap as it determines to be equitable in view of any splits, combinations or distributions in the form of equity issuances or the payment of any Series C Alternative Conversion Consideration to the holders of the Common Units in connection with the Change of Control.

(d)    In the case of a Change of Control pursuant to which Common Units will be converted into cash, securities or other property or assets (including any combination thereof) (“Series C Alternative Conversion Consideration”), each Series C Holder electing to exercise its Series C Change of Control Conversion Right will receive upon conversion of the Series C Preferred Units elected by such holder the kind and amount of such Series C Alternative Conversion Consideration on a per Series C Preferred Unit basis that such Series C Holder would have owned or been entitled to receive upon the Change of Control had such Series C Holder held a number of Common Units equal to the Series C Common Unit Conversion Consideration immediately prior to the effective time of the Change of Control; provided, that, if the holders of Common Units have the opportunity to elect the form of consideration to be received in such Change of Control, the consideration that the Series C Holders electing to exercise their Series C Change of Control Conversion Right will receive will be the form and proportion of the aggregate consideration elected by the holders of Common Units who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of Common Units are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control. No fractional Common Units will be issued upon the conversion of the Series C Preferred Units. Instead, the Partnership shall pay the cash value of such fractional Common Units.

(e)    Notwithstanding anything to the contrary in this Agreement, if prior to the expiration of the Partnership’s redemption right contained in Section 18.5(a)(iii), the Partnership provides notice of its election to redeem Series C Preferred Units pursuant to Section 18.5, Series C Holders shall not have any right to convert the Series C Preferred Units that the Partnership has elected to redeem, and any Series C Preferred Units subsequently selected for redemption that have been tendered for conversion shall be redeemed on the Series C Redemption Date instead of converted on the Series C Change of Control Conversion Date.

(f)    The Partnership shall issue a press release for publication through a news or press organization as is reasonably expected to broadly disseminate the relevant information to the public, or post notice on the website of the Partnership, in any event prior to the opening of business on the first Business Day following any date on which the Partnership (or a third party with its prior written consent) provides the notice described in Section 18.11(b) to the Series C Holders.

(g)    Each Series C Holder electing to exercise its Series C Change of Control Conversion Right will be required prior to the close of business on the third Business Day preceding the Series C Change of Control Conversion Date, to notify the Partnership of the number of Series C Preferred Units to be converted pursuant to the Series C Change of Control Conversion Right and otherwise to comply with any applicable procedures contained in the notice described in Section 18.11(b) or otherwise required by the Depositary for effecting the conversion.

(h)    Upon conversion, the rights of such participating Series C Holder as a holder of the Series C Preferred Units shall cease with respect to such converted Series C Preferred Units, and such Person shall continue to be a Partner and have the rights of a holder of Common Units under this Agreement. Each Series C Preferred Unit shall, upon its Series C Change of Control Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Series C Conversion Common Units.

(i)    The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Series C Conversion Common Units. However, the participating Series C Holder shall pay any tax or duty that may be payable relating to any transfer involving the issuance or delivery of Series C Conversion Common Units in a name other than such Series C Holder’s name. The Transfer Agent may refuse to reflect the notation of book entry (or the issuance of a Certificate) for Common Units being issued in a name other than the Series C Holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties that will be due because the Common Units are to be issued in a name other than the Series C Holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

(j)    The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Series C Conversion Common Units and, if the Common Units are then listed or quoted on a National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Series C Conversion Common Units to the extent permitted or required by the rules of such exchange or market.

(k)    Notwithstanding anything herein to the contrary, nothing herein shall give to any Series C Holder any rights as a creditor in respect of its right to conversion of Series C Preferred Units.

ARTICLE XIX

GENERAL PROVISIONS

SECTION 19.1    Addresses and Notices.

Except as otherwise provided in Section 16.9, Section 17.9 and Section 18.9 in relation to the Preferred Units, any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 19.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

SECTION 19.2    Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

SECTION 19.3    Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

SECTION 19.4    Integration.

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

SECTION 19.5    Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

SECTION 19.6    Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

SECTION 19.7    Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

SECTION 19.8    Applicable Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

SECTION 19.9    Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

SECTION 19.10    Consent of Partners.

Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

[Rest of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

RIVERWALK LOGISTICS, L.P.

By:	NUSTAR GP, LLC, its
General Partner

By:
Name:
Title:

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner.

RIVERWALK LOGISTICS, L.P.

By:	NUSTAR GP, LLC, its
General Partner

By:
Name:
Title:

EXHIBIT A

to the Seventh Amended and

Restated Agreement of Limited Partnership of

NuStar Energy L.P.

Certificate Evidencing Common Units

Representing Limited Partner Interests in

NuStar Energy L.P.

No.	Common Units

In accordance with Section 4.1 of the Seventh Amended and Restated Agreement of Limited Partnership of NuStar Energy L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that                      (the “Holder”) is the registered owner of              Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 19003 IH-10 West, San Antonio, Texas 78257. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	NuStar Energy L.P.

	By:	Riverwalk Logistics, L.P., its General Partner

Countersigned and Registered by:		By: NuStar GP, LLC, its General Partner

By:
as Transfer Agent and Registrar		Name:

By:		By:
Authorized Signature		Secretary

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM –	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT –	as tenants by the entireties	Custodian
(Cust) (Minor)
JT TEN –	as joint tenants with right of survivorship	under Uniform Gifts/Transfers to
	and not as tenants in common	Minors Act
(State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS

in

NUSTAR ENERGY L.P.

FOR VALUE RECEIVED,	hereby assigns, conveys, sells and transfers unto
(Please print or typewrite name identifying and address of Assignee)	(Please insert Social Security or other number of Assignee)

                     Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                      as its attorney-in-fact with full power of substitution to transfer the same on the books of NuStar Energy L.P.

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.
SIGNATURE(S) MUST BE
GUARANTEED BY A MEMBER FIRM		(Signature)
OF THE NATIONAL ASSOCIATION OF
SECURITIES DEALERS, INC. OR BY A		(Signature)
COMMERCIAL BANK OR TRUST COMPANY

SIGNATURE(S) GUARANTEED

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

APPLICATION FOR TRANSFER OF COMMON UNITS

The undersigned (“Assignee”) hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Seventh Amended and Restated Agreement of Limited Partnership of NuStar Energy L.P. (the “Partnership”), as amended, supplemented or restated to the date hereof (the “Partnership Agreement”), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee’s attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee’s admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date:			Signature of Assignee

Social Security or other identifying number of Assignee			Name and Address of Assignee

Purchase Price including commissions, if any

Type of Entity (check one):

☐ Individual	☐ Partnership	☐ Corporation
☐ Trust	☐ Other (specify)

Nationality (check one):

☐ U.S. Citizen, Resident or Domestic Entity

☐ Foreign Corporation ☐ Non-resident Alien

If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder’s interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A.	Individual Interestholder

1.	I am not a non-resident alien for purposes of U.S. income taxation.

2.	My U.S. taxpayer identification number (Social Security Number) is .

3.	My home address is .

B. Partnership, Corporation or Other Interestholder

1.is	not a foreign corporation, foreign partnership, foreign (Name of Interestholder) trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

2.	The interestholder’s U.S. employer identification number is .

3.	The interestholder’s office address and place of incorporation (if applicable) is .

The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Interestholder

Signature and Date

Title (if applicable)

Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee’s knowledge.

EXHIBIT B

to the Seventh Amended and

Restated Agreement of Limited Partnership of

NuStar Energy L.P.

Certificate Evidencing 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units

Representing Limited Partner Interests in

NuStar Energy L.P.

No.	Series A Preferred Units

In accordance with Sections 4.1 and 16.2(b) of the Seventh Amended and Restated Agreement of Limited Partnership of NuStar Energy L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that                      (the “Holder”) is the registered owner of 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (the “Series A Preferred Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of Series A Preferred Units are set forth in, and this Certificate and the Series A Preferred Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 19003 IH-10 West, San Antonio, Texas 78257. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF NUSTAR ENERGY L.P. THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF NUSTAR ENERGY L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE NUSTAR ENERGY L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF NUSTAR ENERGY L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

B-1

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement and accepted all of its terms and conditions, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the power of attorney set forth in Section 2.6 of the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

B-2

EXHIBIT C

to the Seventh Amended and

Restated Agreement of Limited Partnership of

NuStar Energy L.P.

Certificate Evidencing 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual

Preferred Units

Representing Limited Partner Interests in

NuStar Energy L.P.

No.	Series B Preferred Units

In accordance with Sections 4.1 and 17.2(b) of the Seventh Amended and Restated Agreement of Limited Partnership of NuStar Energy L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that                      (the “Holder”) is the registered owner of 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (the “Series B Preferred Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of Series B Preferred Units are set forth in, and this Certificate and the Series B Preferred Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 19003 IH-10 West, San Antonio, Texas 78257. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF NUSTAR ENERGY L.P. THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF NUSTAR ENERGY L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE NUSTAR ENERGY L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF NUSTAR ENERGY L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

C-1

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement and accepted all of its terms and conditions, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the power of attorney set forth in Section 2.6 of the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

C-2

EXHIBIT D

to the Seventh Amended and

Restated Agreement of Limited Partnership of

NuStar Energy L.P.

Certificate Evidencing 9.00% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual

Preferred Units

Representing Limited Partner Interests in

NuStar Energy L.P.

No.	Series C Preferred Units

In accordance with Sections 4.1 and 18.2(b) of the Seventh Amended and Restated Agreement of Limited Partnership of NuStar Energy L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that                      (the “Holder”) is the registered owner of 9.00% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (the “Series C Preferred Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of Series C Preferred Units are set forth in, and this Certificate and the Series C Preferred Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 19003 IH-10 West, San Antonio, Texas 78257. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF NUSTAR ENERGY L.P. THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF NUSTAR ENERGY L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE NUSTAR ENERGY L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF NUSTAR ENERGY L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

D-1

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement and accepted all of its terms and conditions, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the power of attorney set forth in Section 2.6 of the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

D-2

Annex B

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NUSTAR GP, LLC

This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of NuStar GP, LLC (the “Company”) is entered into and executed by NuStar GP Holdings, LLC, a Delaware limited liability company (the “Member”), effective as of                             , 2018 at the Effective Time (as defined in the Merger Agreement (as defined below)). In consideration of the covenants, conditions and agreements contained herein, the Member, who upon the date hereof is the sole Member of the Company having the limited liability company interest in the Company described on Exhibit A attached hereto, hereby determines as follows:

WHEREAS, the Company, the Member, NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), Riverwalk Logistics, L.P., a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), Marshall Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership, and Riverwalk Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Member, entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of February 7, 2018, and the Member now desires to enter into this Agreement to reflect certain matters as required thereby;

NOW, THEREFORE, the Member does hereby amend and restate the First Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 5, 2000, as heretofore amended, to provide, in its entirety, as follows:

1.    FORMATION.

The Company has been formed as a Delaware limited liability company by the filing of a Certificate of Formation (the “Certificate”) on December 7, 1999, under and pursuant to the Delaware Limited Liability Company Act, as amended from time to time (the “Act”).

2.    NAME.

The name of the Company is, and the business of the Company shall be conducted under the name of, “NUSTAR GP, LLC.” The name of the Company may be changed from time to time by amendment of this Agreement and the Certificate. The Company may transact business under an assumed name by filing an assumed name certificate in the manner prescribed by applicable law.

3.    TERM.

The Company commenced its existence on the effective date of the filing of the Certificate and shall continue in existence until it is dissolved and terminated by the affirmative action of the Member or pursuant to the Act.

4.    OFFICE.

The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate, or such other place as the Member may designate in the manner provided by law. The registered agent for service of process at such address shall be the initial registered agent named in the Certificate, or such other person as the Member may designate in the manner provided by law.

5.    PURPOSE.

The purpose and business of the Company shall be to (i) serve as the general partner of the General Partner and (ii) engage in any lawful activity for which limited liability companies may be organized under the Act. The Company, the General Partner and the Partnership are collectively referred to herein as the “Entities.”

6.    MEMBER.

The name and business or mailing address of the Member is:

NuStar GP Holdings, LLC

19003 IH-10 West

San Antonio, TX 78257

7.    MANAGEMENT.

(a)    Powers and Duties. As provided in this Agreement, all management powers over the business and affairs of the Company shall be (i) exclusively vested in a board of directors (the “Board of Directors”) and (ii), subject to the Board of Directors, the officers of the Company (the “Officers”), which Directors and Officers shall collectively constitute “managers” of the Company within the meaning of the Act. Except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board of Directors, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers who shall be agents of the Company.

In addition to the powers that now or hereafter may be granted to managers under the Act and to all other powers granted under any provision of this Agreement, the Board of Directors and the Officers shall have the full power and authority to do all things on such terms as they, in their sole discretion, may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of each of the Entities, on its own behalf and in its capacity as the general partner of the General Partner of the Partnership, including: (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of any of the Entities; (iii) the use of the assets of the Entities (including cash on hand) for any purpose consistent with the terms of this Agreement and the repayment of obligations of any of the Entities; (iv) the negotiation, execution and performance of any contracts, conveyances or other instruments; (v) the distribution of cash of any of the Entities; (vi) with respect to any of the Entities, as applicable, the selection, engagement and dismissal of Officers, employees and agents, outside attorneys, accountants, engineers, consultants and contractors and the determination of their compensation and other terms of employment or hiring; (vii) the maintenance of such insurance for the benefit of any of the Entities, as it deems necessary or appropriate; (viii) the acquisition or disposition of assets by any of the Entities; (ix) the formation of, or acquisition of an interest in, or the contribution of property to, any other entity by any of the Entities; (x) the control of any matters affecting the rights and obligations of any of the Entities, including the commencement, prosecution and defense of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation; and (xi) the indemnification of any person against liabilities and contingencies to the extent permitted by law and this Agreement.

(b)    Adoption of Section 13.4(b) of the Partnership Agreement.

(i)    As of the Effective Time (as defined in the Merger Agreement), the Board of Directors consists of the nine persons listed on Exhibit B attached hereto. The Member and the Company hereby adopt as part of the terms of this Agreement, and agree to be bound by, Section 13.4(b) of the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership (as may be amended from time to time in accordance with its terms, the “Partnership Agreement”) as if such section were set forth in full herein and hereby delegate to the Limited Partners (as defined in the Partnership Agreement) the right to elect the number of Directors constituting the Board of Directors in accordance with Section 13.4(b) of the Partnership Agreement. Such delegation shall not cause any Member to cease to be a member of the Company and shall not constitute a delegation of any other rights, powers, privileges or duties of the Member with respect to the Company. A Director need not be a Member or a Limited Partner.

(ii)    The Limited Partners shall not be deemed to be a Member (as defined herein) or holders of a limited liability company interest in the Company or to be “members,” “managers,” or holders of “limited liability company interests” as such terms are defined in the Act. The exercise by a Limited Partner of the right to elect Directors and any other rights afforded to such Limited Partner hereunder and under Section 13.4(b) of the Partnership Agreement shall be in such Limited Partner’s capacity as a limited partner of the Partnership, and no Limited Partner shall be liable for any debts, obligations or liabilities of the Company by reason of the foregoing.

(iii)    The Member, the Directors and the Company shall use their commercially reasonable best efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of Section 13.4(b) of the Partnership Agreement as adopted in this Section 7(b).

(iv)    If the Company delegates to any individual or corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity (a “Person”) the management powers over the business and affairs of the Partnership provided to the General Partner (as provided in the Partnership Agreement), the foregoing provisions of this Section 7(b) shall be applicable with respect to the board of directors or other governing body of such Person.

(v)    The Board of Directors, without the consent of any other Person, shall have the authority to adopt a resolution for staggered elections of the Directors in the manner set forth in Section 13.4(b) of the Partnership Agreement.

(c)    Voting; Quorum; Required Vote for Action. Unless otherwise required by the Act:

(i)    each member of the Board of Directors shall have one vote;

(ii)    the presence at a meeting of a majority of the members of the Board of Directors shall constitute a quorum at any such meeting for the transaction of business; and

(iii)    the act of a majority of the members of the Board of Directors present at a meeting at which a quorum is present shall be deemed to constitute an act of the Board of Directors.

(d)    Vacancies. In case any vacancy shall occur on the Board of Directors because of death, resignation, retirement, disqualification, removal, an increase in the authorized number of Directors or any other cause, such vacancy may be filled as provided in Section 13.4(b) of the Partnership Agreement.

(e)    Regular Meetings. Regular meetings of the Board of Directors shall be held on such dates and at such times and places, within or without the State of Delaware, as shall from time to time be determined by the Board of Directors, provided that the Board of Directors shall hold at least four regular meetings in each year. In the absence of any such determination, such meetings shall be held at such times and places, within or without the State of Delaware, as shall be designated by the Chairman of the Board of Directors on not less than two calendar days’ advance notice (specifying the time and place of the meeting and the agenda therefor) to each Director, given verbally or in writing either personally, by telephone, by facsimile transmission, by mail or by electronic mail.

(f)    Special Meetings. Special meetings of the Board of Directors shall be held at the call of any Director at such times and places, within or without the State of Delaware, as he or she shall designate, on not less than two calendar days’ advance notice (specifying the time and place of the meeting and the agenda therefor) to each Director, given verbally or in writing either personally, by telephone, by facsimile transmission, by mail or by electronic mail.

(g)    Waiver of Notice. Notice of any regular or special meeting of the Board of Directors, or any committee thereof, need not be given to any member of the Board of Directors or any committee thereof if waived by him or her in writing, whether before or after such meeting is held, or if he or she shall sign the minutes or attend the meeting.

(h)    Manner of Acting. Members of the Board of Directors, or any committee thereof, may participate in any meeting of the Board of Directors or such committee by means of telephone conference or similar communications equipment by means of which all persons participating therein can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all persons serving on the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.

(i)    Compensation. The Member or the Board of Directors may, by a resolution or resolutions, fix, and from time to time change, the compensation of Directors. Each Director shall be entitled to reimbursement from the Company for his or her reasonable expenses incurred in attending meetings of the Board of Directors or any committee thereof.

(j)    Committees. The Member or the Board of Directors may, by resolution, designate one or more committees, each committee to consist of two or more members of the Board of Directors, which to the extent provided in said resolution or resolutions shall have and may exercise the powers and authority of the Board of Directors as provided in Section 7(a).

(k)    Audit Committee. The Board of Directors shall establish an Audit Committee, which shall be comprised of three independent directors, who are not employees or affiliates of the Entities. The Audit Committee shall perform such functions and have such powers as required or contemplated by the rules of the New York Stock Exchange and the Securities and Exchange Commission.

(l)    Committee Procedure. Except as otherwise provided herein, each committee established pursuant to this Agreement shall adopt its own rules governing the time, place and method of holding its meetings and the conduct of its proceedings and shall meet as provided by such rules or by resolution adopted by the Member or the Board of Directors. Unless otherwise provided by any such rules or resolutions, notice of the time and place of each meeting shall be given to each member of such committee as provided herein with respect to notices of special meetings of the Board of Directors. Each committee shall keep regular minutes of its proceedings and report the same to the Board of Directors and to the Member when required.

8.    RESTRICTIONS ON THE BOARD OF DIRECTORS’ AUTHORITY.

The Board of Directors may not take any action in contravention of this Agreement, including: (i) any act that would make it impossible to carry on the ordinary business of any of the Entities, except as otherwise provided in this Agreement; (ii) possessing property of any of the Entities, or assigning any rights in specific property of any of the Entities, for other than a purpose related to one or more Entities; or (iii) amending or modifying this Agreement in any manner, except as otherwise provided in this Agreement. Except as otherwise specifically provided in this Agreement or by resolution approved by not less than a majority of the Board of Directors, (i) no Director or group of Directors shall have any actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, any of the Entities, nor take any action in the name of or on behalf of the Entities or conduct any business of the Entities other than by action of the Board of Directors taken in accordance with the provisions of this Agreement, and (ii) no Director shall have the power or authority to delegate to any Person such Director’s rights and powers as Director to manage the business and affairs of the Entities.

9.    OFFICERS.

(a)    Generally. The Member or the Board of Directors, as set forth below, shall appoint agents of the Company, referred to as “Officers” of the Company. Unless provided otherwise by resolution of the Board of Directors, the Officers shall have the titles, power, authority and duties described below in this Section 9.

(b)    Titles and Number. The Officers of the Company shall be the Chief Executive Officer, the President, any and all Vice Presidents, the Secretary and any Treasurer, and any and all Assistant Secretaries and Assistant Treasurers. There shall be appointed from time to time, in accordance with Section 9(c) below, such Vice Presidents, Secretaries, Assistant Secretaries, Treasurers and Assistant Treasurers as the Board of Directors may desire. Any person may hold two or more offices.

(c)    Appointment and Term of Office. The Officers shall be appointed by the Board of Directors at such time and for such term as the Board of Directors shall determine. Any Officer may be removed, with or without cause, only by the Board of Directors. Vacancies in any office may be filled only by the Board of Directors.

(d)    Election of Officers, Qualification and Term. The Officers shall be appointed annually or at such other interval as the Board of Directors shall determine. Each such Officer shall hold office until a successor shall have been duly appointed by the Board of Directors and shall have qualified in his or her stead unless the Member shall have provided otherwise in any particular case, or until such Officer shall have resigned and his or her resignation shall have become effective, or until such Officer shall have been removed in the manner hereinafter provided.

(e)    Removal. Except as otherwise expressly provided in a contract duly authorized by the Board of Directors, any Officer may be removed, either with or without cause, at any time by resolution adopted by the Board of Directors.

(f)    Resignations. Any Officer may resign at any time by giving written notice to the Board of Directors. Such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(g)    Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause may be filled for the unexpired portion of the term by election by the Board of Directors.

(h)    Salaries. The salaries of all Officers shall be fixed by the Board of Directors from time to time, and no officer shall be prevented from receiving such salary by reason of the fact that he or she is also a Director of the Company.

(i)    Chairman and Vice Chairman of the Board of Directors. The Chairman of the Board of Directors shall preside at all meetings of the members and of the Board of Directors. Except where by law the signature of the Chief Executive Officer and President is required, the Chairman of the Board of Directors shall possess the same power as the Chief Executive Officer and President to sign all contracts, certificates and other instruments of the Company which may be authorized by the Board of Directors. During the absence or disability of the Chief Executive Officer and President, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the Chief Executive Officer and President and any Chief Operating Officer. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by this Agreement or by the Board of Directors. The Vice Chairman of the Board of Directors, if any, shall, during the absence or disability of the Chairman of the Board of Directors, have the powers and perform the duties of the Chairman of the Board of Directors and shall also perform such other duties and may exercise such other powers as from time to tome may be assigned to him by the Board of Directors. Notwithstanding anything in this Agreement to the contrary, the Chairman of the Board of Directors and any Vice Chairman of the Board of Directors may only be removed from such offices (but not as directors) by an affirmative vote of the majority of the entire Board of Directors.

(j)    Chief Executive Officer and President. The Chief Executive Officer and President shall, subject to the control of the Board of Directors and the Chairman of the Board of Directors (or during his absence or disability, any Vice Chairman of the Board of Directors), have general supervision of the business and affairs of the Company and shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall possess the power to execute all bonds, mortgages, contracts and other instruments of the Company requiring a seal, under the seal of the Company, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Company may sign and execute documents when so authorized by this Agreement, the Board of Directors or the Chief Executive Officer and President. In the absence or disability of both the Chairman of the Board of Directors and any Vice Chairman of the Board of Directors, the Chief Executive Officer and President shall preside at all meetings of the members and the Board of Directors. The Chief Executive Officer and President shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by this Agreement or by the Board of Directors and, notwithstanding any other provision of this Agreement, the Chief Executive Officer and President may appoint officers of the Company pursuant to and in accordance with authority granted to him from time to time by the Board of Directors.

(k)    Chief Accounting and Financial Officer. The Chief Accounting and Financial Officer or Officers shall, subject to the control of the Board of Directors, the Chairman of the Board of Directors (or during his absence or disability, any Vice Chairman of the Board of Directors), and the Chief Executive Officer and President, have general supervision of the financial and accounting affairs of the Company. He (or they) shall possess the power to enter into long and short-term credit and financing arrangements on behalf of the Company, contracts of guaranty, letters of credit, derivatives, contracts with auditors, and such other similar arrangements on behalf of the Company as he (or they) may deem advisable, all within the Company’s parent’s general limits of authority.

(l)    Vice Presidents. At the request of the Chief Executive Officer and President or in his absence or in the event of his inability or refusal to act (and only in the absence of the Chairman of the Board of Directors and any Vice Chairman of the Board of Directors who would otherwise have the powers and perform the duties of the Chief Executive Officer and President), the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the Chief Executive Officer and President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer and President. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Chairman of the Board of Directors, no Vice Chairman of the Board of Directors, and no Vice President, the Board of Directors shall designate the officer of the Company who, in the absence of the Chief Executive Officer and President or in the event of the inability or refusal of the Chief Executive Officer and President to act, shall perform the duties of the Chief Executive Officer and President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer and President.

(m)    Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of members and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary or a designee shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the members and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision he shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the members and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Company and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Company and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

(n)    Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Company as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Company. If required by the Board of Directors, the Treasurer shall give the Company a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Company, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Company.

(o)    Assistant Secretaries. Except as may be otherwise provided in this Agreement, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer and President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

(p)    Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer and President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Company a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and of the restoration to the Company, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Company.

(q)    Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Company the power to choose such other officers and to prescribe their respective duties and powers.

(r)    Powers of Attorney. The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

(s)    Delegation of Authority. Unless otherwise provided by resolution of the Board of Directors, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.

10.    CAPITAL CONTRIBUTION.

The Member or its predecessor in interest has previously made capital contributions to the Company.

11.    ADDITIONAL CONTRIBUTIONS.

The Member is not required to make any additional capital contributions to the Company.

12.    ALLOCATION OF PROFITS AND LOSSES.

The Company’s profits and losses shall be allocated one hundred percent (100%) to the Member.

13.    DISTRIBUTIONS.

Distributions shall be made one hundred percent (100%) to the Member at the times and in the aggregate amounts determined by the Member.

14.    GOVERNING LAW.

This Agreement shall be governed by, and construed under, the internal laws of the State of Delaware, without regard to principles of conflicts of laws, with all rights and remedies being governed by said laws.

15.    INDEMNIFICATION.

(a)    Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (“Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent permitted or required by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgements, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 15(c) with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company.

(b)    Right to Advancement of Expenses. The right to indemnification conferred in this Section 15(b) shall include the right to be advanced by the Company the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Act so requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 15(b) or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 15(a) and 15(b) shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

(c)    Right of Indemnitee to Bring Suit. If a claim under Section 15(a) or 15(b) is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Act. Neither the failure of the Company (including its Board of Directors, independent legal counsel or its Member) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or its Member) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. If any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 15 or otherwise shall be on the Company.

(d)    Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section 15 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Agreement, vote of members or disinterested directors or otherwise.

(e)    Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Act.

(f)    Indemnification of Employees and Agents of the Company. The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Section 15 with respect to the indemnification and advancement of expenses of directors and officers of the Company.

(g)    No Amendment, Modification or Repeal. No amendment, modification or repeal of this Section 15 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company or the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 15 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(h)    Ordering of Liability. To the maximum extent permitted by law, as between the Company, on the one hand, and the General Partner and the Partnership or its subsidiaries (the “Other Parties”) on the other hand, this Section 15 shall be interpreted to reflect an ordering of liability for potentially overlapping or duplicative indemnification or advance of expenses payments, with the Other Parties having primary liability and the Company having only secondary liability. The possibility that an Indemnitee may receive indemnification or advancement of expenses payments from the Other Parties shall not restrict the Company from making payments under this Section 15 to an Indemnitee that is otherwise eligible for such payments, but such payments by the Company are not intended to relieve the Other Parties thereof from any liability that they would otherwise have to make indemnification and advance payments to such Indemnitee and, if an Indemnitee that has received indemnification or advancement payments from the Company actually receives duplicative payments from the Other Parties (including from any insurance policy maintained by such Other Parties), such Indemnitee shall repay the Company to the extent of such duplicative payments.

16.    CONSTRUCTION.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to sections refer to sections of this Agreement, unless otherwise indicated; and (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

17.    AMENDMENT.

Subject to Section 15, this Agreement may be amended or restated only by a written instrument executed by the Member.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the day and year first above written.

Member:

NUSTAR GP HOLDINGS, LLC

By:
Name:	Amy L. Perry
Title:	Senior Vice President, General
Counsel—Corporate &
Commercial Law and Corporate
Secretary

Signature Page to

the Second Amended and Restated Limited Liability Company Agreement of

NuStar GP, LLC

EXHIBIT A

INTEREST

Member	Interest
NuStar GP Holdings, LLC 19003 IH-10 West San Antonio, TX 78257	100%

EXHIBIT B

William E. Greehey

Bradley C. Barron

J. Dan Bates

Dan J. Hill

Robert J. Munch

W. Grady Rosier

William B. Burnett

Fully Clingman

Jelynne LeBlanc-Burley